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SCHEDULE 14A

(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
CIBER, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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	(2)	Form, Schedule or Registration Statement No.:
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5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111

March 26, 2004
To our Stockholders:

        You are cordially invited to attend the Annual Meeting of Stockholders of CIBER, Inc. Our Annual Meeting will be held on Tuesday, April 27, 2004 at 9:30 a.m. Mountain Daylight Time in the Second Floor Conference Room of CIBER's corporate headquarters located at 5251 DTC Parkway, Greenwood Village, Colorado 80111.

        The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the actions we expect to take at this Annual Meeting.

        Included with the Proxy Statement are excerpts from our Annual Report on Form 10-K for the year ended December 31, 2003. We encourage you to read the excerpts from our Form 10-K, which include our audited financial statements, as well as Management's Discussion and Analysis of and information about our operations, markets, risks and services.

        Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Your vote is particularly important this year. New rules adopted by the New York Stock Exchange prohibit brokers from voting shares in brokerage accounts on the adoption of the CIBER, Inc. 2004 Incentive Plan (Proposal No. 2) and the amendment to the CIBER, Inc. Employee Stock Purchase Plan (Proposal No. 3), unless instructions have been received from the beneficial owners of the shares. This means that your shares will not be voted at all if you fail to complete your proxy or vote. Please make sure your vote counts. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope or vote electronically via the Internet or telephone. See "Voting Via the Internet or By Telephone" in the Proxy Statement for more details. Returning the Proxy or voting telephonically or electronically does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting. If you are unable to attend the meeting in person, we invite you to attend the audio web cast and vote your shares online before the close of voting by going to http://www.ciber.com/cbr/annualmeeting.

        We look forward to seeing you at the Annual Meeting.

Sincerely,

Bobby G. Stevenson
 Chairman of the Board

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, Colorado 80111

NOTICE OF THE 2004 ANNUAL MEETING OF STOCKHOLDERS

NOTICE TO THE STOCKHOLDERS OF COMMON STOCK OF CIBER, INC.

        The 2004 Annual Meeting of Stockholders of CIBER, Inc., a Delaware corporation, will be held on Tuesday, April 27, 2004 at 9:30 a.m. Mountain Daylight Time in the Second Floor Conference Room of CIBER's corporate headquarters located at 5251 DTC Parkway, Greenwood Village, Colorado 80111 for the purposes stated below. These items of business are fully described in the attached Proxy Statement. In addition to a physical meeting, this Annual Meeting will also be available via audio web cast.

  1.
  To elect three (3) Class I Directors to serve for a term of three years.

  2.
  To adopt the CIBER, Inc. 2004 Incentive Plan (the "2004 Plan") to replace (1) the CIBER, Inc. Equity Incentive Plan, which expired on January 31, 2004; (2) the CIBER, Inc. Non-Employee Director Stock Option Plan, which expired on January 31, 2004 and (3) the Non-Employee Director Compensation Plan, which has no expiration date. And, as part of this proposal, to authorize 5,000,000 shares of Common Stock for issuance under the plan.

  3.
  To amend the CIBER, Inc. Employee Stock Purchase Plan (the "ESP Plan") to increase the number of shares of Common Stock authorized for issuance under the plan from a total of 6,750,000 to 8,750,000 shares, or 2,000,000 shares.

  4.
  To transact any other business that may properly come before the Meeting, or any adjournment or postponement of the Meeting.

        The Board of Directors of the Company fixed the close of business on March 8, 2004 as the Record Date for determining those stockholders who are entitled to receive notice of and to vote at the Meeting, or any adjournment or postponement of the Meeting. Only stockholders of the Company's Common Stock at the close of business on March 8, 2004 will receive notice of the Meeting and voting materials. A list of stockholders entitled to vote at the Meeting will be available for examination for a period ten days before the meeting both in person at the Company's corporate offices and electronically, and during the Meeting, both electronically and in person. Stockholders may examine the list for purposes related to the Meeting. Instructions for viewing the stockholder list appear in the Proxy Statement.

        You are cordially invited to join us, either in person or via audio web cast, at CIBER's 2004 Annual Meeting.

By order of the Board of Directors,

Mac J. Slingerlend
President, Chief Executive Officer and Secretary
Greenwood Village, Colorado
March 26, 2004

Please Vote!—Your Vote Is Important

        Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying Proxy in the postage paid envelope or vote electronically via the Internet or by telephone.

CIBER, Inc.

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
APRIL 27, 2004

ANNUAL MEETING INFORMATION

        This Proxy Statement and the accompanying Proxy are sent to you on behalf of the Board of Directors of CIBER, Inc., a Delaware corporation (the "Company," "we" or "us") in connection with the solicitation of Proxies for use at the Company's 2004 Annual Meeting of Stockholders (the "Annual Meeting" or "Meeting"). This Proxy Statement describes proposals to be presented for Stockholder approval at the Annual Meeting, or any adjournments or postponements of the Meeting. The enclosed Proxy is your ballot (the "Proxy"), which you will use to record your vote on each of the proposals. This Proxy Statement and the accompanying Proxy are first being mailed or sent via electronic communication to stockholders of record of CIBER's Common Stock, $.01 par value per share (the "Common Stock"), on or about March 26, 2004.

Attend the 2004 Annual Meeting in person or via the Internet.	The Annual Meeting of Stockholders will be held on April 27, 2004 at 9:30 a.m. MDT at 5251 DTC Parkway, 2nd Floor, Greenwood Village, Colorado 80111, and via the Internet at www.ciber.com/cbr/annualmeeting. The Board and Management of CIBER encourage you to attend the Annual Meeting, either in person or electronically.
Register to Participate In The Electronic Meeting.
Log on to www.ciber.com/cbr/annualmeeting at least fifteen (15) minutes prior to the start of the Meeting. You will find detailed instructions in accompanying materials.
 Ask Questions: Questions that would be appropriate to raise in person and that relate to the purpose of the Meeting will be accepted via email from Thursday, April 22, 2004 until the floor is closed to questions during the Meeting. To submit questions, access the Annual Meeting web site and select "Questions."
Vote: Stockholders who attend the Annual Meeting via the Internet may electronically submit a vote or change or revoke a prior vote until the polls are officially closed. See page 2, Casting Your Vote, for details.
List of Stockholders.
A list of Stockholders entitled to vote at the Annual Meeting (the "List") will be available for inspection by Stockholders for purposes related to the Annual Meeting. The List will be available for inspection in both paper and electronic format for a period of ten (10) days prior to the Annual Meeting and throughout the time that the Annual Meeting is in session. The Company has taken reasonable steps to ensure that information contained in the List will be made available only to eligible Stockholders. To examine the List, please telephone the Company's Investor Relations Department (303-267-3831) and ask to speak with Mr. Douglas Eisenbrandt. Upon verification that you are entitled to examine the List, you will be scheduled for an appointment to review the List at the Company's corporate office or provided with a login, password and instructions to enter a secure web site link.

AGENDA

Stockholders are asked to consider and to vote upon the following proposals:

Proposal No. 1 See page 6	To elect three (3) Class I Directors to serve as members of the Board of Directors until the 2007 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.
Proposal No. 2 See page 29
To adopt the CIBER, Inc. 2004 Incentive Plan (the "2004 Plan") to replace (1) the CIBER, Inc. Equity Incentive Plan, which expired on January 31, 2004; (2) the CIBER, Inc. Non-Employee Director Stock Option Plan, which expired on January 31, 2004 and (3) the Non-Employee Director Stock Compensation Plan, which has no expiration date. And, as part of this proposal, to authorize 5,000,000 shares of Common Stock for issuance under the plan.
Proposal No. 3 See page 35
To amend the CIBER, Inc. Employee Stock Purchase Plan (the "ESP Plan") to increase the number of shares of Common Stock authorized for issuance under the plan from a total of 6,750,000 to 8,750,000 shares, or 2,000,000 shares.
Other Business	To consider other business that may properly come before the Annual Meeting.

To date, the Company is not aware of any other business to be presented for consideration at the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons designated as agents in the enclosed Proxy will vote on those matters in accordance with their best judgment and consistent with present Company policies.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Your Proxy is solicited by the Board of Directors of the Company.

Record Date.	Only Stockholders of the Company's Common Stock, $.01 par value, at the close of business on March 8, 2004 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 60,190,409 shares of Common Stock outstanding.
Casting Your Vote.
For each proposal, Stockholders are entitled to cast one vote for each share of Common Stock held on the Record Date. Shares of Common Stock may not be voted cumulatively. You may cast your vote by any of the methods listed below. Please refer to the detailed instructions included with your Proxy for submission deadlines and step-by-step instructions.
	•	Vote by Mail. Complete, date and sign your Proxy. Mail it in the pre-paid envelope provided so that it reaches us before the deadline specified on the Proxy.
•
Vote by Telephone. Call the toll free telephone number provided with your Proxy and, with the Proxy card in hand, follow the instructions. The deadline for telephone voting is 11:59 p.m. Eastern Daylight Time on April 26, 2004.
•
Vote by Internet. Use your computer to access the website listed on the voting form and, with the Proxy card in hand, record your vote. The deadline for Internet voting is 11:59 p.m. Eastern Daylight Time on April 26, 2004.
•
Vote in person at the Annual Meeting, complete, date and sign the accompanying Proxy or a blank Proxy that will be available at the door. A Proxy cast at the Annual Meeting will automatically revoke a prior Proxy.
•
Vote by Internet during the Annual Meeting. You may vote electronically during the Annual Meeting, prior to the announcement that the polls are closed. To vote electronically during the Annual Meeting: (1) log on to www.ciber.com/cbr/annualmeeting and, with the Proxy card in hand, register to enter the Annual Meeting web site; (2) select the "Vote" button and complete the questions that verify your eligibility to vote; and (3) characterize the nature of your vote (i.e., first vote, withdrawal of prior vote, etc.).
Quorum and Election.	ADP Investor Communication Services has been selected to tabulate the votes and act as Inspector of Elections.

Quorum. The Company's bylaws provide that the presence, in person or by Proxy, of the holders of not less than a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum to conduct business at an Annual Meeting. Since attendance in person is historically low, a quorum can only be achieved by Stockholder participation by Proxy. Please complete your Proxy and return it promptly.
Election. Delaware law provides the following:
•
Election of Directors. Directors shall be elected by a plurality of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the election of Directors. A director wins by "plurality" when he or she receives more than one-half (1/2) the total number of votes cast for all of the competitors combined.
•
Matters other than the Election of Directors. In all matters to be presented at the Annual Meeting other than the election of directors, the affirmative vote of a majority of shares present in person or by Proxy at the Annual Meeting and entitled to vote on the subject matter shall be the act of the stockholders.
Tabulation of your Proxy.	The Inspector of Elections will tabulate your Proxy as follows:
	•	All shares represented by a properly executed Proxy will be voted at the Annual Meeting in accordance with your instructions, unless you have taken steps to revoke or withdraw your Proxy.
	•	Shares that are voted WITHHOLD or ABSTAIN will be counted as "present" for quorum purposes, but will have the same effect as voting against a proposal.
•
"Broker non-votes" are Proxies for shares held in record name by brokers or nominees, for which (i) instructions have not been received from the beneficial owner or person entitled to vote and (ii) the broker or nominee does not have discretionary voting power under applicable national securities exchange rules or the instrument under which it serves in such capacity. Broker non-votes are counted as "present" for quorum purposes, but they are treated as not entitled to vote on the matter. Therefore, broker non-votes are not counted for purposes of determining whether Proposals No. 1, No 2 and No. 3 have been approved.

Under the rules of the New York Stock Exchange ("NYSE"), on certain routine matters, brokers may, in their discretion, vote the shares they hold in "street name" on behalf of the beneficial owners who have not returned voting instructions to the brokers. Routine matters include the election of directors (Proposal No. 1). New NYSE rules prohibit brokers from voting on the adoption of the CIBER, Inc. 2004 Incentive Plan (Proposal No. 2) and the amendment to the CIBER, Inc. Employee Stock Purchase Plan (Proposal No. 3), unless instructions have been received from the beneficial owner of the shares.
•
If you sign and date your Proxy but do not provide instructions, your shares will be voted FOR ALL Board of Directors' nominees for Class I director (Proposal No. 1); FOR the CIBER, Inc., 2004 Incentive Plan (Proposal No. 2) and FOR the amendment to the CIBER, Inc. Employee Stock Purchase Plan (Proposal No. 3).
•
In addition to executing your voting instructions, the persons named in the Proxy will have discretionary authority to vote all Proxies with respect to additional matters that may be properly presented for action at the Annual Meeting. The Company is not aware of any other business to be presented at the Annual Meeting.
You May Revoke or Change Your Proxy.	At any time prior to final tabulation of the votes on April 27, 2004, you may change your vote or revoke your Proxy by following one of the procedures set forth below:
•
Deliver a letter, signed and in writing, to the Secretary of the Company stating your desire to revoke your Proxy. The letter must be dated later than the date stated on the Proxy you wish to revoke. Address the letter to CIBER, Inc. Corporate Secretary, 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111.
•
Deliver a Proxy bearing a date later than the Proxy you wish to revoke to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717. You may use any available voting method to deliver your new Proxy, but the new Proxy must be received by ADP before the deadline for mail, telephone or internet voting.
•
Attend Annual Meeting via the Internet and submit your vote prior to the close of the polls. Follow the instructions for voting online during the Annual Meeting, which are in the Voting section of this Proxy Statement. Please note, attending the electronic Meeting will not, absent specific instructions from you, revoke or alter your Proxy.
	•	Attend the Annual Meeting in person, inform the Corporate Secretary that you wish to revoke a prior Proxy, and submit a new Proxy before the close of the polls.
Proxies of Executive Officers and Directors.
As a group, the executive officers and directors of the Company own or may be deemed to control approximately 15.4% of the outstanding shares of Common Stock of the Company. Each of the executive officers and directors has indicated his intent to vote all shares of Common Stock owned or controlled by him FOR ALL of the candidates nominated by the Board to fill Class I director positions described in this Proxy Statement; FOR adoption of the CIBER, Inc. 2004 Incentive Plan and FOR adoption of the amendment to the CIBER, Inc. Employee Stock Purchase Plan. Please refer to the table entitled Security Ownership of Certain Beneficial Owners and Management located on page 20 for additional information.
Persons Making This Proxy Solicitation.
This Proxy Solicitation is made by and on behalf of the Board of Directors. The proposals described in this Proxy Statement were unanimously approved and authorized for Stockholder consideration by the Board of Directors of CIBER. To date, no director has retracted his support for any proposal appearing on the agenda or notified the Company of his intention to oppose the same.

Solicitation of Proxies for use at the Annual Meeting may be made by regular mail, by e-mail or in person by directors, officers and regular employees of the Company. These individuals will receive no additional compensation for any solicitation activities. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to those beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to beneficial owners. The Company will bear the entire cost of solicitation of Proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional information furnished to stockholders.

DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING

        Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual stockholder meetings. To have your proposal included in the Company's Proxy Statement and form of Proxy and to properly bring your proposal before an annual meeting, (1) you must be eligible to make the proposal; (2) your proposal must be appropriate for stockholder action at an annual meeting; and (3) your proposal must be presented in writing and received by the Secretary of the Company at its principal executive offices not less than 120 calendar days before the Company's proxy statement is released to stockholders in connection with the previous year's annual meeting (March 26, 2004). Proposals submitted after November 27, 2004 will be considered untimely and will not be eligible for inclusion in the Proxy Statement and on the form of Proxy for the 2005 annual meeting. All proposals must conform to the procedures established by the Securities and Exchange Commission in Section 14a-8 of the Securities Act of 1934, as amended. The persons named in the Company's Proxy will have discretionary authority to vote all Proxies with respect to any untimely proposals. Stockholder notices regarding proposals must be received no later than the deadline set forth above and contain the specific information required by the Company's bylaws. Stockholders will be furnished a copy of CIBER's bylaws, without charge, upon written request to the Corporate Secretary. Please address stockholder proposals to: Corporate Secretary, CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111.

PROPOSAL No. 1—ELECTION OF DIRECTORS

Background.	Each year at the Company's Annual Meeting of Stockholders, directors constituting approximately one-third of the Board are elected for a three-year term or until a successor is duly elected and qualified. The terms of current directors Mr. Bobby G. Stevenson, who was elected by stockholders in 2001 to fill the Class I position, and James C. Spira and Peter H. Cheesbrough, who were unanimously elected by the Board to fill vacant positions on May 7, 2002 and November 18, 2002, respectively, will expire at this 2004 Annual Meeting. The terms of the Class II Directors, Mr. Mac J. Slingerlend and Mr. James A. Rutherford will expire in 2005. The terms of the Class III Directors, Mr. Archibald J. McGill and Mr. George A. Sissel, will expire in 2006.

Pursuant to the Company's bylaws, vacancies on the Board may be filled by the affirmative vote of a majority of the remaining directors then in office. A director elected to fill a vacancy, including a vacancy created by an increase in the Board, serves for the remainder of the full term of the new directorship or of the class of directors in which the vacancy occurred. If the number of directors has changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.
Description of Proposal No. 1.
Proposal No. 1 asks you to elect three (3) individuals to serve as Class I directors for the ensuing three-year term, to expire in 2007, or until a successor is elected and qualified. The Nominating/Corporate Governance Committee, with the approval of the non-incumbent members of the Board, has nominated for re-election, and the Board presents for your consideration, Mr. Bobby G. Stevenson, Mr. James C. Spira and Mr. Peter H. Cheesbrough (the "Director Nominees").
The Company has received no stockholder proposal or nomination of any other person to stand for election as Class I Director, timely or otherwise.

TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS

        The text of Proposal No. 1, as you will see it printed on your Proxy is as follows: "To elect the following nominees for Class I Director: Mr. Bobby G. Stevenson, Mr. James A. Spira and Mr. Peter H. Cheesbrough."

        Shares represented by Proxies that are not marked to "WITHHOLD ALL" authority to vote for all Director Nominees, or "FOR ALL EXCEPT" a specified individual that you must name, will be voted FOR the election of the Director Nominees. Should any of the Director Nominees become unavailable or unwilling to serve as director, persons named in the Proxy intend to cast votes for which they hold Proxies in favor of the election of such other person as the Board may designate. The Board knows of no reason why Mr. Stevenson, Mr. Spira or Mr. Cheesbrough would be unable or unwilling to serve on the Board. Biographical information about each Director Nominee and each of the other directors is located on pages 8-11 of this Proxy Statement in the section entitled, "Directors and Executive Officers."

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" OF THE NOMINEES

DIRECTORS AND EXECUTIVE OFFICERS

        The following table sets forth the Company's directors and executive officers, their ages, positions currently held with the Company, the year elected as director or appointed as officer and class of directorship. Directors are elected to serve three year terms, or until a successor is elected and qualified. Executive officers serve at the pleasure of the Board for a term of one year, renewable annually. For information about the ownership of the Company's voting securities held by each director, director nominee or executive officer, see "Securities Ownership of Certain Beneficial Owners and Management." Information about director nominees is indicated by an asterisk (*) in the table below and in the narrative following the table.

Name	Age	Position	Served as Officer or Director Since	Class (Term Exp.)
Bobby G. Stevenson*	61	Chairman of the Board and Founder	1974	Class I (2004)
Mac J. Slingerlend	56	Chief Executive Officer, President, Secretary and Director	1989	Class II (2005)
Edward Longo	60	Chief Operating Officer, Executive Vice President	2002	—
David G. Durham	42	Chief Financial Officer, Senior Vice President and Treasurer	1995	—
Joseph A. Mancuso	57	Senior Vice President, President— Commercial Practice, Custom Solutions Division	1994	—
William R. Wheeler	44	Senior Vice President, President— CIBER Enterprise Solutions Practice	1998	—
James A. Rutherford	58	Director	1994	Class II (2005)
Archibald J. McGill	72	Director	1998	Class III (2006)
James C. Spira*	61	Director	1994-98 and 2002	Class I (2004)
George A. Sissel	67	Director	2002	Class III (2006)
Peter H. Cheesbrough*	52	Director	2002	Class I (2004)
*Bobby G. Stevenson	Mr. Stevenson is Chairman of the Board of Directors, a Class I Director and one of the founders of the Company. Mr. Stevenson has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class I vacancies. Mr. Stevenson served as Vice President in charge of recruiting and management of the technical staff from 1974 until November 1977 when he became Chief Executive Officer. As Chief Executive Officer from 1977 to 1998, he was responsible for all operations of the Company. Mr. Stevenson has been a member of the Board of Directors of the Company since its inception.
Mac J. Slingerlend
Mr. Slingerlend is a Class II Director and serves the Company as President, Chief Executive Officer and Secretary. Mr. Slingerlend joined the Company in January 1989 as Executive Vice President and Chief Financial Officer and was first elected as a director in 1994. He was promoted to President and Chief Operating Officer in 1996, elected Chief Executive Officer in March 1998 and Secretary in August 1998. Prior to joining the Company, Mr. Slingerlend spent 15 years in the banking industry, primarily as a commercial lender, and five years in corporate financial positions in the cable television and hospitality industries.
Edward Longo
Mr. Longo joined the Company May 7, 2002. Serving as Executive Vice President and Chief Operating Officer, he is responsible for all of CIBER's domestic operations, including our Custom Solutions and CIBER Enterprise Solutions Divisions. From October 2000 until he joined CIBER, Mr. Longo was President and Chief Operating Officer of Decision Consultants, Inc., a Michigan corporation, acquired by CIBER as of May 6, 2002. Mr. Longo served as President and Chief Operating Officer of Renaissance Worldwide, Inc. from July 1999 to October 2000, and served from 1979 to 1999 in varying capacities with Keane, Inc., which culminated in service as Senior Vice President of Operations. During his tenure at Keane, Mr. Longo rose to become responsible for all custom outsourcing and staffing solutions.
David G. Durham
Mr. Durham joined the Company in May 1995. He was promoted to the office of Chief Financial Officer and Treasurer in January 2001. Previously, as Senior Vice President, Mr. Durham was responsible for various financial and operating tasks within the Company and also served as Chief Financial Officer of Waterstone, Inc., a CIBER subsidiary. Prior to joining the Company, Mr. Durham served as Vice President and Chief Financial Officer of Spencer & Spencer Systems, Inc. of St. Louis, Missouri, which was acquired by CIBER in 1995.
Joseph A. Mancuso
Mr. Mancuso serves the Company as Senior Vice President and President of the Commercial Practice of the Company's Custom Solutions Division. From March 2000 until May 2002, he served the Company as Chief Operating Officer, while also serving as Senior Vice President responsible for the Company's branch office operations, a position held since July 1999. From March 1998 to July 1999, Mr. Mancuso was Regional Vice President in charge of Eastern operations from 1996 to 1998. Mr. Mancuso joined the Company when it acquired CPU, Inc. in 1994, where he served as Regional Vice President in charge of Southeast branch operations from 1994 to 1996.
William R. Wheeler
Mr. Wheeler was promoted to President of the CIBER Enterprise Solutions Practice in March 2003, where his duties include supervision of sales and operations for the Oracle, PeopleSoft, SAP, Lawson, Supply Chain and Technology Solutions practices in North America and the United Kingdom. He was elected Senior Vice President in May 2002 and had served as Senior Vice President of this Practice from July 2001 until March 2003. In April 2000, Mr. Wheeler was appointed Executive Vice President and Chief Operating Officer of DigiTerra, Inc., a newly created subsidiary of the Company. Prior to his move to DigiTerra, Mr. Wheeler served the Company as Regional Vice President and Senior Vice President of Sales and Marketing. Mr. Wheeler joined the Company in June 1995 upon the acquisition of Business Information Technology, Inc.
James A. Rutherford
Mr. Rutherford is a Class II Director and has been a director of the Company since February 1994. He is currently a managing director of Wingset Investments Ltd. and Rigger & Stern Capital Management, LLC, private venture capital management companies located in the Columbus, Ohio area. Prior to forming Wingset, Inc. in 1995, Mr. Rutherford was one of the founders of Goal Systems International, Inc. where he served in various executive positions, including Chief Executive Officer, and as a director from its incorporation in 1977 until its sale in 1992. Mr. Rutherford is also a director of several private corporations.
Archibald J. McGill
Mr. McGill has been a Class III director since September 1998. Mr. McGill has served in executive capacities at IBM and AT&T and was President of Rothschild Venture Capital. He is on the board of directors of several small high-technology companies. From 1985 to the present, Mr. McGill has been the President of Chardonnay, Inc., a venture capital investment company.
*James C. Spira
Effective March 7, 2002, Mr. Spira accepted the invitation of the Board to become a Class I Director and he has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class I vacancies. Mr. Spira served as a director of the Company from September 1994 until October 1998. Mr. Spira currently serves as the non-executive Chairman of the Board of Brulant, Inc., a Cleveland, Ohio area privately held information services company. He has been a director of Brulant since 1997 and assumed the Chairmanship of the Board in September, 2003. Mr. Spira served as President and Chief Operating Officer of American Greetings Corporation from 2001 until his retirement in July, 2003. From 1995 to 2001, he was managing partner of Diamond Technology Partners, Inc., a Chicago, Illinois-based management consulting firm providing program management services to design and deploy technology-enabled business strategies. Prior to that time, Mr. Spira was co-founder, President and Chief Executive Officer of Cleveland Consulting Associates, an operations and systems management consulting firm doing business with multi-national companies from 1974 to 1991.
George A. Sissel
Mr. Sissel is a Class III Director. Mr. Sissel became a director of the Company on May 9, 2002. He is the former Chairman and Chief Executive Officer of Ball Corporation, and continues to serve as a director. Mr. Sissel joined Ball Corporation in 1970, assumed the positions of President and CEO in 1994 and Chairman of the Board in 1996. Mr. Sissel also serves on the board of the First Merchants Corporation. He chairs the Advisory Board of the College of Engineering and Applied Sciences, University of Colorado at Boulder. He also serves on the Colorado Governor's Commission on Science and Technology and sits on the Advisory Board of the Business School, University of Colorado at Denver, and on the Board of the Colorado Association of Commerce and Industry.
*Peter H. Cheesbrough
Effective November 18, 2002, Mr. Cheesbrough accepted the invitation of the Board to become a Class I Director and Chairman of the Audit Committee. Mr. Cheesbrough has been nominated to stand for re-election at this Annual Meeting to fill one of the upcoming Class I vacancies. He is currently Chief Financial Officer of Navigant Biotechnologies, Inc. From 1999-2000, Mr. Cheesbrough was Senior Vice President Finance and CFO of Quovadx, Inc. From 1985 to 1999, he was employed by Echo Bay Mines Ltd, a public international gold mining company, as Vice President/Controller (1985-1993) and Senior Vice President Finance and CFO (1993-1999). Prior to 1985, he served in executive financial positions with two Canadian public companies. Prior to that time, Mr. Cheesbrough was an audit and tax manager for Coopers & Lybrand (now, Pricewaterhouse Coopers) in England and Canada. Since 1996, Mr. Cheesbrough has served on the board of Health Grades, Inc. where he is currently a member of both the Audit and Compensation Committees. He is a member of the Institute of Chartered Accountants in Alberta and a Fellow of the Institute of Chartered Accountants in England and Wales.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Transactions with management and others.    Consistent with provisions of the Sarbanes-Oxley Act of 2002, CIBER, Inc. has adopted a policy prohibiting future loans to officers and directors

        In July 1999, the Company entered into a promissory note with Mr. Joseph A. Mancuso, in the initial principal amount of $300,000, to assist with the purchase of a home. Mr. Mancuso is a Senior Vice President and President of the Commercial Practice of CIBER's Custom Solutions Division. The promissory note requires partial repayment annually, with the balance payable in full in five years or sooner in the event that Mr. Mancuso is no longer an employee of CIBER. The loan is secured by a second mortgage on Mr. Mancuso's residence. As of December 31, 2003, the outstanding balance on the loan receivable from Mr. Mancuso was $173,294. Imputed interest reported on Mr. Mancuso's 2003 Form W-2 was $10,142. The Note expires according to its terms in July 2004 and will not be renewed or amended.

        On January 11, 2002, the Company entered into a vendor agreement with CustomDepot.com for the design, manufacture and provision of custom logo paraphernalia for the CIBER gear program and for use at marketing events (the "Agreement"). This non-exclusive Agreement is one of several entered into with various companies in the ordinary course of business that provide logo-bearing paraphernalia for Company events. The products and services are provided at or below market rates charged by third party vendors. CustomDepot.com is owned and operated by Ms. Terra Emerson, daughter of the Company's President, Chief Executive Officer and Secretary. Neither Mr. Slingerlend, nor any officer or director of the Company, has a pecuniary or beneficial interest in CustomDepot.com. In 2003, the Company paid CustomDepot.com a total of $207,955 for products and services.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's directors, executive officers and persons who beneficially own greater than 10% of a registered class of the Company's equity securities file initial reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission (the "Commission") and the Company. Based solely upon its review of copies of the Section 16(a) reports received by the Company, and written representations from certain reporting persons, the Company believes that during the year-ended December 31, 2003, all of its directors, executive officers and greater than 10% beneficial owners were in compliance with their filing requirements, including the accelerated filing requirements under Sarbanes-Oxley, with one exception. The Form 4, Statement of Changes of Beneficial Ownership, for Mr. William R. Wheeler's sale of 45,000 shares of CIBER stock at $9.99/share on August 4, 2003, instead of being filed timely on August 6, 2003, was filed August 12, 2003 following notification of the trade to the Company by Merrill Lynch on August 11, 2003.

CORPORATE GOVERNANCE PRACTICES

        The Board met seven times in 2003, including four regularly scheduled meetings (held quarterly), one special meeting and two telephonic meetings. Each director, including incumbents, participated either in person or by conference telephone in at least seventy-five percent (75%) of all the board meetings and committee meetings (of which such director was a member) held in 2003. Each director attended the annual meeting of stockholders last year except for Mr. Rutherford who was unable to attend. Each director is expected to attend the Annual Meeting. The Company has a regularly scheduled Board meeting on the same day as the Annual Meeting each year so all directors are generally in attendance at both meetings.

Corporate Governance

        The Company has had informal governance standards in place since the Company's inception in 1974 that have evolved to accommodate the Company's growth over the years. However, the Board has now adopted formal Corporate Governance Principles (the "Principles") to address matters of corporate governance including but not limited to board composition and leadership, board member qualifications, compensation, tenure and succession, board organization and operation and committee responsibilities. The Principles can be found on the Company's website at www.ciber.com/cbr, or you may request a copy by writing to us at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111, Attention: Investor Relations.

Executive Sessions

        The Company's non-management directors meet regularly in executive session without management. Since non-management directors may include directors who are not "independent" as discussed more fully below, the directors who are independent meet a least once per year without management. The executive sessions are chaired by the Chairman of the Compensation Committee. The executive sessions are held in conjunction with each regularly scheduled board meeting.

Communicating with the Board of Directors

        Any stockholder who wishes to contact the Company's Board of Directors may do so by sending his/her communication directly to the Board or to an individual member of the Board by mail addressed to the attention of Mr. Bobby G. Stevenson, Chairman, for communications to the Board or to the attention of an individual board member at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111. Communications will be forwarded by CIBER directly to the Chairman of the Board if addressed to the Board or the individual board member if addressed to such member. Communications by email may be sent to boardofdirectors@ciber.com. These procedures may change from time to time. Please refer to the Company's website at www.ciber.com/cbr for the process and any changes to it.

Independence

        At least a majority of the members of the Board and all members of the Board's Compensation, Audit and Nominating/Corporate Governance Committees must be independent for purposes of Section 303A of the Listed Company Manual of the New York Stock Exchange. Audit Committee members must also be independent for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 303.01 of the Listed Company Manual of the New York Stock Exchange. The Board has determined that, as to each outside director of the Company, no such director has a material relationship with the Company such that the director's independence is impaired.

        In making the determination, the Board applied the following standards in addition to reviewing the responses of the directors and executive officers to questions regarding employment, compensation history, for-profit and non-profit affiliations and family and other relationships, among other things:

  •
  A director who is an employee, or who has an immediate family member who is an executive officer of the Company, will not be independent until three (3) years after such employment relationship ceases.

  •
  A director who receives more than $100,000/year in direct compensation from the Company, other than director and committee membership fees and/or pension or other deferred compensation, will not be independent until three (3) years after the director ceases to receive such compensation.

  •
  A director who is affiliated with or employed by, or who has an immediate family member who is affiliated with or employed by, a present or former external auditor of the Company will not be independent until three (3) years after such affiliation or employment ceases.

  •
  A director who is employed as an executive officer, or who has an immediate family member who is employed as an executive officer, of another company where any of the Company's present executive officers serve on that company's compensation committee will not be independent until three (3) years after the end of such service.

  •
  A director who is an executive officer or employee, or who has an immediate family member who is an officer or employee of another company, that makes payments to or receives payment from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company's consolidated gross revenues will not be independent until three (3) years after such payments fall below the threshold.

        In addition, the Board as determined that, with respect to their Committee assignments for 2004, Mr. Cheesbrough, Mr. McGill and Mr. Rutherford have the requisite independence to serve as members of the Company's Audit Committee; Mr. Rutherford, Mr. Sissel and Mr. Spira have the requisite independence to serve as members of the Company's Compensation Committee and Mr. McGill and Mr. Sissel have the requisite independence to serve as members of the Company's Nominating/Corporate Governance Committee.

Code of Business Conduct and Ethics

        CIBER's Code of Conduct is applied consistently to all employees and has been a prominent part of the Employee Handbook for several years. The Company has reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002, the rules enacted by the Securities and Exchange Commission and the revised Listing Standards of the New York Stock Exchange regarding codes of ethics. The Board of Directors has adopted a Code of Conduct and Business Ethics (the "Code") that applies to all employees but which has specific requirements for executive and senior financial officers with respect to the ethical standards and obligations relevant to accounting and financial reporting. The Code contains procedures for reporting suspected violations of the Code and references the Audit Committee procedure for the reporting of questionable accounting or auditing matters or other concerns about accounting and auditing matters. A copy of the Code, as well as the Audit Committee Procedures for reporting concerns about accounting or auditing matters, can be found on the CIBER web site at http://www.ciber.com/cbr, or you may request a copy by writing to us at CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111, Attention: Investor Relations. If a waiver from the Code is granted to an executive officer or director, the nature of the waiver will be disclosed on our website, in a press release, or on a current report on Form 8-K.

Committees

        The Board has standing Compensation, Nominating/Corporate Governance and Audit Committees with membership as specified below.

2003 COMMITTEE MEMBERSHIP
Standing Committees of the Board	Director	Audit	Compensation	Nominating/ Corporate Governance
	B. Stevenson			Chair
	M. Slingerlend	—(Inside Director)—
	J. Rutherford	X
	A. McGill	X	Chair	X
	J. Spira	X (Jan-Feb.)	X
	G. Sissel		X
	P. Cheesbrough	Chair		X

COMPENSATION COMMITTEE	The principal responsibilities of the Compensation Committee have been to administer and grant awards under the Company's Equity Incentive Plan and to administer the Employee Stock Purchase Plan (which are stock-based plans), the Non-Employee Directors' Stock Option Plan and the Non-Employee Directors' Stock Compensation Plan. If Proposal No. 2 is adopted, the Compensation Committee will administer the Company's 2004 Incentive Plan which will replace the expired Equity Incentive Plan, the expired Non-Employee Directors' Stock Option Plan and the Non-Employee Directors' Stock Compensation Plan. In addition, the Compensation Committee reviews the performance of the chief executive officer, chief operating officer and the chief financial officer and recommends annual salary and bonus incentives for those executive officers and other senior management to the Company's Board. The Committee's charter can be found at www.ciber.com/cbr. The members of the Compensation Committee for 2003 were Mr. McGill (Chairman), Mr. Spira and Mr. Sissel. The Compensation Committee met twice in 2003 and all Committee members were present.
NOMINATING/CORPORATE GOVERNANCE COMMITTEE
The principal responsibilities of the Nominating/Corporate Governance Committee are to identify and nominate qualified individuals to serve as members of the Board, or to nominate candidates to fill such other positions as may be deemed necessary and advisable by the Board. In addition, the Nominating/Corporate Governance Committee is responsible for establishing the Company's Corporate Governance Guidelines and its Code of Business Conduct and Ethics and evaluating the Board and its processes. Members of the Nominating/Corporate Governance Committee must be outside directors who are not incumbent to the Class of directors nominated for election during their year of service on the Committee. The Committee's Charter can be found at www.ciber.com/cbr. The members of the Nominating/Corporate Governance Committee for 2003 were Mr. Stevenson (Chairman), Mr. Rutherford and Mr. Cheesbrough. The Committee met once in 2003 and all Committee members were present. The Committee members for 2004, who nominated the 2004 Director Nominees, are Mr. McGill and Mr. Sissel.

The Board believes that Company directors must bring the skill mix and experience necessary to perform the Board of Director's oversight function effectively. Identification of prospective Board members is done by a combination of methods, including studying other boards, word-of-mouth in industry circles, inquiries of outside professionals and recommendations made to the Company. When considering candidates for director, the Nominating/Corporate Governance Committee takes into account a number of factors including but not limited to the following:
	•	Experience with acquisitions
	•	Experience in marketing and sales
	•	Knowledge of the Company's industry
	•	Respect for the fiduciary responsibilities of directors to stockholders
	•	Leadership skills
	•	Demonstrated sound business judgment
	•	Global perspective
	•	Interpersonal effectiveness
	•	Personal integrity
	•	The number of other boards and committees on which a candidate serves

When the Committee is recruiting Board members to serve on a designated committee, the Committee also takes into account skills and experience specific to that committee. For example, Audit Committee members must be financially literate.

The Nominating/Corporate Governance Committee will consider nominees recommended by the stockholders applying the criteria described above and in accordance with the process outlined below. Please also refer to the section entitled "Stockholder Proposals For Our 2005 Annual Meeting" located on page 6 for information related to stockholder nominations.

As provided in the Company's bylaws, stockholders entitled to vote at an annual meeting of the Company's stockholders may make nominations for the election of directors only if written notice of the stockholder's intent to make such a nomination or nominations has been given, either by personal delivery or by U.S. mail to the Secretary of the Company no later than one hundred and twenty (120) days prior to the first anniversary date of the immediately preceding annual meeting with respect to an election to be held at an annual meeting of the stockholders or the close of business on the tenth day following the date on which notice of a special meeting is first given to stockholders for an election to be held at a special meeting of stockholders.
A stockholder's notice to the secretary shall set forth:
(i)
as to each person whom the stockholder proposes to nominate for election as a director (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such person, and (D) any other information relating to such person that would be required to be disclosed in a solicitation of proxies for election of directors pursuant to Section 14 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and
(ii)
as to the stockholder giving the notice, (A) the name and record address of such stockholder, (B) the class or series and number of shares of capital stock of the Company which are owned beneficially or of record by such stockholder, (C) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (D) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, and (E) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as director if elected.
AUDIT COMMITTEE
The principal responsibilities of the Audit Committee during 2003 were: (1) engaging and overseeing the work of the independent auditor including the execution of the engagement letter and review of the audit plan; (2) reviewing the independence and performance of the auditors and the qualifications of the key audit partner and audit managers; (3) establishing the Company's policy on provision of non-audit services; (4) pre-approving all audit and permitted non-audit services provided to the Company; (5) establishing the Committee's procedure for receiving and reviewing complaints regarding accounting, internal audit controls and auditing matters; (6) receiving reports from and reviewing with the auditor critical accounting policies and practices, alternative treatments of financial information that have been discussed with management and any material written communications between the auditor and Company management; (7) reviewing the Company's annual audited financial statements and periodic reports that include financial statements prior to filing or distribution; (8) discussing, generally, all financial press releases, other financial information and earnings guidance provided to analysts and rating agencies; and (9) reporting to the Board with respect thereto.
Audit Committee Charter
In compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the subsequently adopted the New York Stock Exchange and Securities and Exchange Commission requirements, the Audit Committee proposed and the Board adopted an amended and restated Audit Committee Charter. It is a further requirement that the Charter be attached as an Appendix to the Company's Proxy Statement once every three (3) years, or sooner upon amendment, the Charter was filed as part of the Company's 2001 Proxy Statement. The amended and restated Charter is attached as Appendix A to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov). In addition, the Charter is available for review on the Company's website at www.ciber.com/cbr.
"Audit Committee Financial Expert" and Financial Literacy
The Board has determined that Mr. Peter Cheesbrough's broad accounting and financial reporting experience qualify him as the Company's "audit committee financial expert" pursuant to Item 401(h) of Regulation S-K. The Board has also determined that each of the members of the Audit Committee is financially literate consistent with the requirements of the New York Stock Exchange Listed Company Manual.

Report of the Audit Committee.(1)
As stated in the amended and restated Audit Committee Charter adopted by the Board of Directors of CIBER, Inc. in February 2004, the Audit Committee of the Board assists the Board in fulfilling its responsibilities for financial reporting compliance by reviewing the audited financial statements, reviewing the system of internal controls that management and the board of directors have established and reviewing the overall audit process. The Audit Committee, in its capacity as a Committee of the Board, is directly responsible for the appointment, compensation and oversight of the registered public accounting firm, and has:
	•	reviewed and discussed the audited financial statements for 2003, separately and jointly with management and with KPMG LLP ("KPMG"), the Company's independent auditors;
•
discussed with KPMG the matters required to be discussed by the Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, AU § 380, as modified or supplemented by the Auditing Standards Board of the American Institute of Certified Public Accountants;
•
received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees", as may be modified or supplemented, and has discussed with KPMG its independence; and
•
further, considered whether the auditor's provision of non-audit services is compatible with independence and concluded that the services rendered by KPMG are compatible with maintaining the principal accountant's independence for the following reasons: (1) no ($0.00) fees were billed for financial information systems design and implementation and (2) All Other Fees primarily relate to services provided in connection with governmental reports associated with European restructuring. The Company's principal accountant and independent auditor, KPMG LLP, billed a total of $1,215,632 for all services provided in 2003. Please refer to the section entitled Independent Auditors located on page 38 for fee information.

(1)
This section is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Based upon this review and discussions referred to above, the Audit Committee has recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year-ended December 31, 2003, and that this report be included in the Proxy Statement.
By the Audit Committee:
Peter H. Cheesbrough, Chairman James A. Rutherford Archibald J. McGill

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of the Company's Common Stock at March 8, 2004 (unless noted otherwise), and stock options exercisable for shares of Common Stock within sixty days of such date, held by (i) each person or group of persons known by the Company to own beneficially more than five percent (5%) of the outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each Named Executive Officer (as defined under "Executive Compensation" below) and (iv) all executive officers and directors of the Company as a group. All information is taken from or based upon ownership filings made by such persons with the Commission and other information provided by such persons to the Company. Unless otherwise indicated, the stockholders listed below have sole voting and investment power with respect to the shares reported as owned. On March 8, 2004 there were 60,190,409 shares of Common Stock outstanding.

Title Of Class	Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
5% Beneficial Owner
	Bobby G. Stevenson(2)	7,129,931	11.8%
	Barclays Global Investors, N.A.(3)	2,040,153	3.4%
	Barclays Global Fund Advisors(3)	1,012,513	1.7%
	Barclays Bank PLC(3)	149,600	0.3%

		3,202,266	5.3%
	Columbia Wanger Asset Management, L.P.(4)	4,493,600	7.5%
	WAM Acquisition GP, Inc.(4)
	Columbia Acorn Trust(4)
Officers and Directors
	Bobby G. Stevenson	See Above	See Above
	Mac J. Slingerlend(5)	1,429,329	2.3%
	Edward Longo(6)	325,667	*
	David G. Durham(7)	141,732	*
	Joseph A. Mancuso(8)	197,800	*
	William R. Wheeler(9)	69,319	*
	James A. Rutherford(10)	111,141	*
	Archibald J. McGill(10)	47,058	*
	James C. Spira(10)	27,334	*
	George A. Sissel(10)	32,034	*
	Peter H. Cheesbrough(10)	12,707	*
	All directors and executive officers(11) as a group (11 persons)	9,524,052	15.4%

*
less than 1%

(1)
The address of Bobby G. Stevenson is c/o CIBER, Inc., 5251 DTC Parkway, Suite 1400, Greenwood Village, CO 80111. The address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address of Barclays Bank PLC is 54 Lombard Street, London, England EC3P 3AH. The address of Columbia Wagner Asset Management, L.P., WAM Acquisition GP, Inc. and Columbia Acorn Trust is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.

(2)
Includes options to purchase 8,000 shares of Common Stock. Includes shares held by the Bobby G. Stevenson Revocable Trust (the "Trust"), of which Mr. Stevenson is the Settlor, Trustee and

Beneficiary. Also includes 117,570 shares of Common Stock held in a 401(k) account. Excludes 50,000 shares of Common Stock held in the Irrevocable First Stevenson Charitable Remainder Unitrust, of which shares Mr. Stevenson disclaims beneficial ownership.

(3)
Includes information concerning Barclays Global Investors, N.A. ("BGI"), Barclays Global Fund Advisors ("BGF") and Barclays Bank PLC ("BBPLC"). On February 13, 2004, BGI, BGF and BBPLC filed information on Schedule 13G with the Commission reporting investments as set forth below. The Company has relied upon filings with the Commission to provide the information herein. BGI and BBPLC are Banks, as defined in section 3(a)(6) of the Act (15 U.S.C. 78(c)) and BGF is an Investment Advisor in accordance with section 240.13d(b)(1)(ii)(E). Pursuant to disclosures in the Schedule 13 G, the shares reported are held by each investor in trust accounts for the economic benefit of the beneficiaries of those accounts.

	Voting		Disposition
Investor
	Sole Power	Shared Power	Sole Power	Shared Power
Barclays Global Investors, N.A. (BGI)	1,745,956	0	1,745,956	0
Barclays Global Fund Advisors (BGF)	1,012,513	0	1,012,513	0
Barclays Bank PLC (BBPLC)	149,600	0	149,600	0

TOTAL	2,908,069	0	2,908,069	0

  In addition, BGI'S Schedule 13G identifies 294,197 shares beneficially owned by BGI over which it has no identified voting or disposition power.

(4)
Includes information concerning Columbia Wanger Asset Management, L.P. ("WAM"), WAM Acquisition GP, Inc., the general partner of WAM ("WAM, GP") and Columbia Acorn Trust ("Acorn"). On February 13, 2004, WAM filed information on Schedule 13G with the Commission reporting investments as set forth below. WAM is an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940; WAM GP is the General Partner of the Investment Adviser. Acorn is an Investment Company under section 8 of the Investment Company Act. Shares reported were acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of shares reported to the extent of more than 5% of the class.

	Voting		Disposition
Investor
	Sole Power	Shared Power	Sole Power	Shared Power
Columbia Wanger Asset Management, L.P.	0	4,493,600	0	4,493,600
WAM Acquisition GP, Inc.	0	4,493,600	0	4,493,600
Columbia Acorn Trust	0	3,618,600	0	3,618,600

(5)
Includes options to purchase 937,557 shares of Common Stock owned by Mr. Slingerlend and options to purchase 30,000 shares of Common Stock owned by Slingerlend Associates LLP. Also includes 42,997 shares of Common Stock held in a 401(k) account.

(6)
Includes options to purchase 127,667 shares of Common Stock.

(7)
Includes options to purchase 131,358 shares of Common Stock. Also includes 1992 shares of Common Stock held in a 401(k) account.

(8)
Includes options to purchase 193,965 shares of Common Stock.

(9)
Includes options to purchase 69,167 shares of Common Stock.

(10)
Includes options to purchase 33,000, 41,000, 24,000, 24,000 and 10,000, shares of Common Stock for Messrs. Rutherford, McGill, Spira, Sissel and Cheesbrough, respectively.

(11)
Includes options to purchase 1,629,714 shares of Common Stock.

COMPENSATION OF DIRECTORS

Compensation of Directors

        All non-employee directors receive shares of CIBER Common Stock valued at approximately $2,500 for each Board and Annual Meeting attended and are paid a $6,000 semi-annual retainer. The Chairman of the Audit Committee of the Board receives twice this retainer amount due to the additional time needed to fulfill this responsibility. All directors are reimbursed for expenses incurred to attend meetings. Beginning August 2003, the retainer was increased to $15,000 annually and a meeting fee of $1,000 per committee meeting attended was implemented. Non-employee directors received stock options under the Non-Employee Directors' Stock Option Plan (the "Directors' Plan") for serving on the Board and will receive stock options under the CIBER, Inc. 2004 Incentive Plan provided the 2004 Incentive Plan is approved by the Company's stockholders at the April 27, 2004 Annual Meeting. Employee directors receive no additional compensation for serving on the Board.

        The Directors' Plan was approved by the stockholders in 1994 and, as amended at the 2002 Annual Meeting, 300,000 shares of Common Stock are authorized for issuance under the Plan. The Plan was administered by the Board. Each option granted under the Directors' Plan vested in equal annual installments over two years and expires ten years from the date of grant. The Directors' Plan provided for an initial grant of options to purchase 20,000 shares of Common Stock to each non-employee director when that director takes office. In addition, after each year of service, each non-employee director received the grant of an option to purchase 5,000 shares of Common Stock; such options vest fully one year after the date of grant. If approved by the stockholders, the CIBER, Inc. 2004 Incentive Plan will provide the non-employee directors with benefits which are identical to those provided under the expired Directors' Plan for service on the Board. In addition, the 2004 Incentive Plan will authorize the Board, in its discretion, to adopt awards for director service on Board Committees. This provision was added in light of new requirements imposed by the Sarbanes-Oxley Act and the New York Stock Exchange which have increased the obligations of members of certain committees—especially the audit committee.

Compensation Committee Interlocks and Insider Participation

        There were no Compensation Committee Interlocks in 2003. The Compensation Committee of CIBER's Board of Directors currently consists of James C. Spira, Archibald J. McGill and George A. Sissel. None of these directors has ever been an officer or employee of CIBER. No current executive officer of CIBER has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officer's serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

        The following table sets forth compensation information with respect to the Company's Chief Executive Officer and the Company's most highly paid executive officers with annual compensation in excess of $100,000 (the "Named Executive Officers") for services rendered for the years ended December 31, 2003, 2002 and 2001. See "Employment Agreements".

Summary Compensation Table

			Long-term Annual Compensation			Compensation
Name and Principal Position	Fiscal Year		Salary ($)	Bonus ($)		Securities Underlying Options (#)	All Other Compensation ($)(1)
Mac J. Slingerlend Chief Executive Officer, President & Secretary	2003 2002 2001		460,000 475,000 425,000	129,023 130,000 252,330	(3)	15,000 400,000 600,000	9,435 44,764 19,441	(2) (9)
Edward Longo Executive Vice President, Chief Operating Officer	2003 2002 2001	(4)	450,000 302,885 —	177,750 80,000 —		20,000 200,000 —	5,421 1,816 —
David G. Durham Chief Financial Officer, Senior Vice President and Treasurer	2003 2002 2001		259,538 250,000 212,212	79,880 66,250 25,000	(5)	15,000 57,500 20,000	8,371 4,456 5,176
Joseph A. Mancuso Senior Vice President, President—Commercial Practice Custom Solutions Division	2003 2002 2001		355,400 340,385 344,500	95,125 77,188 80,150		23,000 70,000 30,000	16,916 17,315 6,503	(6) (2)
William R. Wheeler Senior Vice President, President, CIBER Enterprise Solutions Division	2003 2002 2001	(7)	240,285 240,285 236,965	98,719 — 498,700	(8)	18,000 40,000 35,000	3,768 5,379 3,175	(2)

(1)
Consists of amounts contributed under the Company's 401(k) Savings Plan and amounts paid by the Company for life insurance benefits. Savings Plan contributions for the year-ended December 31, 2003, 2002 and 2001 were: Mr. Slingerlend—$3,000, $3,000, and $3,000; Mr. Durham—$3,000, $3,000, and $3,000; Mr. Longo—$3,000, $734, and $0; Mr. Mancuso—$3,000, $3,000, and $3,000; and Mr. Wheeler—$3,000, $3,000, and $0, respectively. Life insurance premiums paid for the years ended December 31, 2003, 2002, and 2001 were: Mr. Slingerlend—$6,435, $5,230, and $9,874; Mr. Longo—$2,421, $1,082, and $0; Mr. Durham—$1,456, $1,456, and $2,176; Mr. Mancuso—$1,893, $1,758, and $3,503; and Mr. Wheeler—$768, $768, and $175, respectively.

(2)
Includes imputed interest on loans outstanding during 2002 in amounts of $36,534, $12,557 and $1,611 for Mr. Slingerlend, Mr. Mancuso and Mr. Wheeler, respectively.

(3)
Includes the value of a stock award under the Equity Incentive Plan of 30,000 shares to Mr. Slingerlend valued at $184,500, the fair market value on the date of grant.

(4)
Mr. Longo joined the Company in May 2002, as a result of the acquisition of Decision Consultants, Inc. Prior to that time, Mr. Longo was not affiliated with the Company.

(5)
Includes the value of a stock award under the Equity Incentive Plan of 2,000 shares, valued at $16,880, the fair market value on the date of grant.

(6)
In addition to amounts described in footnote 1, includes imputed interest on a loan outstanding during 2003 in the amount of $10,142 for Mr. Mancuso.

(7)
Mr. Wheeler rejoined the Company from its subsidiary DigiTerra, Inc. in July 2001. Prior to July, Mr. Wheeler was employed by DigiTerra, Inc., a subsidiary of the Company. Amounts reflect compensation from DigiTerra for the six-month period from January to June 2001 and compensation from the Company from July to December 2001.

(8)
In addition to amounts described in footnote 1, includes the value of a stock award under the Equity Incentive Plan of 100,000 shares to Mr. Wheeler, valued at $400,000, the fair market value on the date of grant.

(9)
In addition to amounts described in footnote 1, includes imputed interest on a loan outstanding during 2001 in the amount of $6,567 for Mr. Slingerlend.

Option Grants in the Last Fiscal Year

        The following table sets forth information regarding options granted to the Named Executive Officers during the year-ended December 31, 2003.

Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(1)
Number of Securities Underlying Options Granted (#)
Percent of Total Options Granted to Employees in Fiscal Year
Name				Exercise or Base Price ($/Share)		Expiration Date
							5%($)	10%($)
Mac J. Slingerlend(2)	15,000.94%				$6.00	05/29/13	56,601	143,437
Edward Longo(3)	20,000	1.25%			$6.00	05/29/13	75,467	191,249
David G. Durham(4)	10,000 5,000	..63 ..31	% %	$ $	6.00 8.44	05/29/13 12/10/13	37,734 26,539	95,625 67,256
Joseph A. Mancuso(5)	15,000 8,000	..94 ..50	% %	$ $	6.00 8.44	05/29/13 12/10/13	56,601 42,463	143,437 107,609
William R. Wheeler(6)	10,000 8,000	..63 ..50	% %	$ $	6.00 8.44	05/29/13 12/10/13	37,734 42,463	95,625 107,609

(1)
Amounts reflect certain assumed rates of appreciation set forth in the Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock. No assurance can be made that the amounts reflected in these columns will be achieved.

(2)
Options to purchase a total of 15,000 shares were granted to Mr. Slingerlend in 2003. The award on 5/29 vests in three equal annual installments commencing on the first anniversary of the date of grant.

(3)
Options to purchase a total of 20,000 shares were granted to Mr. Longo in 2003. The award on 5/29 vests in three equal annual installments commencing on the first anniversary of the date of grant.

(4)
Options to purchase a total of 15,000 shares were granted to Mr. Durham in 2003. The award dated 5/29 vests in three equal annual installments commencing on the first anniversary of the date of grant; the award on 12/10 vests in four equal annual installments commencing on the date of grant.

(5)
Options to purchase a total of 23,000 shares were granted to Mr. Mancuso in 2003. The award dated 5/29 vests in three equal annual installments commencing on the first anniversary of the date of grant; the award on 12/10 vests in four equal annual installments commencing on the date of grant.

(6)
Options to purchase a total of 18,000 shares were granted to Mr. Wheeler in 2003. The award dated 5/29 vests in three equal annual installments commencing on the first anniversary of the date of grant; the award on 12/10 vests in four equal annual installments commencing on the date of grant.

Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information concerning options exercised in 2003 and outstanding options held by the Named Executive Officers as of December 31, 2003. The ending market value was $8.66.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-end (#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year-end ($) Exercisable/Unexercisable
Mac J. Slingerlend	—	—	825,057 / 202,167	2,689,425 / 777,475
Edward Longo	—	—	77,667 / 142,333	172,372 / 277,828
David G. Durham	—	—	128,025 / 59,975	111,330 / 136,545
Joseph A. Mancuso	25,000	$154,457	185,632 / 80,350	185,826 / 169,759
William R. Wheeler	—	—	69,167 / 47,167	158,905 / 136,705

Employment Agreements

        The Company has entered into employment agreements with each of the Named Executive Officers. Each officer's agreement has a term of one year and is renewable annually. Each employment agreement provides that an officer's compensation will include a base and a bonus. The base salary and bonus structure of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer and certain other senior management personnel are determined by the Compensation Committee of the Board of Directors. The base salary and bonus structure of the remaining officers are determined by the Chief Operating Officer, in consultation with the Chief Executive Officer. In the event that an officer's employment is terminated upon a change in control of the Company, upon death or disability of the officer or without cause, the officer will be entitled to a severance payment of up to three times his annual compensation, which varies based upon the cause of termination and officer position. Officers are also entitled to receive continuation of medical, dental and disability benefits for up to 18 months following termination, which varies based upon the officer's position. Mr. Mancuso received a loan from the Company in July 1999, the terms of which are described under "Certain Relationships and Related Transactions."

Long-term Deferred Compensation Plan

        On March 1, 1996, the Company entered into a Salary Continuation Retirement Plan with Mr. Slingerlend where it agreed to make certain post-employment payments to him or to his designated beneficiaries, except in the event of a termination for cause. The Plan was revised effective February 15, 2002, at the direction of the Compensation Committee, to align payments with the current cost of living and to delete outdated segments of the vesting table. The Plan provides that payments will be made for 15 years after Mr. Slingerlend's termination of employment with the Company, beginning at age 60, and will range from $75,000 to $125,000 per year, based on Mr. Slingerlend's age at the time of termination of employment

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

        The Compensation Committee (the "Committee") of the Board consists of independent, non-employee directors. The purpose of the Committee is to develop policies and make specific recommendations with respect to the compensation of the Company's executive officers, with the objective that a fair relationship exists between executive pay and the creation of stockholder value. The Compensation Committee may also, from time to time, make recommendations concerning director compensation.

        Executive officer compensation has three components: salary, bonus (may be awarded as cash or equity in the form of stock grants) and equity. In determining the compensation of the executive officers, the Committee considers, among other things, performance of the Company's operations, compensation of executive officers of competitors, independent salary surveys of industry-related positions and the salary history of the particular officer, including other compensation in place and stock option awards. With respect to officers other than the Chief Executive Officer, the Committee also considers recommendations from the Chief Executive Officer. Utilizing the Company's business plan and anticipated performance in a number of areas, including the public markets, the Committee establishes maximum bonus incentives upon achievement of stated targets. However, there is no single objective formula by which compensation is determined and the decisions are ultimately subjective. The Committee also applies the following goals to the factors considered above: (1) option incentive awards for all employees should total approximately 8-12% of the total number of shares of Common Stock outstanding, and grants for any one year, excluding merger consideration, should total approximately 1-2% of the total number of shares of Common Stock outstanding, and (2) executive compensation should rank generally in the middle range of incomes of the executive officers of competitors.

2003 Compensation

        The 2003 base salary for the Company's Chief Executive Officer, Mr. Slingerlend, was set at $460,000. This was a $15,000 decrease over the prior year. The internal analysis utilized by the Committee as a partial basis for establishing executive compensation in 2003 was compiled using information publicly available in the 2002 proxy statements of eight companies, including Keane, Inc., American Management Systems, MPS Group, Perot Systems, Maximus, and Bearing Point (formerly KPMG consulting). The Chief Executive Officer's salary ranked fifth among these companies. Bonus compensation resulted in the Chief Executive Officer's cash compensation package placing third among the surveyed companies. However, total base and bonus compensation ranked fifth among these companies.

        While the Company believes that the precise compensation scheme established for its executive officers is sensitive, general criteria established by the Committee for the Chief Executive Officer included (1) a sliding percentage award from 0% to 60% for the achievement of specified financial targets; (2) a sliding percentage from 0% to 25% for successful business combinations reaching set financial objectives; and (3) a sliding subjective percentage from 0% to 15% for matters including corporate governance, leadership and strategy. The Chief Operating Officer and other Named Executive Officers have similar bonus structures, with the performance goals tailored specifically to their operational responsibilities.

        Regarding bonus compensation for 2003, after considering the elements above, the Committee determined the maximum bonus compensation target for the Chief Executive Officer to be $230,000, to be earned as follows: (1) a sliding percentage award from 0% to 60% for the achievement of set revenue and income targets; (2) a sliding percentage award from 0% to 25% for completion of successful business combinations that reach specified revenue goals; and (3) a sliding percentage from 0% to 15% for subjective achievements including leadership, cost cutting, brand building, strategy and any other factors deemed important to the Committee. The actual cash bonus earned by the Chief Executive Officer was $116,438 as a result of achieving a percentage of the revenue goals, achieving the maximum target for business combinations and the subjective factors determined by the Committee.

        The Chief Operating Officer, Mr. Longo, was given the opportunity to achieve a maximum bonus of $150,000 based upon a the same scale as that of the CEO, but for U.S. operations only. The target goals for the Chief Financial Officer, Mr. Durham, were the same as the goals for the CEO, however, the maximum bonus earnable was $105,000. The Chief Operating Officer and Chief Financial Officer earned bonuses of $33,750 and $51,750, respectively. Other named officers have bonus structures with performance goals tied specifically to the individual's operational responsibility.

        Equity compensation, in the form of options to purchase the Company's Common Stock were awarded to reward officers' contributions to the Company, to indicate the Company's confidence in the recipients' value to the Company's future success, and with the intent of increasing the recipients' financial interest in the long term success of the Company. Such awards are generally made at such times during the year as the Committee, in its discretion, may deem appropriate. While industry comparisons are considered and the 1% to 2% guidelines are followed, determination of amounts granted are ultimately subjective.

        In 2003, the Compensation Committee awarded Mr. Slingerlend options to purchase 15,000 shares of stock in May. The option award in May was based on the improved financial performance and expected performance of the Company. In May, option grants were also made to Messrs. Longo and Durham to purchase 20,000 shares and 10,000 shares, respectively, for the same reasons.

        In December, options were granted to Mr. Durham in the amount of 5,000 shares, plus he received a grant of 2,000 shares of Company stock and a cash bonus of $7,500. This award was specifically for extraordinary performance in helping the company close its recent debt financing.

        The Company's Equity Incentive Plan expired on January 31, 2004. The Company intends to continue the equity component of executive compensation if the 2004 Incentive Plan described in Proposal 2 is approved by the stockholders.

By the Compensation Committee:
Archibald J. McGill (Chairman)
James C. Spira
George A. Sissel

Performance Graph

        The following provides a comparison of the 5 year cumulative total return* among CIBER, Inc., the S & P 500 Index, and a self-constructed Peer Group.

The Company utilizes a self-constructed Peer Group to better align itself with industry competition.

*$100 invested on 6/30/97 in stock or index, including reinvestment of dividends. Fiscal year ending December 31.

Peer Group includes: Accenture Ltd. Bermuda, American Management Systems, Inc., BearingPoint, Inc. (fka KPMG Consulting, Inc.) and Keane, Inc.

Corresponding Index Value and Common Stock Price Values are given below:

	Cumulative Total Return
	6/97	6/98	6/99	12/99	12/00	12/01	12/02	12/03
CIBER, INC.	100.00	222.30	111.88	160.88	28.52	55.28	30.13	50.66
S&P 500	100.00	130.16	159.78	172.10	156.43	137.84	107.37	138.17
PEER GROUP	100.00	174.54	100.03	121.82	51.28	68.35	44.38	64.94
CIBER, Inc. Closing Stock Price	$17.09	$38.00	$19.13	$27.50	$4.88	$9.45	$5.15	$8.66

Copyright © 2002, Standard & Poor's, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

Graph produced by Research Data Group, Inc.

PROPOSAL No. 2—Approval of CIBER, INC. 2004 INCENTIVE PLAN

TO ADOPT THE CIBER, INC. 2004 INCENTIVE PLAN (THE "2004 PLAN") TO REPLACE (1) THE CIBER, INC. EQUITY INCENTIVE PLAN, WHICH EXPIRED ON JANUARY 31, 2004; (2) THE CIBER, INC. NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN, WHICH EXPIRED ON JANUARY 31, 2004, AND (3) THE NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN. AND, AS PART OF THIS PROPOSAL, TO AUTHORIZE 5,000,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE PLAN.

        Background.    In 1994 the stockholders approved an Equity Incentive Plan and a Non-Employee Director Stock Option Plan that provided for option grants to employees and directors, respectively. Both of these plans expired on January 31, 2004. In order to enable the Company to continue its historic practice of providing long-term incentives to officers, directors, employees and consultants, the Board is requesting approval of the proposed 2004 Plan.

        Description of Proposal No. 2.    Proposal No. 2, which has been recommended by the Board for your consideration, asks you to approve the 2004 Plan. The 2004 Plan is designed to provide long-term incentives to officers, directors, employees and consultants to enhance the ability of the Company to attract, retain and motivate qualified officers, directors, employees and consultants by providing an opportunity for investment in the Company. The 2004 Plan will replace (1) the CIBER, Inc. Equity Incentive Plan, which expired on January 31, 2004; (2) the CIBER, Inc. Non-Employee Director Stock Option Plan, which expired on January 31, 2004; and (3) the Non-Employee Director Stock Compensation Plan, which has no expiration date. 5,000,000 shares of Common Stock will be reserved for issuance under the 2004 Plan. If you cast your proxy AGAINST the proposal, the Company will no longer be able to offer this award incentive to employees because the Company's Equity Incentive Plan and Non-Employee Director Stock Option Plan have expired.

        The following is a summary description of the 2004 Plan. The following summary is qualified in its entirety by reference to the 2004 Plan, a copy of which is attached as Appendix B to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov). In addition, a copy of the 2004 Plan may be obtained from the Secretary of the Company.

SUMMARY DESCRIPTION OF THE 2004 PLAN

        Purpose.    The purpose of the 2004 Plan is to attract, motivate and retain employees and directors by issuing Common Stock based incentives, primarily stock options, to directors and to officers, employees and consultants who are selected for participation. By relating incentive compensation to increases in stockholder value, it is hoped that these individuals will both continue in the long-term service of the Company and be motivated to experience a heightened interest and participate in the future success of Company operations. The 2004 Plan is designed so that the interests of individuals selected to receive the award will be more closely aligned with that of the Company's stockholders.

        Participation.    Participants in the Plan shall be those eligible employees, part-time employees or consultants who, in the judgment of the Committee are performing, or during the term of their incentive arrangement, will perform important services in the management, operation and development of the Company, and are expected to significantly contribute to long term corporate economic objectives. The 2004 Plan is administered by the Board or the Compensation Committee of the Board. Subject to the terms of the 2004 Plan, the Compensation Committee determines the persons to whom awards are granted, the type of award granted, the number of shares granted, the vesting schedule, the type of consideration to be paid to the Company upon exercise of options and the term of any option (which cannot exceed ten years). No single participant may be granted an award in excess of 1,000,000 shares in a twelve-month period. The Compensation Committee may delegate to officers the power to make these determinations, except with respect to grants to executive officers and directors. Under the 2004 Plan, the Compensation Committee may grant awards of stock options, restricted stock and performance awards or any combination thereof.

        Options.    Under the 2004 Plan, the Compensation Committee may grant both incentive stock options ("ISOs") intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and options that are not qualified as incentive stock options ("NSOs"). ISOs may only be granted to persons who are employees of the Company. ISOs may not be granted under the 2004 Plan at an exercise price of less than the fair market value of the Common Stock on the date of grant and the term of these options cannot exceed ten years. The exercise price of an ISO granted to a holder of more than 10% of the Common Stock must be at least 110% of the fair market value of the Common Stock on the date of grant, and the term of these options cannot exceed five years. No more than 4,500,000 shares are available for grant as ISOs. Incentive stock options granted pursuant to the 2004 Plan may not be exercised more than three months after the option holder ceases to be an employee of the Company, except that in the event of the death, disability, or retirement of the option holder, the option may be exercised by the holder (or his estate, as the case may be), for a period of up to one year after the date of death, disability or retirement. The exercise price of NSOs may, at the discretion of the Compensation Committee, be granted at less than the fair market value of the Common Stock on the date of grant. No options under the 2004 Plan may be granted after April 27, 2014. The exercise price may be paid in cash, in shares of common stock (valued at fair market value at the date of exercise), by delivery of a notice of exercise, accompanied by instructions to a broker to deliver proceeds of sale of stock, or of a loan from the broker, sufficient to pay the exercise price, or by a combination of such means of payment, as may be determined by the Compensation Committee. The Company may guarantee a third-party loan, or make a loan, to a participant that is not an officer or director if all or part of the exercise price of such loan is secured by the stock underlying the option and the loan bears a market interest rate. The Compensation Committee is authorized to reprice outstanding options, and to change vesting schedules and exercise periods in its discretion.

        Performance Awards.    Under the performance award component of the 2004 Plan, participants may be granted an award denominated in shares of Common Stock or in dollars. Achievement of the performance targets, or multiple performance targets established by the Compensation Committee relating to corporate, group, unit or individual performance based upon standards set by the Compensation Committee shall entitle the participant to payment at the full amount specified with respect to the award, subject to adjustment at the discretion of the Compensation Committee in the event of performance exceeding the minimum performance target, but below the maximum performance target applicable to such award. Payment may be made in cash, Common Stock or any combination thereof, as determined by the Compensation Committee, and shall be adjusted in the event the participant ceases to be an employee of the Company before the end of a performance cycle by reason of death, disability or retirement.

        Stock Awards.    Under the stock component of the 2004 Plan, the Compensation Committee may, in selected cases, grant to a plan participant a given number of shares of restricted stock or unrestricted stock. Restricted stock under the 2004 Plan is Common Stock restricted as to sale pending fulfillment of such vesting schedule and employment requirements as the Compensation Committee shall determine. Prior to the lifting of the restrictions, the participant will nevertheless be entitled to receive distributions in liquidation and dividends on, and to vote the shares of, the restricted stock. The 2004 Plan provides for forfeiture of restricted stock for breach of conditions of grant.

        162(m) Awards.    Generally the Company cannot deduct compensation paid to the named executive officers in excess of $1,000,000. An exemption is available for "qualified performance based" compensation that satisfies the requirements of Section 162(m) of the Internal Revenue Code. The 2004 Plan permits the Compensation Committee to establish awards which qualify for the exemption. In order to qualify, an award must be based on the achievement of one or more objective performance goals selected by the Compensation Committee which shall be based on one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company, an affiliate, or a division in which the participant is primarily employed. The Compensation Committee may not adjust such an award upwards, nor may it waive the achievement of goals except in the case of death or disability of the participant. Options which are intended to qualify under Section 162(m) must be granted at not less than the fair market value of the Common Stock on the date the option is granted.

        Non-Employee Director Formula Awards.    The 2004 Plan also implements a formula stock plan for non-employee directors. Under the formula plan, each non-employee director will receive a non-statutory option to purchase 20,000 shares of Common Stock upon election to the board, and an option to purchase 5,000 shares of Common Stock on each anniversary of election to the board. Anniversary options will be exercisable one year from grant, and initial option grants will vest in equal annual increments over a two-year period. All options will have an exercise price equal to the fair market value at date of grant and will expire ten years from the date of grant.

        The 2004 Plan further provides for a grant of the number of shares worth $2,500 to each director for each Board meeting attended. The shares will be valued at fair market value on the date of the meeting.

        Adjustments.    The 2004 Plan provides that the total number of shares covered by such 2004 Plan, the number of shares covered by each award and the exercise price per share may be proportionately adjusted by the Compensation Committee in the event of a stock split, reverse stock split, stock dividend or similar capital adjustment effected without receipt of consideration by the Company. Upon a merger or sale of substantially all assets of the Company, the Compensation Committee will have the power and discretion to prescribe the terms for exercise or modification of outstanding awards under the 2004 Plan. In addition, upon a change of control, the Compensation Committee is authorized to make adjustments in outstanding stock options and awards, including acceleration of exercise dates and vesting schedules, granting cash bonuses to option holders equal to the exercise price, making cash payments to holders equal to the difference between the fair market value and the exercise price of options, and elimination of restrictions on vesting of restricted stock or performance shares.

        Comparison of 2004 Plan to Expired Plans.    The provisions of the 2004 Plan are substantially similar to the provisions of the expired Equity Incentive Plan, expired Non-Employee Director Stock Option Plan, and the Non-Employee Director Stock Compensation Plan. Most of the changes are a result of combining these three plans into one document. The 2004 Plan varies from the expired Plans as follows:

  •
  Definitions were added for clarification purposes and because the non-employee director awards are included under the 2004 Incentive Plan.

  •
  In order to address requirements adopted by the Sarbanes-Oxley Act, a definition of "Executive Officer" was added and provisions were added to clarify that the Company may not make or guaranty loans to Executive Officers to exercise options.

  •
  A section was added permitting the Compensation Committee to delegate authority to the CEO to make grants to employees who are not Executive Officers or Directors.

  •
  Certain provisions related to option awards and exercise procedures were modified to match the plan to the practice under the Company's arrangement with E-trade.

  •
  Certain sections which were repetitive were consolidated into one section.

  •
  Revisions were made to ensure that the plan complies with Internal Revenue Code requirements for ISO's and for awards intended to qualify for a Company tax deduction under Section 162(m) of the Internal Revenue Code.

  •
  Minor revisions were made in several sections to make the language more clear. In particular the repricing provision was revised. Repricing was permitted by the expired Equity Incentive Plan and is still permitted under the 2004 Plan. The 2004 Plan also clarified that unrestricted stock awards are permitted, as well as restricted stock awards.

  •
  A provision was added to give the Compensation Committee greater flexibility in the event of a spin-off. The expired plan locked the Company into a method for dealing with Awards which was difficult to administer and created adverse tax consequences for both the Company and the spun-off company.

  •
  The provision giving Award recipients rights pro rata with any subscription rights grated to existing Stockholders was deleted.

  •
  One provision was amended to eliminate a potential conflict between the standard option grant form definition of "cause" for termination and a written employee contract which might have a different definition of cause.

  •
  The provisions of the Non-Employee Directors' Stock Option Plan and the Non-Employee Directors' Stock Compensation Plan were incorporated into the 2004 Plan without change. In addition a new provision was added authorizing the Board to adopt awards for director service on Board committees. The Board may also vary the size of the committee awards based on the committee and the responsibility a director has on the committee. In light of new requirements imposed by the Sarbanes-Oxley Act and the New York Stock Exchange, members of certain committees—especially the Audit Committee—have more obligations and more meetings to attend then previously. This provision gives the Board the flexibility to adopt awards to compensate directors who have additional responsibilities, if it so desires. No such awards have been adopted subject to approval of the 2004 Plan.

        The following table sets forth information as of December 31, 2003, with respect to the Company's equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,578,806		$8.08	3,693,765	(1)
Equity compensation plans not approved by security holders	8,586	(2)	$58.24	16,610	(3)

Total	7,587,392		$8.14	3,710,375

(1)
Includes 2,466,829 shares remaining available for future grants at December 31, 2003 under out stock option plans plus 1,226,936 shares available for future sale to employees under our Employee Stock Purchase Plan. Our stock option plans expired on January 31, 2004, and thus effective February 1, 2004, no shares area available for future stock option issuances.

(2)
Represents warrants for 8,586 shares of our common stock issued in connection with our acquisition of Aris in 2001 as replacement of previously issued Aris warrants. These warrants are exercisable at an average exercise price of $58.24 and expire in October 2004.

(3)
Represents 16,610 shares available for issuance under the Non-Employee Directors' Stock Compensation Plan.

        The Compensation Committee may amend or discontinue the 2004 Plan at any time, provided that no such amendment may become effective without approval of the stockholders if stockholder approval is necessary to satisfy statutory or regulatory requirements or if the Compensation Committee, on advice of counsel, determines that stockholder approval is otherwise necessary or desirable, in particular, if the amendment will increase the cost of the 2004 Plan to the Company. No amendment or discontinuance shall adversely affect the rights and obligations with respect to outstanding awards under the 2004 Plan without the consent of award holders.

New Plan Benefits
CIBER, Inc. 2004 Incentive Plan

Position	Dollar Value ($)			Number of Units
Executive Group		—	(2)	—	(2)
Non-Executive Director Group (6 persons)	$ $	15,000 307,500	(1)	1,464 30,000	(3)
Non-Executive Officer		—	(2)	—	(2)
Employee Group		—	(2)	—	(2)

(1)
Dollar value will be determined based on the fair market value on the date of grant. If the grant had been made as of March 8, 2004, when the closing stock price was $10.25, the fair market value would be as described.

(2)
If the proposed amendment is approved, the shares authorized for the 2004 Plan will be used for future grants. No awards have been proposed or are determinable at this time other than the formula grants for directors specified in the 2004 Plan.

(3)
States the number of shares issuable to the non-executive directors at the Annual Meeting assuming the stock price on that date is $10.25 per share which is the closing price on March 8, 2004.

Federal Income Tax Consequences of the Equity Incentive Plan

        The following is a general summary of the federal income tax consequences that may apply to recipients of options, stock, performance shares and performance units under the 2004 Plan. Because the application of the tax laws may vary according to individual circumstances, a participant should seek professional tax advice concerning the tax consequences to him or her of participation in the 2004 Plan including the potential application and effect of state, local and foreign tax laws and estate and gift tax considerations.

        Incentive Stock Options.    A participant who is granted an ISO recognizes no taxable income when the ISO is granted and generally recognizes no taxable income upon exercise of the ISO unless the alternative minimum tax applies (see below). A participant who exercises an ISO recognizes taxable gain or loss when he sells the shares purchased pursuant to the ISO. Any gain or loss recognized on the sale of shares acquired upon exercise of an ISO is taxed as capital gain or loss if the shares have been held for more than one year from the date the option was exercised and for more than two years after the option was granted. In this event, the Company receives no deduction with respect to the ISO shares. If the participant disposes of the shares before the required holding periods have elapsed (a "disqualifying disposition"), the participant recognizes ordinary income on disposition of the shares, to the extent of the difference between the fair market value on the date of exercise (or potentially up to six months thereafter if the optionee is subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Act") as a director, officer or greater than 10% stockholder) and the option price, but, in the case of a disposition in which a loss (if sustained) would be recognized, not exceeding the net gain upon such disposition. The Company generally receives a corresponding deduction in the year of the disqualifying disposition equal to the amount of ordinary income recognized by the optionee. Long-term capital gain is taxed at a more favorable rate than ordinary income, but the deduction of capital losses is subject to limitation.

        Effect of Alternative Minimum Tax.    Certain taxpayers who have significant tax preferences (and other items allowed favorable treatment for regular tax purposes) may be subject to the alternative minimum tax ("AMT"). The AMT is payable only if and to the extent that it exceeds the taxpayer's regular tax liability, and AMT paid generally may be credited against subsequent regular tax liability. For purposes of the AMT, an incentive stock option is treated as if it were a non-statutory option (see below). Thus, the difference between fair market value on the date of exercise (or potentially up to six months thereafter if the optionee is subject to Section 16(b) of the Act) and the option price is included in income for AMT purposes, and the taxpayer receives a basis equal to such fair market value for subsequent AMT purposes. However, regular tax treatment (see above) will apply for AMT purposes if a disqualifying disposition occurs in the same taxable year as the options are exercised.

        Non-Statutory Stock Options.    The tax treatment of NSOs differs significantly from the tax treatment of ISOs. Similar to an ISO, no taxable income is recognized when an NSO is granted. However, upon the exercise of an NSO, the difference between the fair market value of the shares on the date of exercise and the exercise price of the option is taxable as ordinary compensation income to the recipient. In addition, subject to certain limitations attributable to payments of excess compensation, the Company is entitled to a compensation deduction for the amount of ordinary income recognized by the option holder. If the optionee is subject to Section 16(b) of the Act, the date for measuring taxable income potentially may be deferred for up to six months (unless the employee makes an election under Section 83(b) of the Internal Revenue Code within 30 days after the exercise date).

        Stock, Restricted Stock and Performance Shares.    Grantees of unrestricted Stock Awards generally will recognize taxable income in an amount equal to the fair market value of the stock at the time of the grant (or potentially up to six months thereafter if the grantee is subject to Section 16(b) of the Act) less the amount, if any, paid for the stock. Grantees of Restricted Stock Awards and Performance Shares generally do not recognize income at the time of the grant of such Awards. However, when shares of Restricted Stock are no longer subject to a substantial risk of forfeiture or when Performance Shares are paid (or, in either case, potentially up to six months thereafter if the grantee is subject to Section 16(b) of the Act), grantees recognize ordinary income in an amount equal to the fair market value of the stock less, in the case of Restricted Stock, the amount, if any, paid for the stock. Alternatively, the grantee of Restricted Stock may elect, under Section 83(b) of the Internal Revenue Code of 1986, as amended, to recognize income upon the grant of the stock and not at the time the restriction lapses, provided this election is properly made within 30 days after the grant. The Company is entitled to deduct an amount equal to the fair market value of the stock at the time the grantee recognizes income related to the grant.

        Withholding.    The Company may withhold any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with any stock option or other award under the Equity Incentive Plan, including, but not limited to withholding of any portion of any payment or withholding from other compensation payable to the participant, unless such person reimburses the Company for such amount.

        Implementation.    If the proposed 2004 Incentive Plan is approved by the stockholders, it will become effective immediately.

        Approval of the 2004 Plan will require the affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by Proxy at the Meeting and entitled to vote on the subject matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL NO. 2

PROPOSAL No. 3—AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN
TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED
FOR ISSUANCE UNDER THE PLAN BY 2,000,000 SHARES

        Background.    The Employee Stock Purchase Plan (the "ESP Plan") was adopted by the Board of Directors in September 1994 and approved by the stockholders in October 1994. The ESP Plan was amended and restated effective February 11, 1998 and subsequently amended effective October 7, 1998, May 10, 2001, and February 19, 2002. A total of 6,750,000 shares of Common stock has been reserved for issuance under the ESP Plan. On February 18, 2004, the Board of Directors approved an amendment to increase the number of shares reserved for issuance under the ESP Plan by an additional 2,000,000 shares, subject to approval of the Company's stockholders at the Meeting. The request to increase the number of shares authorized under the ESP Plan at the 2004 Meeting is in response to depletion of the Plan's authorized shares due to increasingly high employee participation.

        Description of Proposal No. 3.    Proposal No. 3, which has been recommended by the Board for your consideration, asks you to approve an increase in the number of shares authorized for issuance under the terms of the ESP Plan by 2,000,000 shares. The current authorization is 6,750,000 shares. If you cast your Proxy FOR the proposal, you will authorize the Company to raise the maximum number of shares it may issue to employees enrolled in the ESP Plan to 8,750,000. If you cast your Proxy AGAINST the proposal, the Company will no longer be able to offer this benefit to employees because the ESP Plan will run out of authorized shares. Plans in the nature of the ESP Plan have become a standard benefit and part of an overall package offered by the Company to recruit and retain quality employees.

TEXT OF PROPOSED AMENDMENT TO CIBER'S ESP PLAN

        Section V. of the Plan, as amended and restated as of February 18, 2004, shall be deleted in its entirety and replaced with the following:

V.
Stock Subject to Plan

        (a)    Common Stock.    The stock which is purchasable by Participants shall be the authorized but unissued or reacquired common stock, par value $.01 per share (the "Common Stock"). In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market, issue authorized but unissued stock or otherwise. The maximum number of shares which may be sold to employees during any single purchase period shall be established by the Plan Administrator prior to the beginning of the purchase period; provided however, that the total number of shares which may be sold to employees throughout the entire duration of the Plan shall not exceed 8,750,000 shares.

        The following is a summary description of the Employee Stock Purchase Plan. The following summary is qualified in its entirety by reference to the Employee Stock Purchase Plan, a copy of which is attached as Appendix C to the electronic copy of this Proxy Statement filed with the SEC and may be accessed from the SEC's homepage (www.sec.gov). In addition, a copy of the Employee Stock Purchase Plan may be obtained from the Secretary of the Company.

SUMMARY DESCRIPTION OF THE ESP PLAN

        Purpose.    The purpose of the ESP Plan is to provide employees of the Company with an opportunity to acquire a proprietary interest in the Company through their participation in a tax-qualified plan and to purchase Common Stock of the Company through payroll deductions. The ESP Plan provides for one offering during each three-month period. The purchase price per share is the lower of 85% of the fair market value of a share of Common Stock (the closing price on the New York Stock Exchange) on the first date of an offering period or on the last date of the offering period. The three-month offering periods commence on January 1, April 1, July 1 and October 1 of each year. The first offering period commenced on January 1, 1995. The Board of Directors has the power to alter the offering periods without stockholder approval.

        Participation.    Except as otherwise provided, every employee of the Company who, on the commencement date of each offering period is employed by the Company on a basis which customarily requires not less than 20 hours of service per calendar week, is eligible to participate in the ESP Plan and can elect to participate by delivering to the Plan Administrator an enrollment form (including a purchase agreement authorizing payroll deductions) prior to the applicable offering date (the "Participant"). The purchase price of the shares is accumulated by payroll deductions over the offering period. The deductions cannot exceed ten percent (10%) or be less than one percent (1%), or such other rates as determined from time to time by the Plan Administrator, of a Participant's compensation. A Participant may discontinue participation during an offering period, but a Participant may not increase or decrease the rate of payroll deductions in the ESP Plan during the offering period. Unless an employee's participation is discontinued by delivery of a notice of withdrawal prior to the end of an applicable offering period, the purchase of shares occurs automatically at the end of the offering period at the applicable price. A Participant's withdrawal from an offering does not have any effect upon such participant's eligibility to participate in subsequent offerings under the ESP Plan.

        The number of shares to be purchased by individual Participants under the ESP Plan is a function of Participant elections and the market price of the Company's Common Stock, and therefore is not determinable.

        Notwithstanding the foregoing, no employee is permitted to subscribe for shares under the ESP Plan if, immediately after the grant of the right to purchase shares, the employee would own stock (including options) possessing five percent (5%) or more of the total voting power or value of all classes of stock of the Company or of any Affiliated Corporation (as defined in the ESP Plan), or if the grant of such right would permit the employee to buy pursuant to the ESP Plan stock valued at more than $25,000 for any calendar year.

        Termination of Employment.    If a Participant ceases to be an employee of the Company for any reason, including retirement or death during the purchase period, the Participant or Participants shall receive a cash refund of all payroll deductions made on behalf of the Participant during the offering period including any dollars carried over from the prior quarter, if any, through the date of the Participant's cessation of employment.

        Non-assignability.    No rights or accumulated payroll deductions of an employee under the ESP Plan may be assigned or transferred for any reason other than by will or by the laws of descent and distribution.

        Amendment.    The Board of Directors has authority to amend or terminate the ESP Plan without stockholder approval; providing, however, that no amendment may be made to the ESP Plan without the approval of the stockholders of the Company if such amendment would increase the number of shares reserved under the ESP Plan, extend the term of the ESP Plan, alter the per share price formula so as to reduce the purchase price per share specified in the ESP Plan, materially modify the eligibility requirements, or materially increase the benefits which may accrue to Participants under the ESP Plan.

        Tax Information.    The ESP Plan, and the right of the Participant to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Internal Revenue Code of 1986. Amounts deducted from a Participant's paychecks in order to purchase shares under the Plan are taxable as ordinary compensation income. The purchase of shares under the Plan, however, is not itself a taxable event even though the Participant pays less than market price for the shares (i.e., the "compensation" consisting of the difference between the market price and the purchase price—the discount—is not taxable at the time of purchase).

  Sales of Shares Purchased Under the ESP Plan and Held For More Than Two Years After Date of Grant:

        If the Participant sells shares purchased under the ESP Plan more than two years after the beginning of the purchase period during which he or she purchased the shares under the ESP Plan: (i) any gain up to the amount of the 15% discount from market price on the first day of the purchase period will be taxable as ordinary income, and any further gain will be taxable as long term capital gain; and (ii) any loss will be treated as a long-term capital loss.

  Sales of Shares Purchased Under the ESP Plan and Held Two Years or Less After Date of Grant:

        If the Participant sells shares within two years after the beginning of the purchase period during which he or she purchased shares under the ESP Plan: (i) the difference between the purchase price and the value of the stock on the date of the purchase will be taxable as ordinary income in the year of sale (regardless of the market price of the shares at the time of sale), and any gain above this amount will be taxable as a capital gain (short-term or long-term, depending upon how long he or she held the stock); and (ii) any loss, after inclusion in the Participant's tax basis of the amount treated as ordinary income pursuant to (i) above, will be treated as a capital loss (short-term or long-term).

        The foregoing is only a summary of the effect of federal income taxation upon the Participant and the Company with respect to the shares purchased under the ESP Plan. Participants should consult with an advisor for more complete information regarding tax consequences of the individual's participation in the ESP Plan.

        Approval of the amendment to the ESP Plan will require the affirmative vote of a majority of the shares of Common Stock of the Company represented in person or by Proxy at the Meeting and entitled to vote on the subject matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 3

INDEPENDENT PUBLIC ACCOUNTANTS

        Representatives of KPMG LLP ("KPMG"), the principal accountant selected for the most recently completed fiscal year, are expected to attend the Annual Meeting. Representatives of KPMG will have an opportunity to make a statement if they desire to do so and will make themselves available to respond to appropriate questions.

        Fees.    Set forth below is a summary of the fees billed to the Company by its principal accountant and independent auditor for each of the last two fiscal years, for the categories herein defined:

        Audit Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by KPMG for audit of the Company's annual financial statements included in the Company's Form 10-K, review of the Company's quarterly financial statements included in the Company's Form 10-Q, statutory audits required internationally, comfort letters, consents and accounting consultations and other such services that generally only our independent accountant can provide.

        Audit-Related Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by KPMG for acquisition due diligence internal control review, employee benefit plan audits, and certain attestation services not required by statute traditionally performed by independent accountants.

        Tax Fees.    The aggregate fees billed in each of the last two fiscal years for professional services rendered by KPMG for tax compliance, tax advice and tax planning. The nature of the tax compliance services provided in this category includes preparation of tax returns and refund claims. Tax planning services include assistance with tax audits and appeals, advice with respect to mergers, acquisitions and dispositions or other technical advice.

        All Other Fees.    The aggregate fees billed in each of the last two fiscal years for products and services provided by KPMG, other than the services reported above. The nature of the services provided in this category includes advice with respect to governmental reporting relating to European restructuring.

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees	% Services Pre-Approved
2003	$656,818	$83,285	$388,709	$86,820	100	%(2)
2002	$208,616	$20,000	$254,751	$8,864	NA

        Independence of the Company's Principal Accountant.    The Audit Committee has considered the issue of the independence of the Company's principal accountant and concluded that the provision of services by KPMG LLP in 2003 is consistent with maintaining the principal accountant's independence.

        Change in the Company's Principal Accountant.    On March 10, 2004, the Audit Committee of the Board of Directors of the Company notified KPMG that they would not be retained for 2004 as the independent accountant for the Company and its subsidiaries. The Audit Committee has retained Ernst & Young LLP as the Company's independent accountant to review the Company's financial statements beginning with the fiscal quarter ended March 31, 2004 and to audit the financial statements for the year end December 31, 2004. Ernst & Young LLP accepted such retention March 12, 2004. Ernst & Young is expected to attend the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will make themselves available to respond to appropriate questions.

(2)
All fees paid to the Company's auditor during 2003 for engagements commencing after May 6, 2003, the effective date of the pre-approval requirements of 17 CFR 210.1-01(c)(7)(i)(C) were pre-approved by the Audit Committee.

        The reports of KPMG on the Company's financial statements as of and for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of financial statements as of and for the years ended December 31, 2003 and 2002, and through March 10, 2004, there were no (i) disagreements between the Company and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of KPMG, would have caused KPMG to make reference to the matter of the disagreement in their report on the financial statements for such years; or (ii) reportable events involving KPMG that would have required disclosure under Item 304(a)(1)(v) of Regulation S-K.

        During the years ended December 31, 2003 and 2002, and through the date of this letter, neither the Company nor anyone acting on its behalf consulted Ernst & Young regarding (1) either the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements or (2) any matter that was either the subject of a disagreement with KPMG on accounting principles or practices, financial statement disclosure, or auditing scope or procedures, or (3) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-K or a reportable event as defined in Item 304(a)(1)(v) of Regulation S-K.

Audit Committee Pre-Approval Policy.

        The Audit Committee has established pre-approval policies and procedures in compliance with 17 CFR 210.2-01(c)(7)(i) which include criteria for considering whether the provision of the services would be compatible with maintaining the auditor's independence and a process by which the Chair of the Audit Committee may approve such audit and non-audit services with subsequent review of all pre-approved services with the full Audit Committee.

ANNUAL REPORT TO STOCKHOLDERS, MANAGEMENT'S DISCUSSION
AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS

        The Company's 2003 Annual Report to Stockholders is being mailed to the stockholders with this Proxy Statement. The 2003 Annual Report to Stockholders should not be considered part of the soliciting material.

        Management's Discussion and Analysis of Financial Condition and Results of Operations and the Company's audited consolidated financial statements and notes thereto, as contained in the Company's Annual Report on Form 10-K for the year-ended December 31, 2003, are included herein on pages F-1 through F-48. The Company's Annual Report on Form 10-K was filed with the Securities and Exchange Commission on March 10, 2004.

ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY WEBSITE
And
ELECTRONIC DELIVERY OF 2004 PROXY STATEMENT

        Available Information.    Our internet website is http://www.ciber.com and you may access free of charge, through the Investor Relations portion of our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to such reports filed or furnished to the Securities and Exchange Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. Reports filed or furnished to the Commission will be provided by linking directly to Company information contained on the Commission's EDGAR website, and will be available as soon as electronically filed and posted. Our website will also provide current corporate governance documents such as the Audit, Compensation and Nominating/Corporate Governance Committee Charters, the Code of Business Conduct and Ethics and Equity Compensation Plans, as such documents may be adopted or amended from time to time by the Board of Directors or by Stockholders.

        Alternative Delivery of 2004 Proxy Materials.    Did you know that it costs the Company approximately $5.00 per stockholder to print and mail the Annual Report, Proxy Statement and Proxy voting materials? Did you know that you can help the Company reduce these costs while also being environmentally responsible? If you are interested, there are two ways you can help.

  •
  Consent to "Householding." Delaware law provides that notice to stockholders is deemed effective if given by a single written notice to stockholders who share an address, if consented to by the stockholders at that address to whom such notice is given. It is also permitted that the Company, at its option, may give written notice of its intent to send the single notice discussed above. Stockholders who fail to object in writing to the Corporation within 60 days of having been given written notice shall be deemed to have consented to receiving single written notice. Individual proxies will be included in the single package for each stockholder. Consent is revocable at any time by written notice to the Corporation. The Company has begun the notification process to take advantage of this single written notice provision. We appreciate your favorable consideration of this notification method, which will not only reduce our printing and mailing expenses but also reduce the number of Proxy solicitations that arrive at your home.

  •
  Request e-mail delivery of your 2004 Proxy Materials. You can enjoy the benefits and convenience of electronic delivery of the Annual Report, Proxy Statement and online Proxy voting and more. To learn about the service and to enroll for on-line delivery, just log on to http://www.ciber.com and select "Investors," which will take you to CIBER's Investor Relations web page. Click on "electronic delivery enrollment" to read a description of the service and find a direct link to the enrollment page. We invite you to take advantage of this economical and environmentally friendly method of receiving stockholder materials.

By order of the Board of Directors,

Bobby G. Stevenson
Chairman of the Board
Greenwood Village, Colorado
March 26, 2004

Selected Financial Data

        The following selected consolidated financial data has been derived from our consolidated financial statements. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and Notes thereto, which are included herein.

	Years Ended December 31,
					Six Months Ended Dec. 31, 1999	Year Ended June 30, 1999
	2003	2002	2001	2000
		(In thousands, except per share data)
Operating Data:
Revenue	$691,987	608,318	558,875	621,534	362,000	719,661
Amortization of intangible assets	$2,664	910	12,155	14,032	6,754	7,520
Goodwill impairment	$—	—	—	80,773	—	—
Operating income (loss)	$32,462	24,522	2,596	(56,897)	29,225	89,340
Net income (loss)	$19,984	14,178	1,684	(66,775)	17,643	54,495
Earnings (loss) per share—basic	$0.31	0.22	0.03	(1.15)	0.31	0.98
Earnings (loss) per share—diluted	$0.31	0.22	0.03	(1.15)	0.30	0.95

Weighted average shares—basic	63,505	63,313	58,191	57,900	57,345	55,362
Weighted average shares—diluted	64,382	63,989	58,698	57,900	58,496	57,141

Balance Sheet Data:
Working capital	$212,552	100,847	101,938	102,918	77,983	149,948
Total assets	$573,323	427,141	368,751	326,347	422,568	408,632
Total long-term liabilities	$188,601	30,857	18,634	—	5,355	—
Contingent value of put option	$—	5,832	—	—	—	—
Total shareholders' equity	$304,632	327,530	291,290	270,242	342,256	337,136
Shares outstanding, net of treasury	58,599	64,117	60,455	56,775	57,697	58,433

Notes:

  •
  We have completed various acquisitions during the periods presented. The revenue and operating results of acquired companies are included from the respective acquisition dates (see Note 3 to the Consolidated Financial Statements included herein).

  •
  In December 2003, we issued $175 million of Convertible Senior Subordinated Debentures (See Note 10 to the Consolidated Financial Statements included herein).

  •
  Effective January 1, 2002, we adopted Statement of Financial Accounting Standards ("SFAS") No. 142, whereby goodwill is no longer amortized.

  •
  Effective December 31, 1999, we changed our year-end from June 30 to December 31.

Management's Discussion and Analysis of Financial Condition and Results of Operations

        The following discussion of the results of operations and financial condition should be read in conjunction with our Consolidated Financial Statements and Notes thereto included elsewhere in this Report.

Disclosure Regarding Forward-Looking Statements

        Included in this Report and elsewhere from time to time in other written and oral statements, are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates, forecast and projections about our company, the industry in which we operate and other matters, as well as management's beliefs and assumptions and other statements that are not historical facts. Words, such as "anticipates," "believes," "could," "expects," "estimate," "intend," "may," "opportunity," "plans," "potential," "projects," "should," and "will" and similar expressions are intended to identify forward-looking statements and convey uncertainty of future events or outcomes. These statements are only predictions and as such are not guarantees and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual results to differ materially, include, among others, price, utilization rate and cost volatility, management of a rapidly changing technology, client satisfaction with our services, growth through business combinations, international operations, business economic conditions, dependence on significant relationships and the absence of long-term contracts, fixed-priced project overruns, governmental audits, competition, the ability to attract and retain qualified IT employees, outstanding debt, and potential fluctuations in quarterly operating results, which are discussed in this Report under the caption "Factors That May Affect Future Results Or The Market Price Of Our Stock." Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. In addition, these statements speak only as of the date they were made, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Business and Industry Overview

        CIBER, Inc. and its subsidiaries provide information technology ("IT") system integration consulting and other IT services primarily to governmental agencies, and Fortune 500 and middle market companies, across most major industries, from offices located throughout the United States and Europe, as well as Canada and India. We provide our clients with a broad range of IT services, including custom and package software development, maintenance, implementation and integration. In addition, we also provide IT staff supplementation services and, to a lesser extent, resell certain IT hardware and software products.

        Our January 2003 acquisition of ECsoft significantly expanded our European operations, and as a result, effective January 1, 2003 we created a new reportable segment called "European Operations." We now have three reportable segments, Custom Solutions, Package Solutions and European Operations. Our Custom Solutions segment includes our United States based CIBER branch offices that provide IT project solutions and IT professional staffing services in custom developed software environments. Our Package Solutions segment primarily provides enterprise software implementation services, including enterprise resource planning (ERP) and supply chain management software from software vendors such as PeopleSoft, Lawson, Oracle and SAP. Our European Operations segment includes CIBER Solution Partners' operations based in the Netherlands plus the recently acquired ECsoft operations and is comprised of our European operations in Denmark, Germany, the Netherlands, Norway, Sweden and the United Kingdom. CIBER Europe provides a broad range of IT consulting services that include application development, package implementation, systems integration and support services. Our European operations accounted for 11% of our total revenue in 2003, up from 3% in 2002.

        We primarily provide consulting services under time-and-material or fixed-price contracts. The majority of our service revenue is recognized under time-and-material contracts as hours and costs are incurred. For fixed-price contracts, which make up approximately 10% of our services revenue, revenue is recognized on the basis of the estimated percentage of completion. Changes in our services revenue is primarily a function of hours worked on revenue generating activities and our average rate per hour. Hours worked on revenue producing activities vary with the number of consultants employed and the utilization level of those consultants. Utilization for our consultants represents the percentage of time worked on revenue producing engagements divided by the standard hours available (i.e. 40 hours per week). Our average utilization rates are higher in our Custom Solutions segment (typically around 85% to 90%) as compared to our Package Solutions and European Operations segments (typically around 65% to 75%). We actively manage both the number of consultants we have and our overall utilization levels. If we determine we have excess available resources that we cannot place on a billable assignment in the near future, we consider reducing those resources. As a result, during the last three years, most of our consultant turnover has been from involuntary termination of employment. The hourly rate we charge for our services varies based on the level of the consultant involved, the particular expertise of the consultant and the geographic area. Our overall average rate per hour is also influenced by the results of our fixed-price engagements, which can vary. Our average hourly billing rates are higher in our Package Solutions segment (typically around $145 to $155 per hour) as compared to our Custom Solutions segment (typically around $60 to $70 per hour) and our European Operations segment (typically around $100 to $110 per hour).

        Other revenue includes resale of third-party IT hardware and software products as well as commissions on sales of IT products. Our sales of IT hardware and software generally involve IT network infrastructure. Gross margins on product sales are typically 10% to 15%. As a remarketer of certain IT products, we recognize commission revenue net of product costs resulting in lower revenue and higher gross margin.

        The market demand for CIBER's services is heavily dependent on IT spending by major corporations and organizations in the markets and regions that we serve. The pace of technology change as well as changes in business requirements and practices of our clients have a significant impact on the demand for the services that we provide. In addition, the current economic downturn has negatively affected the operations of many of our clients and prospective clients, and has negatively impacted their IT spending. As a result, competition for new engagements and pricing pressure has been strong. We have responded to these challenging business conditions by closely monitoring the utilization of our billable personnel, through continuing evaluation of the size of our workforce and required office space and by managing our selling, general and administrative costs as a percentage of revenue.

Business Combinations

        As part of our ongoing growth strategy, we intend to continue to selectively identify and pursue the acquisition of complementary businesses to expand our geographic reach, service offerings and client base. From 2001 to 2003, we completed the following significant business combinations:

Acquired Company	Date	Consultants added	Goodwill added
ECsoft Group plc	January 2003	440	$16.7 million
Decision Consultants, Inc.	April 2002	896	$57.6 million
Metamor Industry Solutions, Inc.	October 2001	724	$29.8 million

        ECsoft Group plc. (now named CIBER Europe Limited) is incorporated under the laws of England and Wales. At the time of the acquisition, ECsoft had operations in Denmark, the Netherlands, Norway, Sweden and the United Kingdom that provided information technology consulting services similar to services provided by CIBER. Prior to the acquisition, ECsoft's shares were publicly traded on the London Stock Exchange. We acquired ECsoft to significantly increase the size of our European operations, including adding to our European management team. At the time of the acquisition, we expected ECsoft to add approximately $55 million in annualized revenue.

        Decision Consultants, Inc. ("DCI") was very similar to our existing Custom Solutions operations. The majority of DCI's revenue was from clients that were already CIBER clients and most of DCI's operations were in locations already served by CIBER Custom branch operations. As a result, the primary asset acquired was the workforce that was in place, which is accounted for as part of goodwill. Like CIBER, DCI's consultants comprised an experienced technical workforce that we believed would help maintain and obtain business at both current and new clients. DCI also added depth to our executive and operations management team. The acquisition allowed us to combine many of the DCI offices with existing CIBER offices to obtain economies of scale resulting in reduced overhead costs as a percentage of revenue. Also significant were the cost savings to be realized by combining redundant corporate back office functions. DCI added significantly to CIBER's existing consultant base at IBM, Ford and Verizon, among others. In addition, the acquisition gave us opportunities at some new strategic clients, however, such clients did not constitute a significant percentage of DCI's revenue.

        Metamor Industry Solutions, Inc. ("Metamor") provided custom software development and IT staffing for federal and state/local government agencies. By combining Metamor with CIBER's existing federal and state/local government operations, we approximately doubled the size of our public sector business.

Change in Accounting for Goodwill in 2002

        In accordance with the Financial Accounting Standards Board's Statement of Financial Accounting Standards ("SFAS") No. 142 "Goodwill and Other Intangible Assets," effective January 1, 2002 goodwill is no longer amortized, but is reviewed annually for impairment. As a result, beginning January 1, 2002, our expense for amortization of intangible assets has decreased significantly. Intangible assets other than goodwill continue to be amortized over their estimated useful lives.

Results of Operations

        The following table sets forth certain statement of operations data, expressed as a percentage of total revenue:

	Years Ended December 31,
	2003	2002	2001
Consulting services	96.0%	95.8%	94.2%
Other revenue	4.0	4.2	5.8

Total revenue	100.0%	100.0%	100.0%

Gross margin-services	28.0%	28.5%	29.9%
Gross margin-other revenue	27.3	31.9	28.6

Gross margin-total	27.9	28.7	29.9
Selling, general and administrative expenses	22.8	24.5	27.2
Amortization of intangible assets	0.4	0.2	2.2

Operating income	4.7	4.0	0.5
Interest and other income (expense), net	(0.2)	(0.1)	—

Income before income taxes	4.5	3.9	0.5
Income tax expense	1.6	1.6	0.2

Net income	2.9%	2.3%	0.3%

        The following table sets forth certain operating data for our reportable segments:

	Years ended December 31,
	2003	2002	2001
	(In thousands)
Services Revenue:
Custom Solutions	$506,111	$486,547	$404,541
Package Solutions	84,379	79,929	110,878
European Operations	75,777	19,715	13,242
Eliminations	(2,294)	(3,327)	(2,046)

	$663,973	$582,864	$526,615

Percent of Services Revenue:
Custom Solutions	76%	83%	77%
Package Solutions	13%	14%	21%
European Operations	11%	3%	2%
Services Gross Margin %:
Custom Solutions	26.4%	27.3%	28.0%
Package Solutions	33.9%	31.9%	34.8%
European Operations	31.6%	42.1%	48.5%

Year Ended December 31, 2003 as Compared to Year Ended December 31, 2002

        Total revenue increased 14% to $692.0 million in 2003 from $608.3 million in 2002. This represents a 14% increase in consulting services revenue, as well as a 10% increase in other revenue. Other revenue increased to $28.0 million in 2003 from $25.5 million in 2002. This resulted from an increase in demand for IT products during 2003. Custom Solutions services revenue increased 4%, Package Solutions services revenue increased 6% and our European Operations service revenue increased 284% when compared to last year. The 2003 revenue growth resulted primarily from our ECsoft and AlphaNet acquisitions, which closed in 2003, plus the full year benefit of our 2002 DCI acquisition. Combined, these acquisitions added approximately $90 million in incremental revenue to 2003. Additionally, we experienced a 2% improvement in billable consultant utilization in 2003 compared to 2002. These increases were partially offset by a cut back in services from a large telecommunications client, which negatively impacted revenue by approximately $7 million in 2003. Our average number of billable consultants increased 13% to approximately 5,100 in 2003 compared to approximately 4,500 in 2002. The increase in Custom Solutions' service revenue during 2003 was due to an average net increase of approximately 230 consultants (+6%). The increase in service revenue is also attributable to an improvement in billable consultant utilization to 92.5% in 2003 from 91.2% in 2002. The increase in Package Solutions' service revenue during the year ended December 31, 2003 was due to improved utilization levels to 74.6% in 2003 from 64.6% in 2002 and to a lesser extent, increased average billing rates. These improvements in rates and utilization were partially offset by an average net decrease of approximately 52 consultants (-11%) period over period. The increase in European Operations' service revenue was the result of our ECsoft acquisition completed in January 2003, which added approximately 440 billable consultants to our European Operations segment.

        In total, our gross margin percentage decreased to 27.9% of revenue in 2003 from 28.7% of in 2002. This decrease is due to lower gross margins on both service revenue as well as other revenue. The decline in gross profit on services revenue was primarily due to pricing rate pressure in our Custom Solutions segment. Custom Solutions' gross margin on service revenue decreased 95 basis points in 2003 compared to 2002. This decrease was primarily due to a lower average billing rate of $64 per hour in 2003 compared to $66 per hour in 2002. Package Solutions' gross margin on service revenue increased 202 basis points in 2003 compared to 2002. This increase was due to the significant increase in utilization levels year over year, as significant steps were taken to bring non-billable time in line with current demand. European Operations' gross margin on service revenue decreased to 31.6% in 2003 from 42.1% in the prior year due to the addition of ECsoft, which has lower margins than our historical European operations. Our gross margin percentage on other revenue decreased to 27.3% in 2003 from 31.9% in 2002 due to increased sales on lower margin computer hardware products. Low margin computer hardware product sales accounted for 64% of other revenue in 2003 compared to 54% in 2002, with higher margin commission revenue accounting for the remainder.

        Selling, general and administrative expenses ("SG&A") increased to $158.2 million in 2003 from $148.9 million in 2002. As a percentage of sales, SG&A decreased to 22.8% in 2003 from 24.5% in 2002, which is evidence of our continuing efforts to contain costs and leverage our existing infrastructure. Our rent and depreciation expense, combined was $2.7 million less in 2003 than it was in 2002. The absolute increase in SG&A costs resulted from the incremental SG&A associated with the acquired operations of Decision Consultants in May of 2002, ECsoft in January of 2003 and AlphaNet in June of 2003.

        Amortization of intangible assets increased to $2.7 million in 2003 from $910,000 in 2002 due to additional amortizable intangible assets resulting from recent acquisitions.

        Interest income and expense fluctuates based on our average cash balance invested or amounts borrowed. In December 2003, we completed a $175 million sale of convertible senior subordinated debenture and paid off our outstanding borrowings under our bank line of credit. Interest expense increased, year over year due to the combination of increased borrowing under our line of credit to fund our acquisition of ECsoft in January 2003 as well as interest expense relating to the debentures.

        Our effective tax rate was 36.4% in 2003 compared to 40.4% in 2002. Our effective tax rate has decreased in 2003 from the prior year, due to the current year tax benefits resulting from the closure of certain subsidiary operations.

Year Ended December 31, 2002 as Compared to Year Ended December 31, 2001

        Total revenue increased 9% to $608.3 million in 2002 from $558.9 million in 2001. This represents an 11% increase in consulting services revenue, which was partially offset by a 21% decrease in other revenue. Other revenue decreased to $25.5 million in 2002 from $32.3 million in 2001 due to decreased hardware sales. Custom Solutions services revenue increased 20%, Package Solutions services revenue decreased 28% and our European Operations service revenue increased 49% when compared to the prior year. The 2002 revenue growth compared to 2001 was attributed to the acquisitions closed in the fourth quarter of 2001 and the first half of 2002. Year-over-year, our average number of billable consultants increased 18% to approximately 4,500 in 2002 from approximately 3,800 in 2001. The increase in Custom Solutions' service revenue during 2002 was due to an average net increase of approximately 748 consultants (+23%) from 2001 combined with an increase in utilization levels to 91.2% in 2002 from 88.5% in 2001. The decrease in Package Solutions service revenue in 2002 was due to a combination of an average net decrease of approximately 51 consultants (-10%), combined with a 4% decrease in average billing rates. The increase in European Operations' service revenue during 2002 was the combined result of an average net increase of approximately 22 consultants (+29%) from 2001 as well as a 9% increase in average billing rates to $106 in 2002 from $97 in 2001.

        In total, our gross margin percentage decreased to 28.7% of revenue in 2002 from 29.9% of revenue in 2001. This decrease is due to declining gross margins on consulting services offset partially by improved gross margins on other revenue. Custom Solutions' gross margin on service revenue decreased 69 basis points in 2002 from the prior year. This decrease was primarily due to the addition of Decision Consultants, Inc. ("DCI") in 2002, which had slightly lower margins than CIBER's other Custom Solutions operations. The remainder of the decrease was primarily due to a lower average billing rate of $66 per hour in 2002 compared to $67 per hour in 2001. Package Solutions' gross margin on service revenue decreased 284 basis points in 2002 compared to 2001. This decrease was due to lower utilization levels coupled with a decrease in average billing rates during 2002. European Operations' gross margin on service revenue decreased to 42.1% for the year ended December 31, 2002 from 48.5% in the prior year due to the addition of our Aris U.K. operation in September 2001 which had lower gross margins than our historical CIBER Europe operations. Our gross margin percentage on other revenue increased to 31.9% in 2002 from 28.6% in 2001 due to decreased sales on lower margin computer hardware products. Low margin computer hardware product sales accounted for 59% of other revenue in 2002 compared to 65% in 2001, with higher margin commission revenue accounting for the remainder.

        Selling, general and administrative expenses ("SG&A") decreased to $148.9 million in 2002 from $152.0 million in 2001. As a percentage of sales, SG&A decreased to 24.5% in 2002 from 27.2% in 2001, as we have made cost-saving efforts to better align our SG&A costs with our current revenue levels. The cost-saving initiatives began during the second half of 2001 and primarily included reduced personnel and facility costs. A metric that demonstrates the positive impact of our overhead personnel cuts is the ratio of billable employees to overhead employees which increased to 7.2:1 at December 31, 2002 from 4.9:1 at December 31, 2001. In addition, we realized economies of scale with the acquisition of DCI, as many of the acquired offices were combined with our existing offices. In 2001, we recorded $1.8 million of severance costs and $1.3 million of office closure costs that are included in SG&A. In connection with our reorganization of our DigiTerra and Waterstone subsidiaries, during the fourth quarter of 2001, we incurred severance costs related to certain executive management positions that were eliminated. In addition, during 2001 we incurred expenses related to losses on excess office space that we had sub-leased to other parties.

        Amortization of intangible assets decreased to $910,000 in 2002 from $12.2 million in 2001, primarily due to the adoption of SFAS No. 142 on January 1, 2002 whereby we no longer amortize goodwill.

        Interest income and expense fluctuates based on our average cash balance invested or amounts borrowed under our line of credit. Interest expense increased in 2002 as we borrowed under our line of credit to fund our acquisition of Metamor in October 2001 and again in May 2002 for our acquisition of DCI.

        Our 2002 effective tax rate was 40.4% compared to 41.1% in 2001. The decrease in our effective tax rate in 2002 is primarily due to the elimination of amortization expense relating to non-deductible goodwill, offset in part by increased state and foreign taxes. Income tax expense also includes benefits of $395,000 in 2002 and $1.3 million in 2001 related to adjusting our prior years' estimated federal and state tax liabilities to actual amounts upon completion of our tax returns.

Liquidity and Capital Resources

        At December 31, 2003, we had $212.6 million of working capital and a current ratio of 3.7:1. Historically, we have used our operating cash flow plus the sale of stock and periodic borrowings under our line of credit to finance our operations and business combinations. We believe that our cash and cash equivalents, our operating cash flow and the proceeds from our debenture offering will be sufficient to finance our working capital needs through at least the next year. 18

	Years ended December 31,
	2003	2002	2001
	(In thousands)
Net cash provided by (used in):
Operating activities	$42,368	$47,620	$26,354
Investing activities	(19,541)	(48,422)	(49,760)
Financing activities	93,819	5,686	13,758
Effect of foreign exchange rates on cash	992	646	(176)

Net increase (decrease) in cash and equivalents	$117,638	$5,530	$(9,824)

        Cash provided by operating activities decreased in 2003 compared to 2002 primarily due to improved operating results being more than offset by decreased cash provided by working capital changes, primarily reduced accounts receivable collections.

        Investing activities are primarily comprised of cash paid for acquisitions and purchases of property and equipment. During 2003, we used $7.3 million of net cash for our ECsoft acquisition and $10.3 million of net cash for our AlphaNet acquisition compared to $40.2 million of net cash in 2002 for our acquisition of DCI. Our cash used for purchases of investments decreased due to a decrease in investment activity during 2003 in addition to the fact that there was $2.9 million included in purchases of investments in 2002 for the purchase of shares of ECsoft. We acquired the remaining 90% of ECsoft in January 2003.

        Financing activities are primarily comprised of proceeds from our debenture offering, cash used for the purchase of treasury stock and borrowing/repayments under our line of credit. In 2003 we issued $175.0 million of 2.875% Convertible Senior Subordinated Debentures in a private placement offering. In connection with the debenture offering, we used $48.1 million of the proceeds for the purchase of treasury stock. In total, we purchased $55.3 million of treasury stock in 2003 compared to $4.0 million in 2002. We borrowed on our line of credit to partially fund our acquisitions of ECsoft and AlphaNet during the year, and repaid our line of credit with a portion of the proceeds from our debenture offering. During 2003 we also paid $5.8 million for the cash settlement of a put option issued in connection with our acquisition of DCI in 2002. In 2002, we received net proceeds of $14.1 million from a sale of stock to investors that was used to fund part of the DCI acquisition consideration. In connection with our 2002 acquisition of DCI, we assumed $11.7 million of DCI debt, which we subsequently repaid.

        Total accounts receivable increased to $140.0 million at December 31, 2003 from $132.5 million at December 31, 2002 due to our 2003 acquisitions, which added $14.3 million of accounts receivable at the time of acquisition. Total accounts receivable days sales outstanding ("DSO") were 76 days at December 31, 2003 and 2002. Changes in accounts receivable have a significant effect on our cash flow. Items that can affect our accounts receivable DSO include, contractual payment terms, client payment patterns (including approval or processing delays and cash management), fluctuations in the level of IT product sales and our level of collection efforts. Many individual reasons are outside of our control. As a result, our DSO will normally fluctuate from period to period affecting our liquidity.

        Our cash balance at December 31, 2003 primarily results from the net proceeds from December 2003 sale of $175 million of convertible senior subordinated debentures plus cash held by our foreign subsidiaries. We used the net proceeds from the sale of debentures to repurchase $48.1 million of our common stock as well as $16.6 million to repay our outstanding line of credit balance. At December 31, 2003, we had approximately $20.3 million of cash held by our foreign subsidiaries, most of which was acquired with the acquisition of ECsoft in January 2003.

        Prepaid expenses and other current assets increased to $10.5 million at December 31, 2003 from $7.8 million at December 31, 2002 primarily as a result of approximately $2.1 million of prepaid and other current assets acquired in connection with the acquisition of ECsoft as well as $1.1 million for the current portion of capitalized debenture issuance costs. Other long-term assets increased to $7.1 million at December 31, 2003 from $2.8 million at December 31, 2002 primarily as a result of $4.5 million for the long-term portion of capitalized debenture issuance costs.

        Accrued compensation and related liabilities increased to $38.0 million as of December 31, 2003 from $30.4 million at December 31, 2002. This increase is due to a combination of $6.2 million of compensation-related liabilities acquired with ECsoft as well as the timing of our normal bi-weekly U.S. payroll cycle. At December 31, 2003, there were thirteen days of unpaid wages compared to twelve days at December 31, 2002.

        Accounts payable and other accrued liabilities typically fluctuate based on when we receive actual vendor invoices and when payment is made. The largest of such items typically relates to vendor payments for IT hardware and software products that we resell and payments to services-related contractors. The increase in accounts payable is due to acquisitions as well as additional hardware related payables at December 2003 while the increase in other accrued expenses and liabilities is primarily due to acquisitions.

        Our reserve for accrued lease costs decreased to $8.6 million at December 31, 2003 from $9.6 million at December 2002. This reserve results from office locations that are vacant or that we have subleased at a loss. We made payments, including termination settlements, of approximately $6.3 million in 2003. We recorded expense of approximately $1.3 million in both 2003 and 2002 related to closure of certain offices. Primarily as a result of our recent acquisitions, we have assumed lease obligations for a number of facilities that are vacant. As we continuously evaluate our office facility needs compared to our level of operations, we may incur future charges related to office consolidation.

        In 2003 we continued the repurchase of our common stock under our share repurchase program. At December 31, 2003, we had authorization for the repurchase of 174,000 shares remaining. On February 18, 2004, our Board of Directors authorized an additional 1,000,000 shares for repurchase. We may continue to use cash to repurchase our common stock.

        Convertible Senior Subordinated Debentures—On December 2, 2003, in a private placement we issued $175 million of 2.875% Convertible Senior Subordinated Debentures ("Debentures") due to mature in December 2023. The Debentures are general unsecured obligations and are subordinated in right of payment to all of our indebtedness and other liabilities. Interest is payable semi-annually in arrears on June 15th and December 15th of each year, beginning June 15, 2004.

        The Debentures are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 73.3138 shares per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $13.64 per share, subject to adjustments, prior to the close of business on the final maturity date only under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2003, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading day period ending on the last trading day of the preceding fiscal quarter; (2) during the five business days after any ten consecutive trading day period in which the trading price per $1,000 principal amount of Debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Debentures; (3) if the Debentures have been called for redemption; or (4) upon the occurrence of certain specified corporate transactions. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock. The conversion price is subject to adjustment in certain circumstances.

        From December 20, 2008, to but not including December 15, 2010, we may redeem any of the Debentures if the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days in any 30 consecutive trading day period. Beginning December 15, 2010, we may, by providing at least 30-day notice to the holders, redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued interest. Debenture holders may require us to repurchase their Debentures on December 15, 2008, 2010, 2013 and 2018 or at any time prior to their maturity in the case of certain events, at a repurchase price of 100% of their principal amount plus accrued interest.

        Bank Line of Credit—We have a $60 million revolving line of credit with Wells Fargo Bank, N.A. that expires on August 15, 2006. The Line of Credit Agreement is secured by CIBER's tangible and intangible assets and is also guaranteed by CIBER's domestic subsidiaries. The interest rate charged on borrowings under the agreement ranges from the prime rate of interest ("prime") less 70 basis points to prime less 20 basis points depending on CIBER's Pricing Ratio and changes, as required, on the first day of each quarter. CIBER's Pricing Ratio is defined as the ratio of CIBER's Total Funded Indebtedness at the end of each quarter divided by CIBER's earnings before interest, taxes, depreciation and amortization ("EBITDA") for the prior four fiscal quarters then ended.

        The terms of the credit agreement contain, among other provisions, specific limitations on additional indebtedness, liens and acquisition activity and prohibit the payment of any dividends. The line of credit agreement also contains certain financial covenants including a maximum liabilities to tangible net worth ratio of 2.0, a minimum fixed charged coverage ratio (EBITDAR to total fixed charges) of 1.75, a maximum leverage ratio (total funded indebtedness divided by EBITDA) of 1.25 and a maximum asset coverage ratio (total funded indebtedness divided by net domestic accounts receivable) of 0.50. We are required to satisfy the financial covenants at the end of each quarter. Certain elements of these ratios are defined below.

  •
  EBITDAR represents net income plus: interest expense, income tax expense, depreciation expense, amortization expense, and rent payments, measured over the prior four quarters.

  •
  Total Fixed Charges represents the sum of capital expenditures, plus interest expense plus rent payments, measured over the prior four quarters.

  •
  Total Funded Indebtedness includes borrowings under our line of credit plus the face amount of any outstanding Letter of Credit.

  •
  EBITDA represents net income plus: interest expense, income tax expense, depreciation expense, and amortization expense, measured over the prior four quarters.

        As a result of our December 2003 sale of debentures, we repaid the outstanding balance under the line of credit and further borrowing under the line of credit has been suspended until an amendment to the line of credit is executed modifying certain terms and the financial covenants. We expect to have an amendment completed during the first quarter of 2004.

        March 2004 Acquisition of SCB Computer Technology—On March 1, 2004, we acquired SCB Computer Technology, Inc. ("SCB"). SCB, based in Memphis, Tennessee, provided IT services similar to CIBER, including consulting, outsourcing and professional staffing, with a particular focus on federal and state government clients. The acquisition of SCB added approximately 1,300 consultants to our professional staff. We expect SCB to add approximately $125 million of annualized revenue. The total consideration paid by CIBER for all of SCB's outstanding shares is approximately $54 million, consisting of approximately $41 million in cash and approximately 1.4 million shares of CIBER common stock valued at approximately $13 million. In addition, SCB had certain debt obligations, totaling approximately $33 million, which we have repaid shortly after closing of the acquisition. We used a portion of the cash raised from our December 2003 Convertible Debenture Offering to fund the cash portion of the purchase consideration and the repayment of SCB's debt.

Contractual Obligations

        The following table summarizes our contractual obligations at December 31, 2003:

	Payments due by period
	Total	Less than 1 year	1 - 3 years	4 - 5 years	More than 5 years
	(In thousands)
Long-term debt(1)	$175,000	—	—	—	175,000
Operating leases(2)	48,369	19,294	21,243	7,714	118
Purchase obligations	2,058	1,371	687	—	—

Total	$225,427	$20,665	$21,930	$7,714	$175,118

(1)
Our Convertible Senior Subordinated debentures are due 2023. However, pursuant to their terms, they may be redeemed or converted to CIBER common shares at various times prior to maturity. (see Note 10 to the Consolidated Financial Statements included herein).

(2)
Includes operating leases for all office locations and office equipment.

Seasonality

        We experience a moderate amount of seasonality. Our consulting revenue and profitability are affected by the number of workdays in a quarter. Typically our billable hours are reduced in the second half of the year, especially during the fourth quarter, due to the large number of holidays and vacation time. As a result, our operating income as a percentage of revenue is generally the lowest in the fourth quarter of each calendar year.

Critical Accounting Policies and Estimates

        Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenue and expenses. On an on-going basis, we evaluate our estimates including those related to revenue earned but not yet billed, costs to complete fixed-price projects, the collectibility of accounts receivable, acquisition accounting, the valuation of goodwill, certain accrued liabilities and other reserves, income taxes, and others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ materially from those estimates. We believe the following accounting policies and estimates are most critical to our consolidated financial statements.

        Revenue recognition and fixed-price contracts—We recognize revenue as we perform services for our clients. We primarily provide consulting services under time-and-material or fixed-price contracts. The majority of our service revenue is recognized under time-and-material contracts as hours and costs are incurred. Under our typical time and materials billing arrangement, we bill our customers on a regularly scheduled basis, such as biweekly or monthly. At the end of each accounting period we estimate and accrue revenue for services performed since the last billing cycle. These unbilled amounts are actually billed the following month and any differences compared to estimates are accounted for. The most common reason for differences between our accruals and actual bills relate to hour adjustments as time sheets are approved, late time sheets received, and rate changes. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. Each contract has different terms, scope, deliverables and engagement complexities that require significant judgment. The cumulative impact of any revisions in estimated revenue and cost is recognized in the period in which the facts that give rise to the revision become known. Our ability to accurately predict personnel requirements and other costs, as well as to effectively manage a project or achieve a certain level of performance can have a significant impact on the gross margins related to our engagements. Also, with fixed-price contracts, we are subject to the risk of cost overruns. Losses, if any, on fixed-price contracts are recognized when the loss is determined.

        Collectibility of accounts receivable—We maintain an allowance for doubtful accounts at an amount we estimate to be sufficient to cover the risk of collecting less than full payment on our receivables. Our allowance for bad debts is based upon specific identification of likely and probable losses. We review our accounts receivable and reassess our estimates of collectibility each month. If our clients' financial condition or liquidity were to deteriorate, resulting in an impairment of their ability to make payments or if customers were to express dissatisfaction with the services we have provided, additional allowances may be required.

        Acquisition accounting—In connection with acquisitions, we estimate the fair value of assets acquired and liabilities assumed. Some of the items, including accounts receivable, property and equipment, other intangible assets, certain accrued liabilities, and legal and other reserves require a high degree of management judgment. Certain estimates may change as additional information becomes available. In particular, restructuring liabilities are subject to change as we complete our assessment of the acquired operations and finalize our integration plan.

        Valuation of goodwill—We have recorded a significant amount of goodwill resulting from acquisitions. Effective January 1, 2002, goodwill is no longer amortized but is subject to annual impairment testing. The impairment test involves the use of estimates related to the fair value of the business operations with which the goodwill is associated. The estimate of fair value requires significant judgment. Any loss resulting from an impairment test would be reflected in operating income in our statement of operations.

        Valuation of other intangible assets—In connection with our acquisitions, we are required to recognize other intangible assets separate and apart from goodwill if such assets arise from contractual or other legal rights or if such assets are separable from the acquired business. Other intangible assets include, among other things, customer-related assets such as order backlog, customer contracts and customer relationships. Determining a fair value for such items requires a high degree of judgment, assumptions, and estimates. In certain situations, where deemed necessary, we use third parties to assist us with such valuations. In addition, these intangible assets are to be amortized over the best estimate of their useful life.

        Accrued compensation and other liabilities—Employee compensation costs are our largest expense category. We have a number of different variable compensation programs, which are highly dependent on estimates and judgments, particularly at interim reporting dates. Some programs are discretionary while others have quantifiable performance metrics. Certain programs are annual, while others are quarterly or monthly. Often actual compensation amounts cannot be determined until after our results are reported. We believe we make reasonable estimates and judgments using all significant information available. We also estimate the amounts required for incurred but not reported health claims under our self-insured employee benefit programs. Our accrual for health costs is based on historical experience and actual amounts may vary. In addition, with respect to our potential exposure to losses from litigation, claims and other assessments, we record a liability when such amounts are believed to be probable and can be estimated.

        Income taxes—To record income tax expense, we are required to estimate our income taxes in each of the jurisdictions in which we operate. In addition, income tax expense at interim reporting dates requires us to estimate our expected effective tax rate for the entire year. This involves estimating our actual current tax liability together with assessing temporary differences that result in deferred tax assets and liabilities and expected future tax rates. We record a valuation allowance to reduce our deferred tax assets to an amount we believe is more likely than not to be realized. We consider future taxable income and prudent and feasible tax planning strategies in assessing the need for a valuation allowance. If we subsequently determine that we will realize more or less of our net deferred tax assets in the future, such adjustment would be recorded as an increase or reduction of income tax expense in the period such determination is made. Circumstances that could cause our estimates of income tax expense to change include: the impact of information that subsequently becomes available as we prepare our tax returns; revision to tax positions taken as a result of further analysis and consultation; the actual level of pre-tax income; changes in tax rules, regulations and rates; and changes mandated as a result of audits by taxing authorities.

FACTORS THAT MAY AFFECT FUTURE RESULTS OR THE MARKET PRICE OF OUR STOCK

        We operate in a dynamic and rapidly changing environment that involves numerous risks and uncertainties. The following section describes some, but not all, of the risks and uncertainties that may have a material adverse effect on our business, financial condition, results of operations and the market price of our common stock and could cause our actual results to differ materially from those expressed or implied in our forward-looking statements.

Our profitability will suffer if we are not able to maintain our pricing and utilization rates and control our costs.

        Our profit margin, and therefore our profitability, is largely a function of the rates we charge for our services and the utilization rate or chargeability, of our consultants. Accordingly, if we are not able to maintain the rates we charge for our services or an appropriate utilization rate for our consultants, we will not be able to sustain our profit margin and our profitability will suffer. The rates we charge for our services are affected by a number of factors, including:

  •
  our clients' perception of our ability to add value through our services;

  •
  competition;

  •
  introduction of new services or products by us or our competitors;

  •
  pricing policies of our competitors;

  •
  the use of globally sourced, lower cost service delivery capabilities by our competitors and our clients; and

  •
  general economic conditions.

        Our utilization rates are also affected by a number of factors, including:

  •
  seasonal trends, primarily as a result of holidays and vacations;

  •
  our ability to transition employees from completed assignments to new engagements;

  •
  our ability to forecast demand for our services and thereby maintain an appropriately balanced and sized workforce; and

  •
  our ability to manage employee turnover.

        We have implemented cost-management programs to manage our costs, including personnel costs, support and other overhead costs. Some of our costs, like office rents, are fixed in the short term, which limits our ability to reduce costs in periods of declining revenue. Our current and future cost-management initiatives may not be sufficient to maintain our margins as our level of revenue varies.

Our business will be negatively affected if we are not able to anticipate and keep pace with rapid changes in technology.

        Our market is characterized by rapidly changing technologies, such as the evolution of the Internet, frequent new product and service introductions and evolving industry standards. Our success depends, in part, on our ability to develop and implement technology services and solutions that anticipate and keep pace with rapid and continuing changes in technology, industry standards and client preferences. We may not be successful in anticipating or responding to these developments on a timely basis and our offerings may not be successful in the marketplace. Also, services, solutions and technologies developed by our competitors may make our service or solution offerings uncompetitive or obsolete. Any one of these circumstances could have a material adverse effect on our ability to obtain and successfully complete client engagements.

If our clients are not satisfied with our services, we may have exposure to liabilities, which could adversely affect our profitability and financial condition as well as our ability to compete for future work.

        If we fail to meet our contractual obligations, we could be subject to legal liability, which could adversely affect our business, operating results and financial condition. The provisions we typically include in our contracts that are designed to limit our exposure to legal claims relating to our services and the applications we develop may not protect us or may not be enforceable under some circumstances or under the laws of some jurisdictions. It is possible, because of the nature of our business, that we will be sued in the future. In addition, although we maintain professional liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities. Moreover, as a consulting firm, we depend to a large extent on our relationships with our clients and our reputation for high-quality services to retain and attract clients and employees. As a result, claims made against our work may damage our reputation, which in turn, could impact our ability to compete for new work and negatively impact our revenue and profitability.

If we do not successfully integrate the businesses that we acquire, our revenue and profitability may decline.

        As an integral part of our business strategy, we intend to continue to expand by acquiring information technology businesses. We regularly evaluate potential business combinations and aggressively pursue attractive transactions. We may be unable to profitably manage businesses that we have acquired or that we may acquire or we may fail to integrate them successfully without incurring substantial expenses, delays or other problems that could negatively impact our revenue, profitability and our financial condition.

        Acquisitions involve additional risks, including:

  •
  diversion of management's attention from existing business activities;

  •
  additional costs and delays from difficulties in the integration of the acquired business with our existing business activities;

  •
  loss of significant clients acquired;

  •
  loss of key management and technical personnel acquired;

  •
  assumption of unanticipated legal or other financial liabilities;

  •
  becoming significantly leveraged as a result of debt incurred to finance acquisitions;

  •
  unanticipated operating, accounting or management difficulties in connection with the acquired entities;

  •
  impairment charges for acquired intangible assets, including goodwill, that decline in value; and

  •
  dilution to our earnings per share as a result of issuing shares of our stock to finance acquisitions.

        Also, client dissatisfaction or performance problems with an acquired firm could materially and adversely affect our reputation as a whole. Further, the acquired businesses may not achieve the revenue and earnings we anticipated.

        Historically, we have not always achieved the level of benefits that we expected from our acquisitions. As a result of our acquisitions we have recorded a significant amount of goodwill. Acquired businesses may perform significantly worse than we had expected for a variety of reasons, including, decreased customer demand for a particular service offering or the loss of a significant customer, among others. Such factors could lead to a goodwill impairment charge. During 2000, we recorded a goodwill impairment charge of $80.8 million to write-down the goodwill associated with certain acquisitions.

        We will continue to evaluate from time to time, on a selective basis, other strategic acquisitions if we believe they will help us obtain well-trained, high-quality employees, new service offerings, additional industry expertise, a broader client base or an expanded geographic presence. There can be no assurance that we will be successful in identifying candidates or consummating acquisitions on terms that are acceptable or favorable to us. In addition, there can be no assurance that financing for acquisitions will be available on terms that are acceptable or favorable. We may issue shares of our common stock as part of the purchase price for some or all of these acquisitions. Future issuances of our common stock in connection with acquisitions also may dilute our earnings per share.

The continuation of the current economic downturn has negatively impacted our revenue, and future economic downturns may cause our revenue and profitability to decline.

        Our results of operations are affected by the level of business activity of our clients, which in turn is affected by regional and global economic conditions. As a result of the current difficult economic environment, some clients have cancelled, reduced or deferred expenditures for information technology products and services. Future deterioration of economic conditions could adversely affect our pricing and utilization rates, and therefore our revenue and profitability.

Financial and operational risks of international operations could result in a decline in our revenue and profitability.

        We expect to continue to expand our international operations. Our foreign operations accounted for 11% of our 2003 revenue. We now have offices in eight foreign countries: Canada, Denmark, India, Germany, the Netherlands, Norway, Sweden and the United Kingdom. International operations could cause us to be subject to unexpected, uncontrollable and changing economic and political conditions that could have an adverse effect on our business, revenue, profitability and financial condition. The following factors, among others, present risks that could have an adverse effect on us:

  •
  the costs and difficulties relating to managing geographically diverse operations;

  •
  foreign currency exchange rate fluctuations;

  •
  differences in, and uncertainties arising from changes in, foreign business culture and practices;

  •
  restrictions on the movement of cash;

  •
  multiple, and possible overlapping or conflicting tax laws;

  •
  the costs of complying with a wide variety of national and local laws;

  •
  operating losses incurred in certain countries and the non-deductibility of those losses for tax purposes; and

  •
  differences in, and uncertainties arising from changes in legal, labor, political and economic conditions, as well as international trade regulations and restrictions, and tariffs.

The termination of a contract by a significant client could reduce our revenue and profitability or adversely affect our financial condition.

        Our five largest clients accounted for 29% of our revenue in 2003. The various agencies of the federal government represent our largest client, accounting for 10% of total revenue in 2003, while no other customer accounted for more than 6% our total revenue. We strive to develop long-term relationships with our clients. Most individual client assignments are from three to twelve months, however, many of our client relationships have continued for many years. Our clients typically retain us on a non-exclusive, engagement-by-engagement basis. Although they may be subject to penalty provisions, clients may generally cancel a contract at any time. Under many contracts, clients may reduce their use of our services under such contract without penalty. In addition, contracts with the federal government contain provisions and are subject to laws and regulations that provide the federal government with rights and remedies not typically found in commercial contracts. Among other things, governments may terminate contracts, with short notice, for convenience and may cancel multi-year contracts if funds become unavailable. When contracts are terminated, our revenue may decline and if we are unable to eliminate associated costs in a timely manner, our profitability may decline. In 2003, approximately 26% of our revenue was from public sector clients, including U. S. Federal, state, local and foreign governments and agencies. Often government spending programs are dependent upon the budgetary capability to support such programs. Many government budgets have been adversely impacted by the economic slowdown. Most all states must operate under a balanced budget. As a result of such budget and deficit considerations, our existing and future revenues and profitability could be adversely affected by reduced government IT spending.

        We generate a significant portion of our revenue from projects to implement packaged software developed by others, including PeopleSoft, Lawson, Oracle, and SAP. Our future success in the packaged software implementation business depends on the continuing viability of these companies and their ability to maintain market leadership. For example, it is unclear whether PeopleSoft will continue to maintain a strong market presence following the acquisition of J.D. Edwards. In addition, Oracle has commenced a hostile tender offer of PeopleSoft and has stated that if successful in acquiring PeopleSoft, it may discontinue developing and selling or continue to sell and support PeopleSoft software only for a limited time. The uncertainty about Oracle's intentions may cause customers of PeopleSoft and J.D. Edwards to defer or cancel software purchases, which could harm our business. We cannot assure you that we will be able to maintain a good relationship with these companies or that they will maintain their leadership positions in the software market.

If we do not accurately estimate the cost of a large engagement which is conducted on a fixed-price basis our revenue and profitability may decline.

        We estimate that approximately 10% of our revenue is from engagements performed on a fixed-price basis. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenue and cost is recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. When proposing for and managing fixed-price engagements, we rely on our estimates of costs for completing the project. These estimates reflect our best judgment regarding the efficiencies of our methodologies and professionals as we plan to apply them to the project. Any increased or unexpected costs or unanticipated delays in connection with the performance of fixed-price contracts including delays caused by factors outside of our control could make these contracts less profitable or unprofitable and may affect the amount of revenue reported in any period.

Unfavorable government audits could require us to refund payments we have received, to forego anticipated revenue and could subject us to penalties and sanctions.

        The government agencies we contract with generally have the authority to audit and review our contracts with them. As part of that process, the government agency reviews our performance on the contract, our pricing practices, our cost structure and our compliance with applicable laws, regulations and standards. If the audit agency determines that we have improperly received reimbursement, we would be required to refund any such amount. If a government audit uncovers improper or illegal activities by us or we otherwise determine that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government. Any such unfavorable determination could adversely impact our ability to bid for new work.

The IT services industry is highly competitive, and we may not be able to compete effectively.

        We operate in a highly competitive industry that includes a large number of participants. We believe that we currently compete principally with other IT professional services firms, technology vendors and the internal information systems groups of our clients. Many of the companies that provide services in our markets have significantly greater financial, technical and marketing resources than we do. Our marketplace is experiencing rapid changes in its competitive landscape. Some of our competitors have sought access to public and private capital and others have merged or consolidated with better-capitalized partners. These changes may create more or larger and better-capitalized competitors with enhanced abilities to compete for market share generally and our clients specifically, in some cases, through significant economic incentives to clients to secure contracts. These competitors may also be better able to compete for skilled professionals by offering them large compensation incentives. In addition, one or more of our competitors may develop and implement methodologies that result in superior productivity and price reductions without adversely affecting the competitors' profit margins. In addition, there are relatively few barriers to entry into our markets and we have faced, and expect to continue to face, competition from new entrants into our markets. As a result, we may be unable to continue to compete successfully with our existing or any new future competitors and our revenue and profitability may be adversely affected.

If we are unable to manage our growth, our profitability may decline.

        Our profitability is also a function of our ability to control our costs and improve our efficiency. Growth places significant demands on our management as well as on our administrative, operational and financial resources. As we increase the number of our professionals and execute our strategy for growth, we may not be able to manage a significantly larger and/or more diverse workforce, control our costs or improve our efficiency.

Our future success depends on our ability to continue to retain and attract qualified employees.

        We believe that our future success depends upon our ability to continue to train, retain, effectively manage and attract highly skilled technical, managerial, sales and marketing personnel. Employee turnover is generally high in the IT services industry. If our efforts in these areas are not successful, our costs may increase, our sales efforts may be hindered, and or our customer service may degrade. Although we invest significant resources in recruiting and retaining employees, there is often significant competition for certain personnel in the IT services industry. From time to time, we experience difficulties in locating enough highly qualified candidates in desired geographic locations, or with required specific expertise.

        In addition, we believe that there are certain key employees within the organization, primarily in the senior management team, who are necessary for us to meet our objectives. Due to the competitive employment nature of our industry, there is a risk that we will not be able to retain these key employees. The loss of one or more key employees could adversely affect our continued growth. In addition, uncertainty created by turnover of key employees could result in reduced confidence in our financial performance, which could cause fluctuations in our stock price and result in further turnover of our employees.

If the accounting for employee stock options is changed, we may be forced to change our business practices.

        Under current accounting principles, we do not record expense for our employee stock options. If the proposals to require recording of expense for employee stock options that are currently under consideration by accounting standards organizations are adopted, we may be required to change our business practices. As a result, we could decide to reduce the number of stock options granted to employees or to grant options to fewer employees. This could affect our ability to retain employees and attract qualified candidates and could increase the cash compensation we would have to pay. In addition, such a change in accounting would have a negative effect on our earnings.

Our debt may affect our business and may restrict our operating flexibility.

        In December 2003, we issued $175 million of Convertible Senior Subordinated Debentures ("debentures") due 2023. This significantly increased our aggregate level of indebtedness. In the future, we may obtain additional long-term debt and working capital lines of credit to meet future financing needs, which would have the effect of increasing total leverage. We are not restricted under the terms of the debentures from incurring additional debt, including secured debt or repurchase of our securities. In addition, the limited covenants applicable to the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due. Certain of our other debt instruments may, however, restrict these and other actions.

        We also have a $60 million bank revolving line of credit that expires in August 2006. We have used borrowings under our line of credit for consideration related to our acquisitions in 2001, 2002 and 2003. In the past, we have been successful in generating cash flow from operations to reduce our indebtedness. We have experienced, from time to time, instances of covenant non-compliance under our line of credit, which non-compliances have been waived by our lender. We had no outstanding borrowings under our line of credit at December 31, 2003.

        The level of our indebtedness could:

  •
  limit cash flow available for general corporate purposes, such as acquisitions, due to the ongoing cash flow requirements for debt service;

  •
  limit our ability to obtain, or obtain on favorable terms, additional debt financing in the future for working capital or acquisitions;

  •
  limit our flexibility in reacting to competitive and other changes in our industry and economic conditions generally;

  •
  expose us to a risk that a substantial decrease in net operating cash flows due to economic developments or adverse developments in our business could make it difficult to meet debt service requirements;

  •
  increase our vulnerability to adverse economic and industry conditions; and

  •
  expose us to risks inherent in interest rate fluctuations because of the variable interest rates, which could result in higher interest expense in the event of increases in interest rates.

        Our ability to repay or to refinance our indebtedness will depend upon our future operating performance, which may be affected by general economic, financial, competitive, regulatory, business and other factors beyond our control, including those discussed herein. In addition, there can be no assurance that future borrowings or equity financing will be available for the payment or refinancing of any indebtedness we may have. If we are unable to service our indebtedness or maintain covenant compliance, whether in the ordinary course of business or upon acceleration of such indebtedness, we may be forced to pursue one or more alternative strategies, such as restructuring or refinancing our indebtedness, selling assets, reducing or delaying capital expenditures or seeking additional equity capital. There can be no assurances that any of these strategies could be affected on satisfactory terms, if at all.

We may be unable to repurchase our outstanding debentures for cash on specific dates or following a designated event.

        Holders of our Convertible Senior Subordinated Debentures ("debentures") have a right to require us to repurchase the debentures on specified dates or upon the occurrence of a designated event prior to maturity as described in the agreement. Any of our future debt agreements may contain a similar provision. We may not have sufficient funds to make the required repurchase in cash at such time or the ability to arrange necessary financing on acceptable terms. In addition, if we fail to repurchase the debenture as required by the indenture, it would constitute an event of default under the indenture governing the debentures which, in turn, would be expected to constitute an event of default under any agreement relating to debt outstanding, including our bank line of credit. Important corporate events, such as takeovers, recapitalizations or similar transactions, may not constitute a designated event under the indenture governing the debentures and thus not permit the holders of the debentures to require us to repurchase or redeem the debentures.

Conversion of the debentures will dilute the ownership interest of existing shareholders and may adversely affect the price of our common stock.

        The conversion of some or all of the debentures into CIBER common shares will dilute the ownership interest of existing shareholders. Any significant sales in the public market of the common stock issuable upon conversion of the debentures could also adversely affect prevailing market prices of our common stock.

Our quarterly revenue, operating results and profitability will vary from quarter to quarter and other factors may result in increased volatility of our share price.

        Our quarterly revenue, operating results and profitability have varied in the past and are likely to vary significantly from quarter to quarter, making them difficult to predict. This may lead to volatility in our share price. The changes in the market price of our common stock may also be for reasons unrelated to our operating performance. Some other factors that may cause the market price of our common stock to fluctuate substantially, include:

  •
  the failure to be awarded a significant contract on which we have bid;

  •
  the termination by a client of a material contract;

  •
  announcement of new services by us or our competitors;

  •
  announcement of acquisitions or other significant transactions by us or our competitors;

  •
  changes in or failure to meet earnings estimates by securities analysts;

  •
  sales of common stock by CIBER or existing shareholders, or the perception that such sales may occur;

  •
  adverse judgments or settlements obligating us to pay liabilities;

  •
  changes in management;

  •
  general economic conditions and overall stock market volatility; and

  •
  changes in or the application of U.S. generally accepted accounting principles.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of CIBER or limit the price investors might be willing to pay for our stock, thus impacting the market price of our stock.

        Certain provisions of our Certificate of Incorporation and Bylaws could delay the removal of incumbent directors and could make a merger, tender offer or proxy contest involving us more difficult, even if such events would be beneficial to the interests of the shareholders. These provisions include adoption of a Preferred Stock Purchase Rights Agreement, commonly known as a "poison pill" that gives our board the ability to issue preferred stock and determine the rights and designations of the preferred stock at any time without stockholder approval. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of CIBER. In addition, the staggered terms of our Board of Directors could have the effect of delaying or deferring a change in control. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock, and as a result, the price of our common stock could decline.

        The above factors and certain provisions of the Delaware General Corporation Law may have the effect of deterring hostile takeovers or otherwise delaying or preventing changes in the control or management of CIBER, including transactions in which our shareholders might otherwise receive a premium over the then-current market for their shares of CIBER common stock.

Our Chairman of the Board owns sufficient shares of our common stock and can significantly affect the results of any shareholder vote regardless of the opposition of other shareholders or the desire of other shareholders to pursue an alternate course of action.

        Our Chairman of the board of directors and Founder, Bobby G. Stevenson, beneficially owns approximately 12% of our common stock. As a result, Mr. Stevenson has the ability to significantly influence the outcome of matters requiring a shareholder vote, including the election of the board of directors, amendments to our organizational documents, or approval of any merger, sale of assets or other major corporate transaction. The interests of Mr. Stevenson may differ from the interests of our other shareholders, and Mr. Stevenson may be able to delay or prevent us from entering into transactions that would result in a change in control, including transactions in which our shareholders might otherwise receive a premium over the then-current market price for their shares. These factors could limit the price that investors might be willing to pay in the future for shares of our common stock, and as a result, the price of our common stock could decline.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risks related to changes in foreign currency exchange rates and interest rates. We believe our exposure to market risks is immaterial.

        During 2003, approximately 11% of our total revenue was attributable to our foreign operations. Our exposure to changes in foreign currency rates primarily arises from short-term intercompany transactions with our foreign subsidiaries and from client receivables in different currencies. Foreign sales are mostly made from our foreign subsidiaries in their respective countries and are typically denominated in the local currency of each country. Our foreign subsidiaries incur most of their expenses in their local currency as well, which helps minimize our risk of exchange rates. We are also exposed to foreign exchange rate fluctuations as the results of operations and balance sheets of our foreign subsidiaries are translated into U.S. dollars during consolidation. From time-to-time, CIBER enters into forward foreign exchange contracts as a hedge against foreign currency exchange risk on transactions denominated in foreign currencies. At December 31, 2003, we had no outstanding foreign exchange contracts.

        Our exposure to changes in interest rates arises primarily because our indebtedness, if any, under our bank line of credit has a variable interest rate.

Independent Auditors' Report

The Board of Directors and Shareholders
CIBER, Inc.:

        We have audited the accompanying consolidated balance sheets of CIBER, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CIBER, Inc. and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in note 2 to the consolidated financial statements, the Company changed its method of accounting for intangible assets in 2002 and for business combinations in 2001.

KPMG LLP

Denver, Colorado
February 6, 2004, except as to Note 20,
which is as of March 1, 2004.

CIBER, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years ended December 31,
	2003	2002	2001
	(In thousands, except per share data)
Consulting services	$663,973	$582,864	$526,615
Other revenue	28,014	25,454	32,260

Total revenue	691,987	608,318	558,875

Cost of consulting services	478,328	416,658	369,086
Cost of other revenue	20,369	17,326	23,043
Selling, general and administrative expenses	158,163	148,902	151,995
Amortization of intangible assets	2,664	910	12,155

Operating income	32,463	24,522	2,596
Interest income	887	160	526
Interest expense	(2,077)	(1,357)	(432)
Other income, net	162	460	167

Income before income taxes	31,435	23,785	2,857
Income tax expense	11,451	9,607	1,173

Net income	$19,984	$14,178	$1,684

Earnings per share—basic	$0.31	$0.22	$0.03
Earnings per share—diluted	$0.31	$0.22	$0.03
Weighted average shares—basic	63,505	63,313	58,191
Weighted average shares—diluted	64,382	63,989	58,698

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2003	2002
	(In thousands, except per share data)
Assets
Current assets:
Cash and cash equivalents	$132,537	$14,899
Accounts receivable, net	140,037	132,513
Prepaid expenses and other current assets	10,521	7,753
Income taxes refundable	4,616	3,570
Deferred income taxes	4,931	5,034

Total current assets	292,642	163,769

Property and equipment, at cost	46,023	51,746
Less accumulated depreciation and amortization	(30,646)	(34,122)

Net property and equipment	15,377	17,624

Goodwill, net	249,992	234,673
Other intangible assets, net	8,231	3,194
Investment in ECsoft	—	5,043
Other assets	7,081	2,838

Total assets	$573,323	$427,141

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$17,236	$13,527
Accrued compensation and related liabilities	37,954	30,360
Accrued lease costs—current portion	3,606	3,874
Other accrued expenses and liabilities	20,793	14,114
Income taxes payable	501	1,047

Total current liabilities	80,090	62,922
Bank line of credit	—	21,864
Accrued lease costs—long term	4,951	5,701
Deferred income taxes	8,650	3,292
Long term debentures	175,000	—

Total liabilities	268,691	93,779

Contingent redemption value of put option	—	5,832

Commitments and contingencies
Shareholders' equity:
Preferred stock, $0.01 par value, 5,000 shares authorized, no shares issued	—	—
Common stock, $0.01 par value, 100,000 shares authorized, 64,705 and 64,705 shares issued	647	647
Additional paid-in capital	266,777	260,031
Retained earnings	85,366	67,831
Accumulated other comprehensive income	6,051	2,391
Treasury stock, 6,106 and 588 shares, at cost	(54,209)	(3,370)

Total shareholders' equity	304,632	327,530

Total liabilities and shareholders' equity	$573,323	$427,141

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries

Consolidated Statements of Shareholders' Equity

	Common Stock				Accumulated Other Comprehensive Income (Loss)
			Additional Paid-in Capital	Retained Earnings		Treasury Stock	Total Shareholders' Equity
	Shares	Amount
	(In thousands)
Balances at January 1, 2001	59,579	$596	$229,732	$70,098	$(1,470)	$(28,714)	$270,242
Net income	—	—	—	1,684	—	—	1,684
Unrealized gain on investments, net of $176 tax	—	—	—	—	370	—	370
Foreign currency translation	—	—	—	—	(601)	—	(601)

Comprehensive income							1,453
Acquisition consideration	1,386	14	9,393	(3,904)	—	16,197	21,700
Employee stock purchases and options exercised	1	—	(119)	(13,028)	—	20,074	6,927
Tax benefit from exercise of stock options	—	—	1,412	—	—	—	1,412
Contingent liability for put options	—	—	775	—	—	—	775
Stock compensation expense	1	—	123	(465)	—	1,090	748
Purchases of treasury stock	—	—	—	—	—	(11,967)	(11,967)

Balances at December 31, 2001	60,967	610	241,316	54,385	(1,701)	(3,320)	291,290

Net income	—	—	—	14,178	—	—	14,178
Unrealized gain on investments, net of $1,050 tax	—	—	—	—	1,511	—	1,511
Foreign currency translation	—	—	—	—	2,581	—	2,581

Comprehensive income							18,270
Acquisition consideration	1,105	11	8,685	—	—	—	8,696
Sale of stock to investors	2,459	25	14,070	—	—	—	14,095
Employee stock purchases and options exercised	172	1	1,267	(734)	—	5,183	5,717
Tax benefit from exercise of stock options	—	—	415	—	—	—	415
Stock compensation expense	2	—	110	2	—	34	146
Contingent liability for DCI put options	—	—	(5,832)	—	—	—	(5,832)
Purchases of treasury stock	—	—	—	—	—	(5,267)	(5,267)

Balances at December 31, 2002	64,705	647	260,031	67,831	2,391	(3,370)	327,530

Net income	—	—	—	19,984	—	—	19,984
Unrealized loss on investments, net of $873 tax	—	—	—	—	(1,310)	—	(1,310)
Foreign currency translation	—	—	—	—	4,970	—	4,970

Comprehensive income							23,644
Employee stock purchases and options exercised	—	—	—	(2,453)	—	10,277	7,824
Tax benefit from exercise of stock options	—	—	908	—	—	—	908
Stock compensation expense	—	—	6	4	—	64	74
Settlement of DCI put options	—	—	5,832	—	—	(5,832)	—
Purchases of treasury stock	—	—	—	—	—	(55,348)	(55,348)

Balances at December 31, 2003	64,705	$647	$266,777	$85,366	$6,051	$(54,209)	$304,632

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years ended December 31,
	2003	2002	2001
	(In thousands)
Operating activities:
Net income	$19,984	$14,178	$1,684
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,604	10,684	9,441
Amortization of intangible assets	2,664	910	12,155
Deferred income taxes	7,653	7,009	(221)
Provision for doubtful receivables	2,025	3,520	4,912
Provision for office lease and closure costs	1,267	1,306	1,251
Other, net	(253)	(9)	1,100
Changes in operating assets and liabilities, net of the effect of acquisitions:
Accounts receivable	6,789	16,849	19,441
Other current and long-term assets	1,459	2,121	(1,711)
Accounts payable	1,169	(7,400)	(4,391)
Accrued compensation and related liabilities	271	(427)	(6,910)
Accrued lease costs	(6,333)	(4,787)	(896)
Other accrued expenses and liabilities	(9,259)	(14)	(10,536)
Income taxes payable/refundable	6,328	3,680	1,035

Net cash provided by operating activities	42,368	47,620	26,354

Investing activities:
Acquisitions, net of cash acquired	(17,648)	(41,552)	(49,959)
Proceeds from the sale of DigiTerra Broadband, net of expenses	1,986	—	—
Purchases of property and equipment, net	(4,410)	(2,879)	(5,962)
Purchases of investments	(62)	(4,393)	(885)
Sales of investments	593	1,652	1,218
Sale of building, net	—	—	5,828
Loans to officers	—	(1,493)	—
Repayment loans to officers	—	243	—

Net cash used in investing activities	(19,541)	(48,422)	(49,760)

Financing activities:
Employee stock purchases and options exercised	7,824	5,717	6,927
Sale of stock to investors	—	14,095	—
Borrowings on long term bank line of credit	367,965	337,044	79,910
Payments on long term bank line of credit	(389,829)	(333,814)	(61,276)
Purchases of treasury stock	(55,348)	(4,017)	(11,190)
Repayment of debt of acquired company	—	(11,739)	—
Repayment of acquisition note payable	—	(1,500)	—
Line of credit origination fees paid	(250)	(100)	(613)
Proceeds from debenture offering, net of financing costs	169,289	—	—
Cash settlement of put option	(5,832)	—	—

Net cash provided by financing activities	93,819	5,686	13,758

Effect of foreign exchange rate changes on cash	992	646	(176)

Net increase (decrease) in cash and cash equivalents	117,638	5,530	(9,824)
Cash and cash equivalents, beginning of period	14,899	9,369	19,193

Cash and cash equivalents, end of period	$132,537	$14,899	$9,369

See accompanying notes to consolidated financial statements.

CIBER, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(Dollar amounts in thousands, except per share amounts)

(1)   Description of Operations

        CIBER, Inc. and its subsidiaries provide information technology ("IT") system integration consulting and other IT services. We also resell certain third-party IT hardware and software products. Our services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Our clients consist primarily of governmental agencies and Fortune 500 and middle market companies, across most major industries. We serve clients through local branch offices that are located throughout the United States and Europe, plus Canada and India, as well as several hundred traveling consultants. Foreign operations accounted for 11% of our total revenue in 2003.

(2)   Summary of Significant Accounting Policies

        The following is a description of our more significant accounting policies. The accounting policies and estimates we believe are most critical to the Company's financial condition and operating results pertain to revenue recognition (including estimates of costs to complete engagements); collectibility of accounts receivable; acquisition accounting; valuation of goodwill and other intangible assets; accrued compensation and other liabilities and estimates of effective tax rates.

        (a)   Principles of Consolidation

        The consolidated financial statements include the accounts of CIBER, Inc. and all of its majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

        (b)   Estimates

        The preparation of these financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities and the reported amounts of revenue and expense. These estimates and assumptions include, but are not limited to, estimates of revenue earned but not yet billed, costs to complete fixed-price projects, the collectibility of accounts receivable, the valuation of goodwill and other intangible assets, certain accrued liabilities and other reserves, income taxes, and others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from those estimates.

        (c)   Cash and Cash Equivalents

        Cash and cash equivalents includes bank demand and time deposits, money market funds, and all other highly liquid investments with maturities of three months or less when purchased.

        (d)   Investments in Marketable Securities and ECsoft

        Investments in marketable equity securities are classified as available for sale and are recorded at fair market value, which is determined based on quoted market prices. There were no investments held as of December 31, 2003. At December 31, 2002, investments with a fair market value of $417 were included in prepaid expenses and other current assets. All unrealized gain or loss, net of tax, are included in accumulated other comprehensive income in equity. Unrealized losses and declines in market value determined to be other than temporary are included in other income. In 2002, we recorded losses of $800 to write down the value of certain marketable securities whose decline in value was deemed other than temporary. Realized gains and losses are based on average cost. Net realized gains were $146, $175 and $2 for the years ended December 31, 2003, 2002 and 2001, respectively.

        At December 31, 2002, we owned approximately 10% of ECsoft Group plc that we had acquired in the open market for a cost of $2,851, and which was accounted for as a marketable security at market value. In January 2003, as a result of the acquisition of all of the remaining shares of ECsoft, the total ECsoft purchase price including the shares held at December 31, 2002 have been accounted for based on actual cost. Accordingly, the unrealized gain on ECsoft shares of $2,192, which was recorded as part of accumulated other comprehensive income at December 31, 2002, was reversed in 2003.

        (e)   Property and Equipment

        Property and equipment, which consists of computer equipment, and software, furniture and leasehold improvements, is stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives, ranging primarily from three to seven years. Direct costs of time and material incurred for the development of software for internal use are capitalized as property and equipment.

        (f)    Goodwill and Other Intangible Assets

        Goodwill represents the cost of acquired businesses in excess of the fair value of the net assets acquired. Other intangible assets from business combinations consist of customer relationships and non-compete agreements and are amortized, on a straight-line basis, over periods of up to seven years.

        Effective July 1, 2001, we adopted Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations." SFAS 141 specifies the criteria for recording intangible assets separate from goodwill. Under SFAS No. 142, "Goodwill and Other Intangible Assets" goodwill is no longer amortized, but instead is reviewed annually for impairment. The non-amortization of goodwill became effective for business combinations after June 30, 2001. With respect to goodwill acquired prior to July 1, 2001, we have adopted SFAS 142 effective January 1, 2002. Other intangible assets with finite lives continue to be amortized over their estimated useful lives.

        Goodwill is allocated to reporting units and tested for impairment at the reporting unit level. The goodwill impairment test has two steps. The first step identifies potential impairment by comparing the fair value of the reporting unit with its book value, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not impaired. If the carrying value exceeds fair value, the second step calculates the impairment by comparing the implied fair value of goodwill with the carrying amount.

        (g)   Revenue Recognition

        We primarily provide consulting services under time-and-material or fixed-price contracts. The majority of our service revenue is recognized under time-and-material contracts as hours and costs are incurred. Revenue includes reimbursable expenses separately billed to clients. For fixed-price contracts, revenue is recognized on the basis of the estimated percentage of completion based on costs incurred relative to total estimated costs. The cumulative impact of any revisions in estimated revenue and cost is recognized in the period in which the facts that give rise to the revision become known. Losses, if any, on fixed-price contracts are recognized when the loss is determined. Under certain national IT services contracts we are required by our client to act as a billing agent for other service providers to such client. We recognize the net fee under these arrangements as revenue.

        Other revenue includes resale of third-party IT hardware and software products as well as commissions on sales of IT products. Revenue related to the sale of computer products is recognized when the products are shipped or, if applicable, when installed. Where we are the re-marketer of certain computer products, commission revenue is recognized when the products are drop-shipped from the vendor to the customer. Our commission revenue represents the sales price to the customer less the cost paid to the vendor.

        Unbilled accounts receivable represent amounts recognized as revenue based on services performed in advance of billings in accordance with contract terms. Under our typical time-and-materials billing arrangement, we bill our customers on a regularly scheduled basis, such as biweekly or monthly. At the end of each accounting period we accrue revenue for services performed since the last billing cycle. These unbilled amounts are actually billed the following month. Costs and estimated earnings in excess of billings arise when percentage of completion accounting is used. Such amounts are billed at specific dates or at contract completion.

        (h)   Income Taxes

        Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and to operating loss carryforwards. Deferred tax amounts are based on enacted tax rates expected to be in effect during the year in which the differences reverse. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income tax expense in the period that includes the enactment date. Deferred tax assets and liabilities are classified as current and non-current amounts based on the financial statement classification of the related asset and liability. A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized. Interim-period tax expense is recorded based upon our best estimate of the effective tax rate expected to be applicable for the full fiscal year.

        (i)    Stock-based Compensation

        As permitted by Statement of Financial Accounting Standards No. 123 ("SFAS 123"), we account for stock-based employee compensation in accordance with the provisions of Accounting Principles Board Opinion 25, and related interpretations, including FASB Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation (an Interpretation of APB Opinion No. 25)." We measure stock-based compensation cost as the excess, if any, of the quoted market price of CIBER common stock (or the estimated fair value of subsidiary stock) at the grant date over the amount the employee must pay for the stock. We generally grant stock options at fair value at the date of grant.

        For all our stock-based plans, we have recorded compensation expenses of $74, $146 and $748 in 2003, 2002 and 2001, respectively. No compensation expense has been recorded for stock options. The following table illustrates the effect on net income and earnings (loss) per share had we determined compensation cost for our stock-based compensation plans based on the fair value method of SFAS 123.

	Years ended December 31,
	2003	2002	2001
Net income as reported	$19,984	$14,178	$1,684
Stock based compensation expense determined under the fair value based method, net of related tax effects	(5,061)	(6,430)	(6,247)

Pro forma net income (loss)	$14,923	$7,748	$(4,563)

Earnings (loss) per share—basic:
As reported	$0.31	$0.22	$0.03
Pro forma	$0.23	$0.12	$(0.08)
Earnings (loss) per share—diluted:
As reported	$0.31	$0.22	$0.03
Pro forma	$0.23	$0.12	$(0.08)

        The effect of applying SFAS 123 in this pro forma disclosure may not be indicative of the effect on pro forma net income for future years due to the fact that variables such as the number of options granted, exercises and stock price volatility included in these disclosures may not be indicative of future activity.

        The weighted average fair values of CIBER, Inc. options granted in 2003, 2002 and 2001 were $3.60, $4.20 and $3.64, respectively. The fair value of options at the date of grant was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Years ended December 31,
	2003	2002	2001
Expected life	5 years	5 years	5 years
Risk free interest rate	3.00%	3.75%	4.50%
Expected volatility	55%	80%	75%
Dividend yield	0%	0%	0%

        (j)    Comprehensive income (loss)

        Comprehensive income (loss) includes changes in the balances of items that are reported directly as separate components of shareholders' equity. Comprehensive income (loss) includes net income (loss) plus changes in the net unrealized gain/loss on investments, net of taxes and changes in cumulative foreign currency translation adjustment.

        (k)   Foreign Currency Translation

        The assets and liabilities of our foreign operations are translated into U.S. dollars at current exchange rates and revenue and expense is translated at average exchange rates for the period. The resulting cumulative translation adjustment is included in accumulated other comprehensive income (loss) on the balance sheet. Foreign currency transaction gains and losses are included in the results of operations as incurred. Foreign currency gains and losses on short-term loans with our foreign subsidiaries are also included in the results of operations as incurred. We recorded a net foreign currency gain of $151, $795 and a loss of $117 in 2003, 2002 and 2001, respectively.

        (l)    Fair Value of Financial Instruments

        The carrying amount of cash and cash equivalents accounts receivable and accounts payable approximate fair value due to their short-term nature. Borrowings under our bank line of credit approximate their fair value due to the variable interest rates on these borrowings.

        We estimate the fair value of our $175 million convertible Senior Subordinate debentures to be approximately $177.3 million based on the trading price for our debentures on December 31, 2003.

        (m)  Related party transaction

        In 2002, we loaned $1,493 to our President pursuant to an unsecured, non-interest bearing, Revolving Promissory Note. In December 2002, this note was repaid in full with cash of $243 and 200,000 shares of CIBER common stock valued at $1,250.

(3)   Acquisitions

        We have acquired certain businesses, as set forth below, that we have accounted for using the purchase method of accounting for business combinations and accordingly, the accompanying consolidated financial statements include the results of operations of each acquired business since the date of acquisition.

Acquisitions—2003

        AlphaNet Solutions, Inc.—On June 25, 2003, we completed our acquisition of AlphaNet Solutions, Inc. ("AlphaNet"). Prior to the acquisition, AlphaNet's shares were publicly traded on the NASDAQ. We acquired all of the approximately 6.3 million outstanding shares of AlphaNet, for cash consideration of $4.05 per share. The aggregate purchase price for all of AlphaNet's shares, including stock options, totaled approximately $28,511, excluding transaction-related costs. CIBER paid to the holders of vested AlphaNet stock options having an exercise price of less than $4.05 per share, the amount of $4.05 minus the exercise price of each vested stock option. A significant consideration in arriving at the purchase price was AlphaNet's cash balance of $19,007 at closing. AlphaNet, located in Cedar Knolls, New Jersey provided information technology consulting services similar to CIBER and had 120 consultants at the time of the acquisition. We acquired AlphaNet to increase our capabilities and service offerings and our client base in the New York/New Jersey metro area. AlphaNet has been combined with our existing Edison, New Jersey Custom Solutions operations.

        ECsoft Group plc—Effective January 23, 2003, we completed our acquisition of ECsoft Group plc ("ECsoft"). Prior to the acquisition, ECsoft's shares were publicly traded on the London Stock Exchange. We acquired all of the approximately 10.0 million outstanding shares of ECsoft, not already owned by CIBER, for cash consideration of 305 pence (approximately $4.94) per share or approximately $50,204 in the aggregate. In addition, we had previously acquired approximately 1.1 million ECsoft shares in the open market at a cost of approximately $3,231 bringing our total cost for all of ECsoft's shares to approximately $53,435, excluding transaction-related costs. At the time of the acquisition, ECsoft, (now named CIBER Europe Limited) which is incorporated under the laws of England and Wales had approximately 440 consultants and operations in Denmark, the Netherlands, Norway, Sweden and the United Kingdom that provide information technology consulting services similar to CIBER. We acquired ECsoft to expand our European presence.

        The following table summarizes the estimated fair values of the acquired tangible assets and assumed liabilities of AlphaNet and ECsoft at the date of acquisition:

	Alphanet	ECsoft
Cash and cash equivalents	$19,007	$45,411
Accounts receivable, net	4,442	9,851
Property and equipment	151	2,193
Prepaid expenses and other current assets	485	2,102
Deferred income taxes	3,175	—
Income taxes refundable	2,642	679
Other assets	—	329

Total assets acquired	$29,902	$60,565

Accounts payable	(305)	(2,023)
Accrued compensation and related liabilities	(308)	(6,208)
Accrued lease costs	—	(4,689)
Deferred income taxes	—	(1,856)
Other liabilities	(1,670)	(9,915)

Total liabilities assumed	(2,283)	(24,691)

Net tangible assets	$27,619	$35,874

        The components of the purchase price allocation for AlphaNet and ECsoft are as follows:

	Alphanet	ECsoft
Cash paid for shares	$25,617	$53,435
Cash paid for AlphaNet stock options	2,894	—
Transaction costs	656	2,182
Severance costs	574	2,535

Total	$29,741	$58,152

Allocation of purchase price:
Net tangible asset value acquired	$27,619	$35,874
Other intangible assets	1,628	5,623
Goodwill	494	16,655

Total	$29,741	$58,152

        The AlphaNet goodwill has been assigned to our Custom Solutions Segment and our ECsoft goodwill has been assigned to our European Operations Segment. We expect that all of the AlphaNet goodwill and $2,535 of the ECsoft goodwill will be deductible for income tax purposes. At the date of the acquisition, ECsoft had tax loss carryforwards in certain foreign jurisdictions. Any subsequent tax benefits from these loss carryforwards will be recorded as a reduction of goodwill. We recorded an accrued liability of $574 and $2,535 for estimated severance of AlphaNet and ECsoft personnel, respectively, of which, all of the AlphaNet liability and $2,355 of the ECsoft Liability has been paid as of December 31, 2003.

        The following unaudited pro forma information presents the combined results of operations of CIBER, AlphaNet and ECsoft as if the acquisitions had occurred as of the beginning of each of the periods presented, after including the impact of certain adjustments such as, the elimination of ECsoft's goodwill impairment charge, the elimination of both AlphaNet and ECsoft's expenses related to their acquisition by CIBER and the addition of interest expense on borrowings used to fund the purchases and amortization of other intangible assets, as well as, adjustments to income tax expense. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had CIBER, AlphaNet and ECsoft constituted a single entity during such periods, nor are they necessarily indicative of future operating results.

	Unaudited Pro Forma Combined Years ended December 31,
	2003	2002
Total revenue	$707,259	$692,959
Net income (loss)	$18,660	$(9,584)
Income (loss) per share—basic and diluted	$0.29	$(0.15)

Acquisition—2002

        Decision Consultants, Inc. ("DCI")—On April 30, 2002, we acquired substantially all of the assets and certain liabilities of Decision Consultants, Inc. ("DCI"). DCI, headquartered in Southfield, Michigan, provided information technology consulting services similar to our Custom Solutions division. The majority of DCI's revenue was from clients that were already CIBER clients and most of DCI's operations were in locations already served by CIBER. As a result, the primary asset acquired was the workforce that was in place, which is accounted for as part of goodwill. Like CIBER, DCI's consultants comprised an experienced technical workforce that we believe will help maintain and obtain business at both current and new clients. DCI also added depth to our executive and operation's management team. The acquisition allowed us to combine many of the DCI offices with existing CIBER offices to obtain economies of scale resulting in reduced overhead costs as a percentage of revenue. Also significant were the cost savings to be realized by combining redundant corporate back office functions. DCI added significantly to CIBER's existing consultant base at IBM, Ford and Verizon, among others. In addition, the acquisition gave us opportunities at some new strategic clients, however, such clients did not constitute a significant percentage of DCI's revenue.

        The purchase consideration consisted of $40.4 million in cash (including transaction costs), 1,104,973 shares of CIBER common stock valued at $8.7 million and a $1.5 million unsecured promissory note. The value of the CIBER shares issued was based on the average closing price of the CIBER stock over the two-day period before and after, April 8, 2002, the date the acquisition was announced. The $1.5 million promissory note payable to DCI was paid in full in July 2002.

        The following table summarizes the estimated fair values of the acquired assets and assumed liabilities of DCI at the date of acquisition:

Cash	$179
Accounts receivable	16,396
Prepaids and other current assets	162
Property and equipment	524
Other assets	29

Total assets acquired	17,290

Notes payable	(11,739)
Accounts payable	(2,860)
Accrued compensation	(3,786)
Other liabilities	(770)

Total liabilities assumed	(19,155)

Net liabilities	$(1,865)

        The components of the DCI purchase price allocation are as follows:

Cash consideration	$39,880
Note payable	1,500
Stock consideration	8,696
Transaction costs	472
Severance and other exit costs	6,452

Total	$57,000

Allocation of purchase price:
Net liability value acquired	$(1,865)
Other intangible assets	1,298
Goodwill	57,567

Total	$57,000

        All DCI goodwill has been assigned to our Custom Solutions segment. Substantially all of the DCI goodwill is expected to be deductible for income tax purposes. We recorded an accrued liability of $1,771 for severance of DCI personnel, all of which was paid in 2002. We recorded an accrued lease liability for DCI office lease exit costs of $4,038 for office locations that we will not use. Information regarding accrued lease costs is included in Note 9. We also recorded an accrued liability of $643 for other exit costs, primarily office closure costs, of which $484 was paid in 2002 and $159 was paid in 2003. As part of the DCI purchase allocation, we have assigned $1,298 to other intangible assets for the estimated fair value of customer relationships. Such amount was determined based on a cost-savings approach projected over estimated customer commitments at the time of the acquisition. The Financial Accounting Standards Board issued additional guidance with respect to the recognition of customer relationship intangible assets acquired in business combination occurring after October 25, 2002. We have applied this guidance to all acquisitions after that date.

Acquisitions—2001

        Metamor Industry Solutions, Inc. ("Metamor")—On October 15, 2001, CIBER, Inc. acquired Metamor Industry Solutions, Inc. and its subsidiary, Metamor Government Solutions, Inc. CIBER acquired all of the outstanding stock of Metamor Industry Solutions, Inc. from PSINet Consulting Solutions Holdings, Inc., a subsidiary of PSINet, Inc., for cash consideration of $36.6 million. We have recorded goodwill of $29.8 million, all of which is expected to be deductible for tax purposes. We recorded reserves of $3,420 for estimated office lease exit costs as additional costs of the acquisition. Metamor, based in Chicago, IL, provided IT consulting services similar to CIBER, including custom software development and IT staffing, primarily to governmental entities. Our primary reason for acquiring Metamor was to expand our services to federal, state and local governments.

        Aris Corporation ("Aris")—On September 18, 2001, we acquired the business and properties of Aris as the result of Aris' merger with and into CIBER. The consideration for the Aris stock consisted of $14.9 million in cash and 2,222,092 shares of CIBER common stock valued at $12.7 million. The value of the CIBER shares issued was based on the average closing price of CIBER stock over the two-day period before and after the revised terms of the acquisition were agreed to. We issued CIBER replacement stock options and warrants valued at $1.4 million. We have recorded $7.7 million of goodwill, all of which is not deductible for tax purposes. We recorded liabilities for severance and office/lease closure costs as additional costs of the acquisition. We recorded an accrued liability of $2,529 for severance of Aris employees, of which $1,953 was paid in 2001 and $576 was paid in 2002. We recorded an accrued lease liability for Aris office lease exit costs of $3,866. We also recorded an accrued liability of $488 for other exit costs, primarily office closure costs, of which $153 was paid in 2001 and $335 was paid in 2002. Aris, headquartered in Bellevue, WA, provided IT consulting services similar to CIBER, including enterprise systems implementation and front-end web development. Our primary reason for acquiring Aris was to expand our presence in Microsoft and Oracle technologies as well as to add to our geographic presence in Seattle and New Jersey and add a location in the United Kingdom.

        Century Computer Consultants, Inc. ("Century")—On August 31, 2001, we acquired Century for an aggregate purchase price of approximately $10.4 million, consisting of $2.9 million in cash and 1,134,644 shares of CIBER common stock valued at $7.5 million. The value of the CIBER shares issued was based on the closing stock price on August 30, 2001. We have recorded $6.5 million of goodwill, all of which is not deductible for tax purposes. Century, based in Overland Park, Kansas, provided IT services similar to CIBER. Our primary reasons for acquiring Century were to strengthen strategic client relationships in Kansas City and in the wireless industry, add leadership to our existing Kansas City operations and realize the cost efficiencies associated with the combined operation.

        The following table summarizes the estimated fair value of assets acquired and liabilities assumed of Metamor, Aris and Century on the respective acquisition date:

	Metamor	Aris	Century
Cash and cash equivalents	$1,061	$12,680	$1,609
Accounts receivable	21,047	8,984	2,081
Equipment and furniture	1,315	1,441	67
Building	—	5,828	—
Income taxes refundable	—	1,032	—
Deferred taxes	—	6,009	79
Other assets	316	1,993	75

Total assets acquired	23,739	37,967	3,911
Accounts payable	4,151	745	145
Accrued compensation and related liabilities	5,080	2,155	—
Other accrued expenses and liabilities	5,113	5,916	—

Net assets acquired	$9,395	$29,151	$3,766

        The components of the purchase price allocation for Metamor, Aris and Century are as follows:

	Metamor	Aris	Century
Cash consideration	$36,598	$14,915	$2,850
Stock consideration	—	12,733	7,500
Stock options and warrants	—	1,446	—
Transaction costs	1,141	936	33
Severance and other exit costs	3,420	6,883	—

Total	$41,159	$36,913	$10,383

Allocation of purchase price:
Net asset value acquired	$9,395	$29,151	$3,766
Other intangible assets	2,027	364	89
Goodwill	29,737	7,398	6,528

Total	$41,159	$36,913	$10,383

        Other acquisitions—In 2001, we also acquired three other businesses for cash consideration of $4.8 million, for which we recorded goodwill of $4.3 million.

(4)   Sale of DigiTerra Broadband

        On May 31, 2003, we sold our DigiTerra Broadband subsidiary for $2,286, net of expenses, resulting in a pre-tax gain of $643, which has been included in other income for the year ended December 31, 2003. As consideration, we received $1,986 in net cash proceeds and the remaining $300 will be held in escrow until May 31, 2004, at which time, we will receive the remaining escrow balance net of any claims which have been paid during the escrow period. DigiTerra Broadband was a wholly owned subsidiary of CIBER, Inc., that provided technology to automate the sale and management of broadband, wireless and digital video services. Prior to its sale, DigiTerra Broadband generated revenue of $795 and a net operating loss of $156 for the five months ended May 31, 2003.

(5)   Earnings Per Share

        The computation of earnings per share—basic and diluted is as follows (shares in thousands):

	Years ended December 31,
	2003	2002	2001
Numerator:
Net income	$19,984	$14,178	$1,684

Denominator:
Basic weighted average shares outstanding	63,505	63,313	58,191
Dilutive effect of employee stock options	757	614	507
Dilutive effect of put option	120	62	—

Diluted weighted average shares outstanding	64,382	63,989	58,698

Earnings per share—basic	$0.31	$0.22	$0.03
Earnings per share—diluted	$0.31	$0.22	$0.03

        The number of antidilutive stock options (options whose exercise price is greater than the average CIBER stock price during the period) omitted from the computation of weighted average shares—diluted was 3,331,000; 3,518,000 and 3,361,000 for 2003, 2002 and 2001, respectively.

(6)   Accounts Receivable

        Accounts receivable consists of the following:

	December 31,
	2003	2002
Billed accounts receivable	$102,346	$95,462
Unbilled—scheduled billings	33,960	31,629
Costs and estimated earnings in excess of billings	5,387	6,338

	141,693	133,429
Less allowance for doubtful accounts	(1,656)	(916)

	$140,037	$132,513

        The activity in the allowance for doubtful accounts consist of the following:

		Additions
	Balance at beginning of period	Charge to cost and expense	Other(1)	Deductions (Write-offs)	Balance at end of period
Year ended December 31, 2003	$916	2,025	510	(1,795)	$1,656
Year ended December 31, 2002	$4,711	3,520	—	(7,315)	$916
Year ended December 31, 2001	$2,063	4,912	3,707	(5,971)	$4,711

(1)
Represents additions due to acquisitions

(7)   Property and Equipment

        Property and equipment consist of the following:

	December 31,
	2003	2002
Computer equipment and software	$32,102	$35,482
Furniture and fixtures	10,004	11,758
Leasehold improvements	3,917	4,506

	46,023	51,746
Less accumulated depreciation	(30,646)	(34,122)

Property and equipment, net	$15,377	$17,624

(8)   Goodwill and Other Intangible Assets

        Effective January 1, 2002, with the adoption of SFAS No. 142, goodwill is no longer amortized. The following table presents net income and earnings per share for the periods presented, adjusted to exclude the affects of goodwill amortization.

	Years ended December 31,
	2003	2002	2001
Net income	$19,984	$14,178	$1,684
Add back: goodwill amortization, net of tax	—	—	8,226

Adjusted net income	$19,984	$14,178	$9,910

Basic and Diluted earnings per share:
Net income	$0.31	$0.22	$0.03
Goodwill amortization, net of tax	—	—	0.14

Adjusted net income	$0.31	$0.22	$0.17

        In connection with our acquisition of ECsoft in January 2003, we have reorganized our foreign operations and have created a new European Operations Segment (see Note 18). As a result, effective January 1, 2003 we have allocated $16,167 of goodwill, from our Custom Solutions and Package Solutions Segments to our European Operations Segment.

        The changes in the carrying amount of goodwill for the year ended December 31, 2003 are as follows:

	Custom Solutions Segment	Package Solutions Segment	European Operations Segment	Total
Balance at January 1, 2003	$178,694	$39,812	$16,167	$234,673
Acquisition of ECsoft	—	—	16,655	16,655
Acquisition of AlphaNet	494	—	—	494
Sale of DigiTerra Broadband	(1,094)	—	—	(1,094)
Other	27	—	63	90
Goodwill adjustments on prior acquisitions:
Lease cost accrual adjustment	(946)	(322)	—	(1,268)
Acquired tax benefits realized	—	(1,319)	(2,286)	(3,605)
Effect of foreign exchange rate changes	—	—	4,047	4,047

Balance at December 31, 2003	$177,175	$38,171	$34,646	$249,992

        Amortized other intangible assets are comprised of the following:

	Gross Carrying Amount	Accumulated Amortization
December 31, 2002
Noncompete agreements	$251	$(163)
Customer relationships	3,778	(672)

	$4,029	$(835)

December 31, 2003
Noncompete agreements	$100	$(50)
Customer relationships	11,467	(3,286)

	$11,567	$(3,336)

Aggregate amortization expense
Year ended December 31, 2003		$2,664
Estimated Amortization expense
Year ended December 31, 2004		$1,644
Year ended December 31, 2005		$1,594
Year ended December 31, 2006		$1,492
Year ended December 31, 2007		$1,098
Year ended December 31, 2008		$1,098

(9)   Office Leases

        We have non-cancelable operating leases for our office space. We also have certain office locations that we have subleased to other parties. Net rent expense for operating leases totaled $13,729; $14,300 and $14,006 in 2003, 2002 and 2001 respectively. Net rent expense includes accrued lease losses of $1,267; $1,306 and $619 in 2003, 2002 and 2001, respectively.

        Future minimum lease payments and sublease receipts as of December 31, 2003 are:

	Rental Payments	Sublease Receipts
2004	$16,751	$2,822
2005	11,878	1,950
2006	7,975	935
2007	4,563	311
2008	2,936	93
Thereafter	118	—

Total minimum lease payments	$44,221	$6,111

        We have a lease costs reserve for certain office space that is vacant or has been subleased at a loss and a reserve for other costs of closing certain offices. The activity in these reserves consists of the following:

	Lease Costs Reserve	Office Closure Costs Reserve
Balance at January 1, 2002	$3,017	$878
Charge to cost and expense	1,306	—
Additions due to acquisition	4,753	835
Adjustments to goodwill	5,186	77
Cash payments	(4,787)	(1,439)
Foreign currency translation	100	—

Balance at December 31, 2002	$9,575	$351

Charge to cost and expense	1,267	—
Additions due to acquisitions	4,689	—
Adjustments to goodwill	(1,075)	(193)
Cash payments	(6,333)	(158)
Foreign currency translation	434	—

Balance at December 31, 2003	$8,557	$—

(10) Convertible Senior Subordinated Debentures

        On December 2, 2003, in a private placement we issued $175 million of 2.875% Convertible Senior Subordinated Debentures ("Debentures") due to mature in December 2023. The Debentures are general unsecured obligations and are subordinated in right of payment to all of our indebtedness and other liabilities. The Debentures accrue interest at a rate of 2.875% per year. Interest is payable semi-annually in arrears on June 15th and December 15th of each year, beginning June 15, 2004.

        The Debentures are convertible at the option of the holder into shares of our common stock at an initial conversion rate of 73.3138 shares per $1,000 principal amount of Debentures, which is equivalent to an initial conversion price of approximately $13.64 per share, subject to adjustments, prior to the close of business on the final maturity date only under the following circumstances: (1) during any fiscal quarter commencing after December 31, 2003, if the closing sale price of our common stock exceeds 120% of the conversion price for at least 20 trading days in the 30 consecutive trading-day period ending on the last trading day of the preceding fiscal quarter; (2) during the five business days after any ten consecutive trading day period in which the trading price per $1,000 principal amount of Debentures for each day of such period was less than 98% of the product of the closing sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the Debentures; (3) if the Debentures have been called for redemption; or (4) upon the occurrence of certain specified corporate transactions. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and common stock. The conversion price is subject to adjustment in certain circumstances.

        From December 20, 2008, to but not including December 15, 2010, we may redeem any of the Debentures if the closing price of our common stock exceeds 130% of the conversion price for at least 20 trading days in any 30 consecutive trading day period. Beginning December 15, 2010, we may, by providing at least 30-day notice to the holders, redeem any of the Debentures at a redemption price of 100% of their principal amount, plus accrued interest. Debenture holders may require us to repurchase their Debentures on December 15, 2008, 2010, 2013 and 2018 or at any time prior to their maturity in the case of certain events, at a repurchase price of 100% of their principal amount plus accrued interest.

        Debenture issuance costs were approximately $5,711 and are being amortized over five years to interest expense. The unamortized debt issuance costs were $5,616 as of December 31, 2003. Of this amount, $1,142 is included in prepaid and other current assets and $4,474 is included in other assets in the accompanying consolidated balance sheet.

(11) Bank Line of Credit and Financing Agreement

        Bank Line of Credit—We have a $60 million revolving line of credit with Wells Fargo Bank, N.A. that expires August 15, 2006. Borrowings bear interest based on the bank's prime rate of interest ("prime") and ranges from prime minus 0.70% to prime less 0.20%, depending on our ratio of indebtedness to earnings before interest, taxes, depreciation and amortization, and changes accordingly at the beginning of each quarter. We are also required to pay a fee of 0.125% per annum on the unused portion of the line of credit. The line of credit is secured by substantially all of our assets. The line of credit agreement contains certain financial covenants including: maximum liabilities to tangible net worth, minimum fixed charge coverage ratio, maximum leverage ratio and a maximum asset coverage ratio. The terms of the credit agreement also contain, among other provisions, specific limitations on additional indebtedness, liens and merger activity and prohibit the payment of any dividends. As a result of our December 2003 sale of debentures, we repaid the outstanding balance under the line of credit and further borrowing under the line of credit has been suspended until an amendment to the line of credit is executed modifying certain terms and the financial covenants. We expect to have an amendment completed during the first quarter of 2004.

        Wholesale Financing Agreement—In connection with our operation as an authorized remarketer of certain computer hardware and other products, we have an Agreement for Wholesale Financing with IBM Credit Corporation. Outstanding amounts under this agreement, which totaled $6,280 and $5,379 at December 31, 2003 and 2002, respectively, are included in accounts payable. Our payment of individual amounts financed is due within normal trade credit payment terms, generally 45 days, and are without interest. Outstanding amounts under the Wholesale Financing Agreement are secured by substantially all of our assets.

(12) Income Taxes

        Income tax expense (benefit) consists of the following:

	Years ended December 31,
	2003	2002	2001
Current:
Federal	$1,793	$1,042	$577
State and local	1,515	250	139
Foreign	490	1,306	678

	3,798	2,598	1,394

Deferred:
Federal	6,172	5,652	(230)
State and local	1,481	1,357	9
Foreign	—	—	—

	7,653	7,009	(221)

Income tax expense	$11,451	$9,607	$1,173

        U.S. and foreign income before income taxes are as follows:

	Years ended December 31,
	2003	2002	2001
United States	$28,256	$20,475	$345
Foreign	3,179	3,310	2,512

	$31,435	$23,785	$2,857

        Income tax expense differs from the amounts computed by applying the statutory U.S. federal income tax rate to income before income taxes as a result of the following:

	Years ended December 31,
	2003	2002	2001
Income tax expense (benefit) at the federal statutory rate of 35%	$11,002	$8,325	$1,000
Increase (decrease) resulting from:
State income taxes, net of federal income tax benefit	1,948	1,044	96
Nondeductible goodwill amortization	—	—	876
Nondeductible other costs	707	796	641
Adjustment to prior year's estimated tax liability	—	(395)	(1,251)
Deductions from closure of subsidiaries	(2,213)	—	—
Other	7	(163)	(189)

Income tax expense	$11,451	$9,607	$1,173

        The components of the net deferred tax asset or liability are as follows:

	December 31,
	2003	2002
Deferred tax assets:
Accrued expenses	$4,745	$6,131
Accounts receivable	526	253
Net operating losses	4,744	2,255

Total gross deferred tax assets	10,015	8,639
Less valuation allowance	(2,013)	(625)

Net deferred tax assets	8,002	8,014

Deferred tax liabilities:
Property and equipment	(970)	(1,366)
Intangible assets	(10,411)	(3,556)
Investments	—	(600)
Other	(340)	(750)

Total gross deferred tax liabilities	(11,721)	(6,272)

Net deferred tax asset (liability)	$(3,719)	$1,742

Balance sheet classification of deferred tax asset:
Deferred tax asset—current	$4,931	$5,034
Deferred tax liability—long term	(8,650)	(3,292)

Net deferred tax asset (liability)	$(3,719)	$1,742

        Based on our evaluation of current and anticipated future taxable income, we believe sufficient taxable income will be generated to realize the deferred tax assets. In 2003, we recognized $3,605 of tax benefit from the closure of a subsidiary that was recorded as a reduction to goodwill. In 2002, we realized a $401 tax benefit from the use of foreign net operating losses that was recorded as a reduction of goodwill.

        At December 31, 2003, we have approximately $8.0 million of net operating loss ("NOL") carryforwards for U.S. Federal tax purposes resulting from acquisitions. There is no valuation allowance for these U.S. NOL's. Also at December 31, 2003, we have approximately $6.5 million of foreign NOL's for which we have recorded a 100% valuation allowance of $2.0 million. Most of these foreign NOL's were acquired with our acquisition of ECsoft and any realized benefit from these pre-acquisition NOL's will be recorded as a reduction of goodwill.

(13) Stock-Based Plans

        Our stock-based compensation plans are described below.

        Employees' Stock Option Plan—We have a stock option plan for employees and up to 13,500,000 shares of CIBER, Inc. common stock are authorized for issuance under this plan. At December 31, 2003, there are 2,387,163 shares available for future option grants. This plan expired in January 2004, and thus effective February 1, 2004, no shares are available for future stock option grants.

        The plan administrators may grant to officers, employees and consultants, restricted stock, stock options, performance bonuses or any combination thereof. The Compensation Committee of the Board of Directors determines the number and nature of awards. Options become exercisable as determined at the date of grant by the Board of Directors and expire within 10 years from the date of grant. In 2001, stock grants were made to employees for 130,000 shares of common stock valued at an average price of $4.50 per share.

        1989 Stock Option Plan—We established a stock option plan in 1989 that was discontinued during 1994. The options expire twenty years after the date of grant through 2013. At December 31, 2003, options for 123,000 shares were outstanding and vested under this plan with an average exercise price of $0.42.

        Directors' Stock Option Plan—Up to 300,000 shares of CIBER, Inc. common stock are authorized for issuance to non-employee, non-affiliate directors under this plan. Such stock options are non-discretionary and granted annually at the fair market value of our common stock on the date of grant. The number of options granted annually is fixed by the plan. Options expire 10 years from the date of grant. At December 31, 2003, 79,666 shares were available for future option grants. This plan expired in January 2004, and thus effective February 1, 2004, no shares are available for future stock option grants.

        A summary of the status of the CIBER, Inc. stock option plans as of December 31, 2003, 2002 and 2001, and changes during the periods ending on those dates is presented below (shares in thousands):

	Years ended December 31,
	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period	7,295	$8.47	6,700	$9.74	7,405	$13.55
Granted	1,641	6.19	2,218	6.63	3,497	6.35
Exercised	(669)	5.23	(289)	5.31	(1,014)	1.95
Canceled	(688)	10.63	(1,334)	12.55	(3,188)	16.71

Outstanding at end of period	7,579	$8.08	7,295	$8.47	6,700	$9.72

Options exercisable at period end	4,276		3,921		3,267

        At December 31, 2003, there were 10,045,635 shares of CIBER common stock reserved for outstanding and available future grants under our stock option plans.

        Summary information about CIBER, Inc. stock options outstanding and exercisable at December 31, 2003 is as follows (shares in thousands):

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)	Number Exercisable	Weighted Average Exercise Price
$0.38 - $5.00	2,155	$4.47	7.7	1,243	$4.23
5.02 - 6.51	2,532	5.91	8.6	909	5.75
6.54 - 13.25	1,899	9.51	7.6	1,177	10.38
14.13 - 50.98	993	18.72	5.1	947	18.81

$0.38 - $50.98	7,579	$8.08	7.6	4,276	$9.47

        Directors' Stock Compensation Plan—A total of 50,000 shares of CIBER, Inc. common stock are authorized for issuance to non-employee directors under this plan. Each non-employee director is issued shares having a fair market value of approximately two thousand five hundred dollars for attendance at each meeting of our Board of Directors. In 2003, 2002 and 2001, we issued 8,220; 7,406 and 7,550 shares, respectively, of common stock under this plan. At December 31, 2003, 16,610 shares were available for future issuance.

        Employee Stock Purchase Plan ("ESPP")—Under our ESPP, eligible employees are allowed to purchase shares of our common stock at a price equal to 85% of the lower of its fair market value on the first day or the last day of the quarter. A total of 6,750,000 shares of common stock have been reserved for under the ESPP, of which, 1,226,936 shares are available at December 31, 2003 for future issuances. Employees purchased 899,403; 719,039 and 1,226,878 shares under the ESPP in 2003, 2002 and 2001, respectively.

(14) 401(k) Savings Plan

        Almost all of our U.S. employees are eligible to participate in our 401(k) savings plan. Our company matching contribution is determined based on the employee's completed years of service. We recorded expense of $3,916; $4,527 and $2,945 in 2003, 2002 and 2001, respectively, related to this plan.

(15) Shareholders' Equity

        Accumulated other comprehensive income (loss), net of taxes, is comprised of the following:

	December 31,
	2003	2002
Foreign currency translation	$6,051	$1,039
Unrealized gain on securities	—	1,352

Accumulated other comprehensive income	$6,051	$2,391

        Sale of Stock to Investors—On April 29, 2002, we sold 2,459,016 shares of our common stock to investors at $6.10 per share, in a private placement. Total proceeds, net of expenses were $14,095.

        Stock Repurchase ("Put") Option—In connection with our acquisition of DCI on April 30, 2002, DCI's majority shareholder ("the Shareholder") entered into an agreement to not sell a significant portion of the CIBER common stock received in the transaction for a period of up to 90 days (the "Lockup Agreement.") As an inducement for the Shareholder to enter into the Lockup Agreement, CIBER granted the Shareholder an option that under certain circumstances, the Shareholder could require CIBER to repurchase up to 805,000 shares of CIBER common stock at $7.25 per share. In May 2003, the Shareholder exercised this option. CIBER paid approximately $5,832 for the acquisition of these shares, which were accounted for as treasury stock.

        Share Repurchase Program—In 2002, we reached the maximum number of shares authorized by the Board of Directors under our previous share repurchase program that began in 1999. A total of 6,888,591 shares were repurchased under this program. On July 30, 2002 our Board of Directors approved a new share repurchase program and authorized up to 1,000,000 common shares to be repurchased. In 2003, we reached the maximum number of shares authorized by the Board of Directors under this new share repurchase program and authorized up to another 1,000,000 common shares to be repurchased. During 2003 we repurchased a total of 1,061,500 shares under the Share Repurchase Program at a cost of $7,255. At December 31, 2003, there were 174,000 authorized shares remaining available for repurchase.

        Shelf Registration Statement on Form S-4—At December 31, 2003, we have an effective registration statement of Form S-4, under which 8,261,365 shares of our common stock remain and may be used from time to time in connection with future business combinations.

        Warrants for Common Stock—In connection with our acquisition of Aris in 2001, we issued warrants for shares of our common stock in replacement of Aris's previously outstanding warrants. The 8,586 warrants outstanding at December 31, 2003 are exercisable at $58.24 per share, and expire in October 2004.

        Stock Purchase Rights—On September 21, 1998, CIBER, Inc. paid a dividend of one preferred stock purchase right (a "Right") for each outstanding share of CIBER, Inc. common stock ("Common Stock"). A Right is also attached to all shares of Common Stock issued after the dividend date. Each Right entitles the registered holder to purchase one one-hundredth of a share of Series A Junior Preferred Stock, par value $0.01, at a purchase price of two hundred fifty dollars, subject to adjustment. The Rights become exercisable ten business days following a public announcement that a person or group has acquired, or has commenced or intends to commence a tender offer for 15% or more of our outstanding Common Stock. In the event the Rights become exercisable, each Right will entitle its holder, other than the Acquiring Person (as defined in the Rights Agreement), to that number of shares of our Common Stock having a market value of two times the exercise price of the Right. In the event the Rights become exercisable because of a merger or certain other business combination, each Right will entitle its holder to purchase common stock of the acquiring company having a market value of two times the exercise price of the Right. If the Rights are fully exercised, the shares issued would cause substantial dilution to the Acquiring Person or the Shareholders of the acquiring company. We can redeem the Rights in their entirety, prior to their becoming exercisable, at $0.001 per Right. The Rights expire on August 28, 2008, unless extended or earlier redeemed.

(16) Contingencies

        We are routinely involved in legal proceedings, audits, claims and litigation arising in the ordinary course of business. Although, the outcome of such matters is not predictable with assurance, we do not expect that the ultimate outcome of any of these matters, individually or in the aggregate, will have a material adverse effect on our financial condition, results of operations or cash flows. However, depending on the amount and timing, an unfavorable outcome of any such matters could possibly materially affect our future results of operations or cash flow in any particular period.

(17) Business and Credit Concentrations

        Financial instruments that are potentially subject to concentrations of credit risk are cash and cash equivalents and accounts receivable. Our cash and cash equivalents are in high credit quality short-term investments and held by high credit qualified financial institutions. Accounts receivable are reviewed on a periodic basis and an allowance for bad debts is recorded where such amounts are determined to be uncollectible. Our revenue and accounts receivable are principally concentrated with large companies across several industries and governmental entities located throughout the United States. Our largest client accounted for approximately 10%, 12% and 6% of total revenue in 2003, 2002 and 2001, respectively. In 2003 and 2002, our largest client was the various agencies of the U.S. federal government. In addition, our five largest clients accounted for, in the aggregate, approximately 29%, 30% and 16% of our total revenue in 2003, 2002 and 2001, respectively.

(18) Segment Information

        Our operating segments are organized internally primarily by the nature of their services and geographic area. As a result of our January 2003 acquisition of ECsoft we have significantly expanded and reorganized our European operations. Effective January 1, 2003, we created a new reportable segment "European Operations," resulting in three reportable segments, Custom Solutions, Package Solutions and European Operations. All prior year segment data presented herein has been restated to conform with the 2003 segment presentation. Similar operating units have been aggregated in the determination of reportable segments. The Custom Solutions segment includes our United States based CIBER branch offices that provide IT project solutions and IT professional staffing services in custom developed software environments. Our Package Solutions segment is comprised of our CIBER Enterprise Solutions division (including our Canadian subsidiary) and our DigiTerra, Inc. subsidiary. The Package Solutions segment primarily provides enterprise software implementation services, including enterprise resource planning (ERP), and supply chain management software from software vendors such as PeopleSoft, Lawson, Oracle and SAP. In 2003, our European Operations segment includes the acquired ECsoft operations and is comprised of our European operations in Denmark, Germany, Hungary, the Netherlands, Norway, Sweden and the United Kingdom. In 2002, European Operations included our CIBER Solution Partners' operations in Germany, Hungary, the Netherlands and the United Kingdom.

        We evaluate our segments' results of operations based on operating income before amortization of intangible assets and goodwill impairment. We do not account for or report to our chief executive officer any information on assets or capital expenditures by segment as such information is only prepared on a consolidated basis. The accounting policies of our reportable segments are the same as those disclosed in the Summary of Significant Accounting Policies.

        The following presents financial information about our reporting segments:

	Years ended December 31,
	2003	2002	2001
Total revenue:
Custom Solutions	$523,971	$500,341	$424,980
Package Solutions	93,801	90,388	122,274
European Operations	76,509	20,916	13,667
Inter-segment	(2,294)	(3,327)	(2,046)

Total	691,987	$608,318	$558,875

Inter-segment revenue:
Custom Solutions	$(164)	$(64)	$(52)
Package Solutions	(2,130)	(3,263)	(1,994)

Total	$(2,294)	$(3,327)	$(2,046)

Income from operations:
Custom Solutions	$46,410	$43,364	$27,227
Package Solutions	8,797	4,648	5,017
European Operations	2,373	2,644	3,035
Corporate	(22,453)	(25,224)	(20,528)

Total	35,127	25,432	14,751
Amortization of intangibles	(2,664)	(910)	(12,155)

Operating income	$32,463	$24,522	$2,596

Other information:
Total foreign revenue	$78,587	$22,071	$16,743
Total foreign long lived assets(1)	$42,596	$17,827	$12,348

(1)
This balance includes $40,023, $13,838 and $11,816 of intangible assets as of December 31, 2003, 2002 and 2001 respectively.

(19) Supplemental Statement of Cash Flow Information

        Supplemental statement of cash flow information is as follows:

	Years ended December 31,
	2003	2002	2001
Acquisitions:
Fair value of assets recorded, excluding cash	$50,611	$83,306	$96,225
Liabilities recorded	(32,963)	(34,058)	(27,890)
Common stock issued	—	(8,696)	(21,679)
Payment of accrued acquisition liabilities	—	1,000	2,445
Change in minority interest	—	—	858

Cash paid for acquisitions, net of cash acquired	$17,648	$41,552	$49,959

Noncash investing and financing activities:
CIBER stock received as payment of officer loan	—	$1,250	—
Exchange of shares of non-marketable investment for CIBER stock	—	—	$777
Cash paid for interest	$1,673	$1,511	$211
Cash paid (refunded) for income taxes, net	$2,410	$(1,985)	$506

(20) Subsequent Events

        Acquisition of the Services Division of FullTilt Solutions, Inc.—On January 23, 2004, CIBER, Inc. acquired the Services Division of FullTilt Solutions, Inc., for cash consideration of approximately $9.9 million (unaudited), excluding transaction-related costs. The Services Division has operations similar to CIBER, located in Philadelphia and Pittsburgh that have been combined with CIBER's existing Custom Solutions operations in those areas.

        Acquisition of SCB Technology, Inc. ("SCB")—On March 1, 2004, we acquired SCB Computer Technology, Inc. ("SCB"). SCB, based in Memphis, Tennessee, provided IT services similar to CIBER, including consulting, outsourcing and professional staffing, with a particular focus on federal and state government clients. The total consideration paid by CIBER for all of SCB's outstanding shares is approximately $54 million (unaudited), consisting of approximately $41 million in cash (unaudited) and approximately 1.4 million shares of CIBER common stock valued at approximately $13 million (unaudited). In addition, SCB had certain debt obligations, totaling approximately $33 million (unaudited), which we repaid shortly after closing of the acquisition. We used a portion of the cash raised from our December 2003 Convertible Debenture Offering to fund the cash portion of the purchase consideration and the repayment of SCB's debt.

        The acquisition of SCB expands our Federal Government and State & Local Government Practices and also adds beneficial customer relationships to our commercial sector business. We believe that the acquisition will be beneficial due to the revenue that SCB's business will add to our existing operations, and due to the expanded presence in certain markets that SCB's existing client base offers to CIBER. In particular, SCB's public sector business will compliment our existing state and Federal government service offerings. We expect that a combined CIBER and SCB will be able to compete more effectively for larger public sector contracts. In addition we believe that the acquisition will provide an opportunity to realize operational efficiencies in the form of lower combined selling, general and administrative costs, primarily by reducing SCB's corporate administrative costs.

        On February 18, 2004, our Board of Directors authorized an additional 1,000,000 shares for our share repurchase program.

(21) Selected Quarterly Financial Information (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Year ended December 31, 2003
Revenue	$169,555	$177,143	$177,891	$167,398	$691,987
Operating income	7,839	11,391	7,545	5,688	32,463
Net income	4,568	6,846	4,392	4,178	19,984
Earnings per share—basic and diluted	$0.07	$0.11	$0.07	$0.07	$0.31
Year ended December 31, 2002
Revenue	$134,533	$155,057	$159,325	$159,403	$608,318
Operating income	2,855	5,671	8,183	7,813	24,522
Net income	1,607	3,216	4,404	4,951	14,178
Earnings per share—basic and diluted	$0.03	$0.05	$0.07	$0.08	$0.22

Appendix A

CIBER, INC.
AUDIT COMMITTEE CHARTER

Authority

  •
  The Board of Directors (the "Board"), by resolution dated February 1, 1994, established the Audit Committee.

  •
  The Audit Committee Charter was first adopted by the Board on May 18, 2000 and updated and revised on February 18, 2004.

Purpose

        The Committee's purpose shall be to assist Board oversight of the integrity of the Company's financial statements, financial reporting processes and systems of internal controls regarding finance, accounting, ethical and legal compliance and to make such examinations as are necessary to monitor the corporate financial reporting and the internal and external audits of the Company, to provide to the Board the results of its examinations and recommendations derived therefrom, to outline to the Board improvements made, or to be made, in internal accounting controls, to engage or remove as necessary independent auditors, and to provide such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the Board's attention.

        The Committee's duties, responsibilities and authority include:

  •
  Engaging, approving the compensation of, removing (if circumstances warrant) and overseeing the work of the independent auditor including the negotiation and execution of the engagement letter. Reviewing the audit plan including scope, staffing, locations, reliance upon management and general audit approach. The outside auditor shall report directly to the Audit Committee.

  •
  Annually reviewing the independence and performance of the auditors and the qualifications of the key audit partner and audit managers including a review of the accounting firm's quality control procedures, material issues from the accounting firm's most recent quality control review and the steps taken by the accounting firm to address any quality control issues.

  •
  Establishing a policy on provision of non-audit services.

  •
  Pre-approving all audit and permitted non-audit services provided to the Company in compliance with law and SEC rules and delegating, at the Committee's discretion, responsibility for decisions regarding pre-approval of non-audit services to one or more Committee members.

  •
  Determining and instituting a procedure for (1) receiving and treating complaints received by the Company regarding accounting, internal audit controls and auditing matters and (2) receiving confidential, anonymous reports from employees of the Company regarding questionable accounting or auditing matters.

  •
  Receiving reports from and reviewing with the accounting firm (1) all critical accounting policies and practices used in connection with the Company's periodic reports; (2) all alternative treatments of financial information that have been discussed with management, the ramifications of those alternative treatments and the treatments preferred by the accounting firm; and (3) any management letter, schedule of unadjusted differences or other material written communications between the firm and management including any disagreements with management.

  •
  Reviewing the Company's annual audited financial statements and periodic reports that include financial statements prior to filing or distribution. The review should include a quarterly meeting with each of management, internal audit personnel and the independent auditors to discuss significant issues regarding accounting principles, practices, and judgments and reviewing all significant correcting adjustments (whether or not made) to ensure all material adjustments are properly reflected in the Company's financial reports.

  •
  Discussing, generally, all financial press releases, other financial information and earnings guidance provided to analysts and rating agencies including discussions of pro forma information to verify that the pro forma information includes reconciliation to comparable GAAP information and does not give undue prominence to the pro forma information or otherwise provide misleading presentations of results of operations or financial condition.

  •
  Reviewing the processes and procedures by which the Company conducts the due diligence necessary to support the certification requirements of Sections 302 and 906 of the Sarbanes-Oxley Act of 2002.

  •
  Reviewing the audit plans, performance and reports of the internal audit function.

  •
  Engaging, from time to time as they may deem necessary and without further Board approval, legal, accounting and other advisors.

  •
  Reviewing, at least annually, the performance of the Audit Committee and reviewing and amending (as necessary) the Committee's Charter, submitting the Charter to the Board of Directors for approval and authorizing the Charter to be published on the Company's website and disclosed in the Company's proxy statement as required by SEC and NYSE rules.

  •
  In consultation with management, the independent auditors, and the internal auditors, reviewing and discussing significant financial risk exposures and the steps management has taken to monitor, control, and report such exposures.

  •
  Providing an annual report to shareholders as required by the SEC to be included in the Company's annual proxy statement and Form 10K stating whether the Committee has complied with its responsibilities under the Charter.

  •
  Advising the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and regulations and with the Code of Business Conduct and Ethics, particularly as it relates to the Company's senior financial officers.

  •
  Reviewing with the Company's General Counsel legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material report or inquiries received from regulators or government agencies.

  •
  Establishing a clear policy for hiring of former employees of the outside auditor.

  •
  Performing any other activities consistent with this Charter, the Company's bylaws, and governing law, as the Committee or the Board deems necessary or appropriate.

  •
  Maintaining minutes of meetings and periodically reporting to the Board of Directors on significant results of the foregoing activities.

        The Committee may not:

  •
  adopt, amend, or repeal the Company's Bylaws;

  •
  elect Directors to fill vacancies on the Board;

  •
  fill vacancies on the Audit Committee, or change its membership;

  •
  amend the corporate charter or certificate of incorporation;

  •
  act on matters assigned to other committees of the Board;

  •
  recommend to the shareholders any action requiring their approval; or

  •
  take any action that is otherwise prohibited by the Company's Bylaws and applicable law.

Membership

  •
  The Committee will have a minimum of three (3) independent, non-employee members who are also members of the Board. The Board will appoint the Committee members and a Chairperson for a term of one (1) year.

  •
  Each member must be independent, within the meaning of Rule 10A-3 under the Securities Exchange Act and Section 303A of the New York Stock Exchange listing requirements as amended from time to time.

  •
  All members of the committee must be "financially literate" as such is determined by the Board in its judgment and one member must have accounting or related financial management expertise. One member of the Committee must be a "financial expert" as defined by the SEC in Regulation S-K, Item 401(e)(2) under the Securities Act and the Securities Exchange Act as amended from time to time.

  •
  If a Committee member serves simultaneously on the audit committee of more than three public companies, the Board must determine (and reflect in its minutes) that this service would not impair the ability of the member to serve effectively. Such a determination must be disclosed in the Company's proxy statement.

  •
  The Board may fill vacancies on the Committee. However, in the absence or disqualification of a Committee member, the member or members present at any Committee meeting and not disqualified from voting, whether or not a quorum is present, may unanimously appoint another independent member of the Board to act at the meeting in the place of any such absent or disqualified member.

  •
  The Board may remove a Committee member from the membership of the Committee at any time with or without cause.

Committee Meetings and Action

  •
  The Committee shall have the authority to and may engage independent counsel and advisors as it determines necessary to carry out its duties without the requirement of full Board approval.

  •
  The Committee may delegate authority to pre-approve audit and non-audit service to one or more members of the Committee provided such members present their pre-approval decisions to the full Committee at the next scheduled meeting.

  •
  A majority of the Committee members will be a quorum for the transaction of business.

  •
  The Committee shall meet not less than quarterly in executive session with each of management, the outside auditor and the internal auditor (or personnel performing the equivalent of the internal audit function).

  •
  The action of the majority of those present at a meeting at which a quorum is present will be the act of the Committee.

  •
  Any action required to be taken at a meeting of the Committee that is taken without a meeting will be deemed the action of the Committee if all the Committee members execute, either before or after the action is taken, a written consent and the consent is filed with the Corporate Secretary.

  •
  Any action of the Committee, other than those actions specifically reserved to the Committee, shall be subject to revision, modification, rescission, or alteration by the Board, provided that no rights of third parties shall be affected by any such revision, modification, rescission or alteration, nor shall the Committee's right to hire outside advisors be circumvented.

  •
  The Chairperson will, from time to time but no less than annually, report to the Board on Committee actions and on the fulfillment of the Committee's duties under its Charter.

  •
  The Committee shall, at its discretion, appoint a member of management as the management liaison to the Committee. The management liaison will provide information and guidance as requested by the Committee and will, unless otherwise requested by the Committee, participate in meetings of the Committee. The management liaison may not be a member of the Committee, may not vote, nor will his/her presence be counted for quorum purposes.

  •
  The Committee Secretary (who will be the General Counsel, the Chief Accounting Officer or an Assistant Secretary) will keep minutes of all Committee meetings, which will be distributed to all Board members and provided to the Corporate Secretary or the Secretary's designee for corporate records keeping purposes. The Chairperson shall present minutes of all meetings to the full Board for discussion, approval and further action, if necessary. When the Committee meets in executive session, a Committee member will act as secretary and provide minutes of the meeting to the Committee Secretary.

  •
  The Committee shall meet either on the dates of regular Board meetings or in special meetings as appropriate. Committee meetings may be held by a conference telephone call.

  •
  The management liaison to the Committee will prepare a preliminary agenda. The Chairperson will make the final decision regarding the agenda.

  •
  The agenda and all materials to be reviewed at the meetings should be received by the Committee members as far in advance of the meeting day as practicable.

  •
  The management liaison to the Committee should coordinate all mailings to the Committee members to the extent practicable.

APPENDIX B

CIBER, INC.
2004 INCENTIVE PLAN
(Effective as of April 27, 2004)

SECTION 1
INTRODUCTION

        1.1    Establishment.    CIBER, Inc. hereby establishes the CIBER, Inc. 2004 Incentive Plan (the "Plan") for certain officers, employees, consultants, and directors of the Company.

        1.2    Purposes.    The purposes of the Plan are to provide the officers, employees, consultants, and directors of the Company selected for participation in the Plan with added incentives to continue in the long-term service of the Company and to create in such persons a more direct interest in the future success of the operations of the Company by relating incentive compensation to increases in stockholder value, so that the income of such persons is more closely aligned with the income of the Company's stockholders. The Plan is also designed to enhance the ability of the Company to attract, retain and motivate officers, employees, consultants, and directors by providing an opportunity for investment in the Company.

SECTION 2
DEFINITIONS

        2.1    Definitions.    The following terms shall have the meanings set forth below:

          (a)   "Administrator" means (i) the Board, or (ii) one or more committees of the Board to whom the Board has delegated all or part of its authority under this Plan. Any committee under clause (ii) hereof which makes grants to "officers" of the Company (as that term is defined in Rule 16a-1(f) promulgated under the Exchange Act) shall be composed of not less than the minimum number of persons from time to time required by Rule 16b-3, each of whom, to the extent necessary to comply with Rule 16b-3 only, shall be a Nonemployee Director. Further, if the Administrator consists of less than the entire Board, then to the extent necessary for any Award to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, each member of the Administrator will be an Outside Director. For purposes of the preceding provisions, if one or more members of the Administrator is not a Nonemployee or not an Outside Director, but recuses himself or herself or abstains from voting with respect to a particular action taken by the Administrator, then the Administrator, with respect to the action, will be deemed to consist only of the members of the Administrator who have not recused themselves or abstained from voting.

          (b)   "Affiliated Corporation" means (i) any corporation or other entity (including but not limited to a partnership) that directly, or through one or more intermediaries controls, is controlled by, or is under common control with, CIBER, Inc., or (ii) any entity in which the Company has a significant equity interest, as determined by the Administrator.

          (c)   "Award" means a grant made under this Plan in the form of Stock, Options, Restricted Stock, Performance Shares, or Performance Units.

          (d)   "Board" means the board of directors of the Company.

          (e)   "Company" means CIBER, Inc., a Delaware corporation, together with its Affiliated Corporations except where the context otherwise requires.

          (f)    "Consultant" means any person, including an advisor, engaged by the Company to render consulting or advisory services and who is compensated for such services and such person is eligible to receive shares registered on Form S-8 under the Securities Act. Mere service as a Director or payment of a director's fee by the Company or an Affiliated Corporation shall not be sufficient to constitute "consulting or advisory services" rendered to the Company or an Affiliated Corporation.

          (g)   "Director" means a member of the Board.

          (h)   "Effective Date" means April 27, 2004.

          (i)    "Employee" means any person who is a full or part-time employee (including, without limitation, an officer or director who is also an employee) of the Company or any Affiliated Corporation or any division thereof. The term also includes future employees who have received a formal offer of employment.

          (j)    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          (k)   "Executive Officer" shall mean an officer as defined in Exchange Act Rule 16a-1(f) and any person deemed to be an "executive officer" within the scope of Section 13(k) of the Exchange Act.

          (l)    "Fair Market Value" means, as of any date, the value of the Stock determined as follows:

              (i)  If the Stock is listed on any established stock exchange or a national market system, its Fair Market Value shall be the closing sales price for such Stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

             (ii)  If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share shall be the mean between the high bid and low asked prices for the Stock on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

            (iii)  In the absence of an established market for the Stock, the Fair Market Value shall be determined in good faith by the Administrator.

          (m)  "Incentive Stock Option" means any Option designated as such and granted in accordance with the requirements of Section 422 of the Internal Revenue Code.

          (n)   "Internal Revenue Code" means the Internal Revenue Code of 1986, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

          (o)   "Nonemployee Director" means a Director who is a "nonemployee director" within the meaning of Rule 16b-3 promulgated under the Exchange Act.

          (p)   "Non-Statutory Option" means any Option other than an Incentive Stock Option.

          (q)   "Option" means a right to purchase Stock at a stated price for a specified period of time.

          (r)   "Option Price" means the price at which shares of Stock subject to an Option may be purchased, determined in accordance with Section 7.2(b).

          (s)   "Outside Director" means a Director who is an "outside director" within the meaning of Internal Revenue Code Section 162(m).

          (t)    "Participant" means an Employee or Director of, or Consultant to, the Company designated by the Administrator from time to time during the term of the Plan to receive one or more Awards under the Plan.

          (u)   "Performance Cycle" means the period of time as specified by the Administrator over which Performance Share or Performance Units are to be earned.

          (v)   "Performance Shares" means an Award made pursuant to Section 9 which entitles a Participant to receive Shares, their cash equivalent or a combination thereof based on the achievement of performance targets during a Performance Cycle.

          (w)  "Performance Units" means an Award made pursuant to Section 9 which entitles a Participant to receive cash, Stock or a combination thereof based on the achievement of performance targets during a Performance Cycle.

          (x)   "Plan Year" means each 12-month period beginning January 1 and ending the following December 31, [except that for the first year of the Plan it shall begin on the Effective Date and extend to December 31 of that year].

          (y)   "Restricted Stock" means Stock granted under Section 8 that is subject to restrictions imposed pursuant to such Section.

          (z)   "Service Provider" means an Employee or Director of, or Consultant to, the Company or an Affiliated Corporation.

          (aa) "Share" means a share of Stock.

          (bb) "Stock" means the common stock, $.01 par value, of the Company.

          (cc) "Stock Option Agreement" means a written document delivered by the Company to the recipient of an Option specifying the terms of such Option. Such document must specify, at a minimum, the number of Shares subject to the Option, the exercise price, any vesting schedule, and any terms which vary from the default provisions provided in the Plan. Such document need not be signed by the Option recipient.

        2.2    Gender and Number.    Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural

SECTION 3
PLAN ADMINISTRATION

        3.1    Authority of Administrator.    The Plan shall be administered by the Administrator. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Administrator by the Plan, the Administrator shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to eligible Participants; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Administrator; (vii) determine whether, to what extent, and under what circumstances to accelerate the exercisability of any Award or the end of a Performance Cycle or the termination of the restriction period for any Restricted Stock Award; (viii) correct any defect, supply any omission, reconcile any inconsistency and otherwise interpret and administer the Plan and any instrument or agreement relating to the Plan or any Award hereunder; (ix) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Administrator deems necessary or desirable for the administration of the Plan. To the extent necessary or appropriate, the Administrator may adopt sub-plans consistent with the Plan to conform to applicable state or foreign securities or tax laws.

        3.2    Determinations Under the Plan.    Unless otherwise expressly provided in the Plan all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Administrator, may be made at any time and shall be final, conclusive, and binding upon all persons, including the Company, any Affiliated Corporation, any Participant, any holder or beneficiary of any Award, and any stockholder. No member of the Administrator shall be liable, in the absence of bad faith, for any act or omission with respect to his or her services as an Administrator. Service on a committee acting as the Administrator shall constitute service as a director of the Company entitling members to any indemnification of liability benefits applicable to directors with respect to their services as Administrator.

        3.3    Delegation of Certain Responsibilities.    The Administrator may, in its sole discretion, delegate to appropriate officers of the Company the administration of the Plan under this Section 3; provided, however, that no such delegation by the Administrator shall be made (i) if such delegation would not be permitted under applicable law or (ii) with respect to the administration of the Plan as it affects Executive Officers or Directors of the Company, and provided further that the Administrator may not delegate its authority to correct errors, omissions or inconsistencies in the Plan. Subject to the above limitations, the Administrator may delegate to the Chief Executive Officer of the Company its authority under this Section 3 to grant Awards to employees who are not Executive Officers or Directors of the Company. All authority delegated by the Administrator under this Section 3.3 shall be exercised in accordance with the provisions of the Plan and any guidelines for, conditions on, or limitations to the exercise of such authority that may from time to time be established by the Administrator.

SECTION 4
STOCK SUBJECT TO THE PLAN

        4.1    Number of Shares.    Subject to adjustment as provided in Section 4.3, 5,000,000 Shares are initially authorized for issuance under the Plan in accordance with the provisions of the Plan and subject to such restrictions or other provisions as the Administrator may from time to time deem necessary. Subject to adjustment as provided in Section 4.3, no Participant may be granted Awards in any twelve-month period with respect to more than 1,000,000 Shares. The Shares may be divided among the various Plan components as the Administrator shall determine, except that no more than 4,500,000 Shares as calculated pursuant to Section 4.2 shall be cumulatively available for the grant of Incentive Stock Options under the Plan. Shares which may be issued upon the exercise of Options shall be applied to reduce the maximum number of Shares remaining available for use under the Plan. The Company shall at all times during the term of the Plan and while any Options are outstanding retain as authorized and unissued Stock, or as treasury Stock, at least the number of Shares from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

        4.2    Unused and Forfeited Stock.    Any Shares that are subject to an Award under this Plan which are not used because the terms and conditions of the Award are not met, including any Shares that are subject to an Option which expires or is terminated for any reason, any Shares which are used for full or partial payment of the purchase price of Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 16.2 shall automatically become available for use under the Plan. Notwithstanding the foregoing, any Shares used for full or partial payment of the purchase price of the Shares with respect to which an Option is exercised and any Shares retained by the Company pursuant to Section 16.2 that were originally Incentive Stock Option Shares shall still be considered as having been granted for purposes of determining whether the Share limitation provided for in Section 4.1 has been reached for purposes of Incentive Stock Option grants.

        4.3    Adjustments for Stock Split, Stock Dividend, etc.    If the Company shall at any time increase or decrease the number of its outstanding Shares of Stock or change in any way the rights and privileges of such Shares by means of the payment of a stock dividend or any other distribution upon such Shares payable in Stock, or through a stock split, subdivision, consolidation, combination, reclassification or recapitalization involving the Stock, then in relation to the Stock that is affected by one or more of the above events, the numbers, rights and privileges of (i) the shares of Stock as to which Awards may be granted under the Plan, and (ii) the Shares of Stock then included in each outstanding Option, Performance Share or Performance Unit granted hereunder, shall be increased, decreased or changed in like manner as if they had been issued and outstanding, fully paid and nonassessable at the time of such occurrence.

        4.4    Dividend Payable in Stock of Another Corporation, etc.    Except as set forth in Section 4.5 below, if the Company shall at any time pay or make any dividend or other distribution upon the Stock payable in securities of another corporation or other property (except money or Stock), a proportionate part of such securities or other property shall be set aside and delivered to any Participant then holding an Award for the particular type of Stock for which the dividend or other distribution was made, upon exercise thereof in the case of Options, and the vesting thereof in the case of other Awards. Prior to the time that any such securities or other property are delivered to a Participant in accordance with the foregoing, the Company shall be the owner of such securities or other property and shall have the right to vote the securities, receive any dividends payable on such securities, and in all other respects shall be treated as the owner. If securities or other property which have been set aside by the Company in accordance with this Section are not delivered to a Participant because an Award is not exercised or otherwise vested, then such securities or other property shall remain the property of the Company and shall be dealt with by the Company as it shall determine in its sole discretion.

        4.5    Spin-offs.    If the Company shall at any time pay or make any dividend or other distribution upon the Stock in the nature of a spin-off, for example a dividend payable in securities of an Affiliated Corporation, the Administrator shall in its discretion determine what changes are equitably required to outstanding Awards to effect the spin-off, including but not limited to treating Awards of Employees remaining with the Company differently from Awards to Employees of the newly spun-off entity, substituting Awards for Company Stock for Awards of stock in the spun-off entity, and allowing either the Company, the spun-off entity or both to hold the securities or property set aside for Award participants.

        4.6    Other Changes in Stock.    In the event there shall be any change, other than as specified in Sections 4.3, 4.4 and 4.5, in the number or kind of outstanding shares of Stock or of any stock or other securities into which the Stock shall be changed or for which it shall have been exchanged, and if the Administrator shall in its discretion determine that such change equitably requires an adjustment in the number or kind of Shares subject to outstanding Awards or which have been reserved for issuance pursuant to the Plan but are not then subject to an Award, then such adjustments shall be made by the Administrator and shall be effective for all purposes of the Plan and on each outstanding Award that involves the particular type of stock for which a change was effected.

        4.7    General Adjustment Rules.    If any adjustment or substitution provided for in this Section 4 shall result in the creation of a fractional Share under any Award, the Company shall, in lieu of selling or otherwise issuing such fractional Share, pay to the Participant a cash sum in an amount equal to the product of such fraction multiplied by the Fair Market Value of a Share on the date the fractional Share would otherwise have been issued. In the case of any such substitution or adjustment affecting an Option, the total Option Price for the shares of Stock then subject to an Option shall remain unchanged but the Option Price per share under each such Option shall be equitably adjusted by the Administrator to reflect the greater or lesser number of shares of Stock or other securities into which the Stock subject to the Option may have been changed.

        4.8    Determination by Administrator.    Adjustments under this Section 4 shall be made by the Administrator, whose determinations with regard thereto shall be final and binding upon all persons.

SECTION 5
REORGANIZATION OR LIQUIDATION

        In the event that the Company is merged or consolidated with another corporation (other than a merger or consolidation in which the Company is the continuing corporation and which does not result in any reclassification or change of outstanding Shares), or if all or substantially all of the assets or more than 50% of the outstanding voting stock of the Company is acquired by any other corporation, business entity or person (other than a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct the business or businesses formerly conducted by the Company), or in case of a reorganization (other than a reorganization under the United States Bankruptcy Code) or liquidation of the Company, and if the provisions of Section 11 do not apply, the Administrator, or the board of directors of any corporation assuming the obligations of the Company, shall, have the power and discretion to prescribe the terms and conditions for the exercise, or modification, of any outstanding Awards granted hereunder. By way of illustration, and not by way of limitation, the Administrator may provide for the complete or partial acceleration of the dates of exercise of the Options, or may provide that such Options will be exchanged or converted into options to acquire securities of the surviving or acquiring corporation, or may provide for a payment or distribution in respect of outstanding Options (or the portion thereof that is currently exercisable) in cancellation thereof. The Administrator may remove restrictions on Restricted Stock and may modify the performance requirements for any other Awards. The Administrator may provide that Stock or other Awards granted hereunder must be exercised in connection with the closing of such transaction, and that if not so exercised such Awards will expire. Any such determinations by the Administrator may be made generally with respect to all Participants, or may be made on a case-by-case basis with respect to particular Participants. The provisions of this Section 5 shall not apply to any transaction undertaken for the purpose of reincorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company's capital stock.

SECTION 6
PARTICIPATION

        Participants in the Plan shall be those Employees, Directors, or Consultants who, in the judgment of the Administrator, are performing, or during the term of their incentive arrangement will perform, important services in the management, operation and development of the Company, and significantly contribute, or are expected to significantly contribute, to the achievement of long-term corporate economic objectives. Participants may be granted from time to time one or more Awards; provided, however, that the grant of each such Award shall be separately approved by the Administrator, receipt of one such Award shall not result in automatic receipt of any other Award, and written notice shall be given to such person, specifying the terms, conditions, rights and duties related thereto; and further provided that Incentive Stock Options shall not be granted to (i) Consultants, (ii) part-time employees, (iii) Nonemployee Directors, or (iv) Employees of any partnership or other entity which is included within the definition of an Affiliated Corporation but whose employees are not permitted to receive Incentive Stock Options under the Internal Revenue Code. Each Participant shall enter into an agreement with the Company, in such form as the Administrator shall determine and which is consistent with the provisions of the Plan, specifying such terms, conditions, rights and duties. Awards shall be deemed to be granted as of the date specified in the grant resolution of the Administrator, which date shall be the date of any related agreement with the Participant. In the event of any inconsistency between the provisions of the Plan and any such agreement entered into hereunder, the provisions of the Plan shall govern.

SECTION 7
STOCK OPTIONS TO EMPLOYEES AND CONSULTANTS

        7.1    Grant of Options to Employees and Consultants.    Coincident with or following designation for participation in the Plan, a Participant (other than a Nonemployee Director) may be granted one or more Options. The Administrator in its sole discretion shall designate whether an Option is to be considered an Incentive Stock Option or a Non-Statutory Option. The Administrator may grant both an Incentive Stock Option and a Non-Statutory Option to the same Participant at the same time or at different times. Incentive Stock Options and Non-Statutory Options, whether granted at the same or different times, shall be deemed to have been awarded in separate grants, shall be clearly identified, and in no event shall the exercise of one Option affect the right to exercise any other Option or affect the number of Shares for which any other Option may be exercised.

        7.2    Option Agreements.    Each Option granted under the Plan shall be evidenced by a Stock Option Agreement which shall be delivered by the Company to the Participant to whom the Option is granted (the "Option Holder"). Except as otherwise set forth in a Stock Option Agreement delivered to the Participant, each Option shall be governed by the following terms and conditions, as well as such other terms and conditions not inconsistent therewith as the Administrator may consider appropriate in each case.

            (a)    Number of Shares.    Each Stock Option Agreement shall state that it covers a specified number of Shares, as determined by the Administrator. To the extent that the aggregate Fair Market Value of Shares with respect to which Options designated as Incentive Stock Options are exercisable for the first time by any Participant during any year (under all plans of the Company and any Affiliated Corporation) exceeds $100,000, such Options shall be treated as not being Incentive Stock Options. The foregoing shall be applied by taking Options into account in the order in which they were granted. For the purposes of the foregoing, the Fair Market Value of any Share shall be determined as of the time the Option with respect to such Share is granted. In the event the foregoing results in a portion of an Option designated as an Incentive Stock Option exceeding the $100,000 limitation, only such excess shall be treated as not being an Incentive Stock Option.

            (b)    Price.    Except for the limitations on Incentive Stock Options set forth below, the price at which each Share covered by an Option may be purchased shall be determined in each case by the Administrator and set forth in the Stock Option Agreement. The Option Price for each Share covered by a Non-Statutory Option may be granted at any price less than Fair Market Value, in the sole discretion of the Administrator. In no event shall the Option Price for each Share covered by an Incentive Stock Option be less than the Fair Market Value of the Stock on the date the Option is granted. Further, the Option Price for each Share covered by an Incentive Stock Option granted to an Employee who then owns (directly or by attribution under Section 424(d) of the Internal Revenue Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must be at least 110% of the Fair Market Value of the Stock subject to the Incentive Stock Option on the date the Option is granted.

            (c)    Duration of Options.    The Administrator shall determine the period of time within which the Option may be exercised by the Option Holder (the "Option Period"). The Option Period must expire, in all cases, not more than ten years from the date an Option is granted; provided, however, that the Option Period of an Incentive Stock Option granted to an Employee who then owns (directly or by attribution under Section 424(d) of the Internal Revenue Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company must expire not more than five years from the date such Option is granted. Any Option Period determined by the Administrator to be shorter than the ten or five-year term set forth above, must be set forth in a Stock Option Agreement. Each Stock Option Agreement shall also state the periods of time, if any, as determined by the Administrator, when incremental portions of each Option shall vest. If any Option is not exercised during its Option Period, it shall be deemed to have been forfeited and of no further force or effect.

            (d)    Termination of Service, Retirement, Death or Disability.    Except as otherwise determined by the Administrator, each Option shall be governed by the following terms with respect to the exercise of the Option if an Option Holder ceases to be a Service Provider:

                (i)  If the Option Holder ceases to be a Service Provider within the Option Period for cause, as determined by the Company, the Option shall thereafter be void for all purposes. As used in this Section 7.2(d), "cause" shall mean (A) if applicable, "cause" as defined on a written contract between the Option Holder and the Company, or (B) in any other case, a gross violation, as determined by the Company, of the Company's established policies and procedures. The effect of this Section 7.2(d)(i) shall be limited to determining the consequences of a termination, and nothing in this Section 7.2(d)(i) shall restrict or otherwise interfere with the Company's discretion with respect to the termination of any Service Provider.

               (ii)  If the Option Holder ceases to be a Service Provider with the Company in a manner determined by the Board, in its sole discretion, to constitute retirement (which determination shall be communicated to the Option Holder within 10 days of such termination), the Option may be exercised by the Option Holder, or in the case of death, by the persons specified in clause (iii) of this Section 7.2(d), within three months following his or her retirement if the Option is an Incentive Stock Option or within twelve months following his or her retirement if the Option is a Non-Statutory Stock Option (provided in each case that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceases to be a Service Provider.

              (iii)  If the Option Holder dies (A) while he or she is a Service Provider, (B) within the three-month period referred to in clause (v) below, or (C) within the three or twelve-month period referred to in clause (ii) above, the Option may be exercised by those entitled to do so under the Option Holder's will or by the laws of descent and distribution within twelve months following the Option Holder's death (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceased to be a Service Provider.

              (iv)  If the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code) while a Service Provider, Incentive Stock Options held by the Option Holder may be exercised by the Option Holder within twelve months following the date the Option Holder ceases to be a Service Provider (provided that such exercise must occur within the Option Period), but not thereafter. If the Option Holder becomes disabled (within the meaning of Section 22(e) of the Internal Revenue Code) while a Service Provider or within three-month period referred to in clause (v) below or within the twelve-month period following his or her retirement as provided in clause (ii) above, Non-Statutory Options held by the Option Holder may be exercised by the Option Holder within twelve months following the date of the Option Holder's disability (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date the Option Holder ceased to be a Service Provider.

               (v)  If the Option Holder ceases to be a Service Provider within the Option Period for any reason other than cause, retirement as provided in clause (ii) above, disability as provided in clause (iv) above or the Option Holder's death, the Option may be exercised by the Option Holder within three months following the date of such cessation (provided that such exercise must occur within the Option Period), but not thereafter. In any such case, the Option may be exercised only as to the Shares as to which the Option had become exercisable on or before the date that the Option Holder ceases to be a Service Provider

            (e)    Exercise, Payments, etc.

                (i)  The method for exercising each Option granted under the Plan shall be by delivery to the Corporate Secretary of the Company or an agent designated pursuant to Section 18 of a notice specifying the number of Shares with respect to which such Option is exercised and payment of the Option Price. Such notice shall be in a form satisfactory to the Administrator and shall specify the particular Option (or portion thereof) which is being exercised and the number of Shares with respect to which the Option is being exercised. The exercise of the Option shall be deemed effective upon receipt of such notice by the Corporate Secretary or a designated agent and payment to the Company. The purchase of such Stock shall be deemed to take place at the principal office of the Company upon delivery of such notice, at which time the purchase price of the Stock shall be paid in full by any of the methods or any combination of the methods set forth in (ii) below. A properly executed certificate or certificates representing the Stock shall be issued by the Company and delivered to the Option Holder. If certificates representing Stock are used to pay all or part of the Option Price, separate certificates for the same number of shares of Stock shall be issued by the Company and delivered to the Option Holder representing each certificate used to pay the Option Price, and an additional certificate shall be issued by the Company and delivered to the Option Holder representing the additional shares, in excess of the Option Price, to which the Option Holder is entitled as a result of the exercise of the Option.

               (ii)  The exercise price shall be paid by any of the following methods or any combination of the following methods:

                (A)  in cash;

                (B)  by cashier's check payable to the order of the Company;

                (C)  if authorized by the Administrator, in its sole discretion, by delivery to the Company of certificates representing the number of Shares then owned by the Option Holder, the Fair Market Value of which equals the purchase price of the Stock purchased pursuant to the Option, properly endorsed for transfer to the Company; provided however, that Shares used for this purpose must have been held by the Option Holder for more than six months; and provided further that the Fair Market Value of any Shares delivered in payment of the purchase price upon exercise of the Option shall be the Fair Market Value as of the exercise date, which shall be the date of delivery of the certificates for the Stock used as payment of the Option Price;

                (D)  if authorized by the Administrator, in its sole discretion, and subject to applicable law, including Section 402 of the Sarbanes-Oxley Act, by delivery by a Participant (other than an Executive Officer or Director) to the Company of a properly executed notice of exercise together with irrevocable instructions to a broker to deliver to the Company promptly the amount of the proceeds of the sale of all or a portion of the Stock or of a loan from the broker to the Option Holder necessary to pay the exercise price; or

                (E)  if authorized by the Administrator, in its sole discretion, any combination of these methods.

              (iii)  In the sole discretion of the Administrator, the Company may, subject to applicable law, including Section 402 of the Sarbanes-Oxley Act, guaranty a third-party loan obtained by a Participant (other than an Executive Officer or Director) to pay part or all of the Option Price of the Shares provided that such loan or the Company's guaranty is secured by the Shares and the loan bears interest at a market rate. The Company may not make or guaranty loans to Executive Officers or Directors.

            (f)    Date of Grant.    An option shall be considered as having been granted on the date specified in the grant resolution of the Administrator.

            (g)    Adjustment of Options.    Subject to the limitations contained in Sections 7 and 15, the Administrator may make any adjustment in the Option Price, the number of shares subject to, or the terms of, an outstanding Option and a subsequent granting of an Option by amendment or by substitution of an outstanding Option. Such amendment, substitution, or re-grant may result in terms and conditions (including Option Price, number of shares covered, vesting schedule or exercise period) that differ from the terms and conditions of the original Option. This provision specifically authorizes the Administrator to reprice outstanding Options. The Administrator may not, however, adversely affect the rights of any Participant to previously granted Options without the consent of such Participant. If such action is affected by amendment, the effective date of such amendment shall be the date of the original grant.

SECTION 8
STOCK AWARDS

        8.1    Awards Granted by Administrator.    Coincident with or following designation for participation in the Plan, a Participant (other than a Nonemployee Director) may be granted one or more unrestricted Stock Awards or Restricted Stock Awards consisting of Shares. A Stock Award may be paid by delivery of Stock, in cash or in a combination of Stock and cash, as determined by the Administrator.

        8.2    Restrictions    A Participant's right to retain a Restricted Stock Award granted to such Participant under Section 8.1 shall be subject to such restrictions, including but not limited to the Participant's continuing to perform as a Service Provider for a restriction period specified by the Administrator, or the attainment of specified performance goals and objectives, as may be established by the Administrator with respect to such Award. The Administrator may, in its sole discretion, require different periods of service or different performance goals and objectives with respect to (i) different Participants, (ii) different Restricted Stock Awards, or (iii) separate, designated portions of the Shares constituting a Restricted Stock Award.

        8.3    Privileges of a Stockholder, Transferability.    A Participant shall have all voting, dividend, liquidation and other rights with respect to Stock in accordance with its terms received by such Participant as a Stock Award under this Section 8 upon the Participant's becoming the holder of record of such Stock; provided, however, that the Participant's right to sell, encumber or otherwise transfer Restricted Stock shall be subject to the limitations of Section 12.2 hereof.

        8.4    Enforcement of Restrictions.    The Administrator may in its sole discretion require one or more of the following methods of enforcing the restrictions referred to in Section 8.2 and 8.3:

          (a)   placing a legend on the stock certificates referring to the restrictions as follows:

  THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE AND TRANSFERABILITY RESTRICTIONS AS SET FROTH IN THE RESTRICTED STOCK AGREEMENT BETWEEN THE SHAREHOLDER AND CIBER, INC. DATED                        . A COPY OF THE RESTRICTED STOCK AGREEMENT IS ON FILE AT THE EXECUTIVE OFFICE OF CIBER, INC.

          (b)   requiring the Participant to keep the stock certificates, duly endorsed, in the custody of the Company while the restrictions remain in effect; or

          (c)   requiring that the stock certificates, duly endorsed, be held in the custody of a third party while the restrictions remain in effect.

        8.5    Termination of Service, Death or Disability.    In the event of the death or disability (within the meaning of Section 22(e) of the Internal Revenue Code) of a Participant, or the retirement of a Participant as provided in Section 7.2(d)(ii), all service period and other restrictions applicable to Restricted Stock Awards then held by him shall lapse, and such Awards shall become fully nonforfeitable. Subject to Sections 5 and 10, in the event a Participant ceases to be a Service Provider for any other reason, any Restricted Stock Awards as to which the service period or other restrictions have not been satisfied shall be forfeited.

SECTION 9
PERFORMANCE SHARES AND PERFORMANCE UNITS

        9.1    Awards Granted by Administrator.    Coincident with or following designation for participation in the Plan, a Participant (other than a Nonemployee Director) may be granted Performance Shares or Performance Units.

        9.2    Amount of Award.    The Administrator shall establish a maximum amount of a Participant's Award, which amount shall be denominated in Shares in the case of Performance Shares or in dollars in the case of Performance Units.

        9.3    Communication of Award.    Written notice of the maximum amount of a Participant's Award and the Performance Cycle determined by the Administrator shall be given to a Participant as soon as practicable after approval of the Award by the Administrator.

        9.4    Amount of Award Payable.    The Administrator shall establish maximum and minimum performance targets to be achieved during the applicable Performance Cycle. Performance targets established by the Administrator shall relate to corporate, group, unit or individual performance and may be established in terms of earnings, growth in earnings, ratios of earnings to equity or assets, or such other measures or standards determined by the Administrator. Multiple performance targets may be used and the components of multiple performance targets may be given the same or different weighting in determining the amount of an Award earned, and may relate to absolute performance or relative performance measured against other groups, units, individuals or entities. Achievement of the maximum performance target shall entitle the Participant to payment (subject to Section 9.6) at the full or maximum amount specified with respect to the Award; provided, however, that notwithstanding any other provisions of this Plan, in the case of an Award of Performance Shares the Administrator in its discretion may establish an upper limit on the amount payable (whether in cash or Stock) as a result of the achievement of the maximum performance target. The Administrator may also establish that a portion of a full or maximum amount of a Participant's Award will be paid (subject to Section 9.6) for performance which exceeds the minimum performance target but falls below the maximum performance target applicable to such Award.

        9.5    Adjustments.    At any time prior to payment of a Performance Share or Performance Unit Award, the Administrator may adjust previously established performance targets or other terms and conditions to reflect events such as changes in laws, regulations, or accounting practice, or mergers, acquisitions or divestitures.

        9.6    Payments of Awards.    Following the conclusion of each Performance Cycle, the Administrator shall determine the extent to which performance targets have been attained, and the satisfaction of any other terms and conditions with respect to an Award relating to such Performance Cycle. The Administrator shall determine what, if any, payment is due with respect to an Award and whether such payment shall be made in cash, Stock or some combination. Payment shall be made in a lump sum or installments, as determined by the Administrator, commencing as promptly as practicable following the end of the applicable Performance Cycle, subject to such terms and conditions and in such form as may be prescribed by the Administrator.

        9.7    Termination of Employment.    If a Participant ceases to be a Service Provider before the end of a Performance Cycle by reason of his death, disability as provided in Section 7.2(d)(iv), or retirement as provided in Section 7.2(d)(ii), the Performance Cycle for such Participant for the purpose of determining the amount of the Award payable shall end at the end of the calendar quarter immediately preceding the date on which such Participant ceased to be a Service Provider. The amount of an Award payable to a Participant to whom the preceding sentence is applicable shall be paid at the end of the Performance Cycle and shall be that fraction of the Award computed pursuant to the preceding sentence the numerator of which is the number of calendar quarters during the Performance Cycle during all of which said Participant was a Service Provider and the denominator of which is the number of full calendar quarters in the Performance Cycle. Upon any other termination of Participant's services as a Service Provider during a Performance Cycle, participation in the Plan shall cease and all outstanding Awards of Performance Shares or Performance Units to such Participant shall be canceled.

SECTION 10
FORMULA AWARDS TO DIRECTORS

        10.1    Administrator.    The Administrator shall have no authority, discretion or power to select the Nonemployee Directors who will receive any Award, determine the number of shares to be issued hereunder or the time at which such Awards are to be granted, establish the duration of the Awards or alter any other terms or conditions specified in the Plan, except in the sense of administering the Plan pursuant to the provisions of the Plan.

        10.2    Number of Option Shares.    Upon the initial election or appointment of a Nonemployee Director to the Company's Board, provided such initial election or appointment occurs after the Effective Date, the Nonemployee Director shall be granted a Non-Statutory Option to purchase 20,000 Shares of Stock (subject to adjustment pursuant to Section 4 hereof), which option shall become exercisable at the rate of 10,000 Shares of Stock on each of the first two anniversaries of the initial date of grant. In addition, each Nonemployee Director shall be granted a Non-Statutory Option to purchase 5,000 Shares of Stock on each anniversary of the commencement of his or her initial term of service on the Board (subject to adjustment pursuant to Section 4 hereof), which option shall be exercisable one year from the date of grant. Options shall expire, to the extent not exercised, ten years after the date on which day they were granted.

        10.3    Price of Option Shares.    The exercise price per Share for any Option granted pursuant to this Section 10 shall be 100% of the Fair Market Value of the Stock on the date on which the Nonemployee Director is granted the Option.

        10.4    Option Termination and Exercise.    Options granted to Nonemployee Directors pursuant to this Section 10 shall provide for exercise and termination as set forth in Sections 7.2(d) and 7.2(e).

        10.5    Other Terms.    Except for the limitations set forth in Sections 5, 10.2, 10.3, and 11, the terms and provisions of Options shall be as determined from time to time by the Administrator, and Options issued may contain terms and provisions different from other Options granted to the same or other Option recipients. Options shall be evidenced by a Stock Option Agreement containing such terms and provisions as the Administrator may determine, subject to the provisions of the Plan.

        10.6    Stock Compensation.    The Company shall issue to each Nonemployee Director of the Board, for each meeting of the Company's Board attended by such Nonemployee Director, a Stock Award for the minimum integral number of Shares of Stock that have an aggregate Fair Market Value of at least [$2,500]. The Stock Award may be paid by the delivery of Stock, in cash, or in a combination of Stock and cash, as determined by the Administrator.

        10.7    Meeting of Board Committees.    The Board (and not a committee of the Board), in its sole discretion, may adopt one or more formulas that provide for granting a specified Award to each Nonemployee Director for attendance at each meeting of designated committees of the Board. The Board may adopt different formulas for the various committees of the Board, and it may choose to adopt formulas for some committees and not others. Further, any formula may provide for a different grant to members of the committee charged with additional responsibilities on the committee, such as the chairman.

SECTION 11
CHANGE IN CONTROL

        11.1    Options, Restricted Stock.    In the event of a change in control of the Company as defined in Section 11.3, then the Administrator may, in its sole discretion, without obtaining stockholder approval, to the extent permitted in Section 15, take any or all of the following actions: (a) accelerate the exercise dates of any outstanding Options or make all such Options fully vested and exercisable; (b) grant a cash bonus award to any Option Holder in an amount necessary to pay the Option Price of all or any portion of the Options then held by such Option Holder; (c) pay cash to any or all Option Holders in exchange for the cancellation of their outstanding Options in an amount equal to the difference between the Option Price of such Options and the greater of the tender offer price for the underlying Stock or the Fair Market Value of the Stock on the date of the cancellation of the Options; (d) make any other adjustments or amendments to the outstanding Options; and (e) eliminate all restrictions with respect to Restricted Stock and deliver Shares free of restrictive legends to any Participant.

        11.2    Performance Shares and Performance Units.    Under the circumstances described in Section 11.1, the Administrator may, in its sole discretion, and without obtaining stockholder approval, to the extent permitted in Section 15, provide for payment of outstanding Performance Shares and Performance Units at the maximum award level or any percentage thereof.

        11.3    Definition.    For purposes of the Plan, a "change in control" shall be deemed to have occurred if: (a) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than Bobby G. Stevenson or a trustee or other fiduciary holding securities under an employee benefit plan of the Company or under a trust, the grantor of which is Bobby G. Stevenson, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 33 1/3% of the then outstanding voting stock of the Company; or (b) at any time during any period of three consecutive years (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (c) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

SECTION 12
CONTINUATION OF SERVICES; TRANSFERABILITY

        12.1    Continuation of Services.    Nothing contained in the Plan or in any Award granted under the Plan shall confer upon any Participant any right with respect to the continuation of his or her services as a Service Provider, or interfere in any way with the right of the Company, subject to the terms of any separate employment or consulting agreement to the contrary, at any time to terminate such services or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. Whether an authorized leave of absence, or absence in military or government service, shall constitute a termination of Participant's services as a Service Provider shall be determined by the Administrator at the time of such leave in accordance with then current laws and regulations.

        12.2    Nontransferability.    Except as provided in Section 12.3, no right or interest of any Participant in an Award granted pursuant to the Plan shall be assignable or transferable during the lifetime of the Participant, except (if otherwise permitted under Section 12.4) pursuant to a domestic relations order, either voluntarily or involuntarily, or be subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant's death, a Participant's rights and interests in Options shall, if otherwise permitted under Section 12.4, be transferable by testamentary will or the laws of descent and distribution, and payment of any amounts due under the Plan shall be made to, and exercise of any Options may be made by, the Participant's legal representatives, heirs or legatees. If, in the opinion of the Administrator, a person entitled to payments or to exercise rights with respect to the Plan is disabled from caring for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person's guardian, conservator or other legal personal representative upon furnishing the Administrator with evidence satisfactory to the Administrator of such status. Transfers shall not be deemed to include transfers to the Company or "cashless exercise" procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of Awards consistent with applicable laws and the authorization of the Administrator.

        12.3    Permitted Transfers.    Pursuant to conditions and procedures established by the Administrator from time to time, the Administrator may permit Awards (other than Incentive Stock Options) to be transferred to, exercised by and paid to certain persons or entities related to a Participant, including but not limited to members of the Participant's immediate family, charitable institutions, or trusts or other entities whose beneficiaries or beneficial owners are members of the Participant's immediate family and/or charitable institutions. In the case of initial Awards, at the request of the Participant, the Administrator may permit the naming of the related person or entity as the Award recipient. Any permitted transfer shall be subject to the condition that the Administrator receive evidence satisfactory to it that the transfer is being made for estate and/or tax planning purposes on a gratuitous or donative basis and without consideration (other than nominal consideration).

        12.4    Limitations on Incentive Stock Options.    Notwithstanding anything in this Agreement (or in any Stock Option Agreement evidencing the grant of an Option hereunder) to the contrary, Incentive Stock Options shall be transferable only to the extent permitted by Section 422 of the Internal Revenue Code and the treasury regulations thereunder without affecting the Option's qualification under Section 422 as an Incentive Stock Option.

SECTION 13
GENERAL RESTRICTIONS

        13.1    Investment Representations.    The Company may require any person to whom an Option or other Award is granted, as a condition of exercising such Option or receiving Stock under the Award, to give written assurances in substance and form satisfactory to the Company and its counsel to the effect that such person is acquiring the Stock subject to the Option or the Award for his own account for investment and not with any present intention of selling or otherwise distributing the same, and to such other effects as the Company deems necessary or appropriate in order to comply with federal and applicable state securities laws. Legends evidencing such restrictions may be placed on the certificates evidencing the Stock.

        13.2    Compliance with Securities Laws.    Each Award shall be subject to the requirement that, if at any time counsel to the Company shall determine that the listing, registration or qualification of the Shares subject to such Award upon any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, is necessary as a condition of, or in connection with, the issuance or purchase of Shares thereunder, such Award may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Administrator. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification.

        13.3    Stock Restriction Agreement.    The Administrator may provide that shares of Stock issuable pursuant to an Award shall, under certain conditions, be subject to restrictions whereby the Company has a right of first refusal with respect to such shares or a right or obligation to repurchase all or a portion of such shares, which restrictions may survive a Participant's cessation or termination as a Service Provider.

        13.4    Stockholder Privileges.    No Award Holder shall have any rights as a stockholder with respect to any Shares covered by an Award until the Award Holder becomes the holder of record of such Stock, and no adjustments shall be made for dividends or other distributions or other rights as to which there is a record date preceding the date such Award Holder becomes the holder of record of such Stock, except as provided in Section 4.

SECTION 14
OTHER EMPLOYEE BENEFITS

        The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or the grant or vesting of any other Award shall not constitute "earnings" with respect to which any other benefits of such Participant are determined, including without limitation benefits under any pension, profit sharing, life insurance or salary continuation plan.

SECTION 15
PLAN AMENDMENT, MODIFICATION AND TERMINATION

        The Board may at any time terminate, and from time-to-time may amend or modify, the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the stockholders if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

        No amendment, modification or termination of the Plan shall in any manner adversely affect any Awards theretofore granted under the Plan, without the consent of the Participant holding such Awards.

SECTION 16
WITHHOLDING

        16.1    Withholding Requirement.    The Company's obligations to deliver Shares upon the exercise of an Option, or upon the vesting of any other Award, shall be subject to the Participant's satisfaction of all applicable federal, state and local income and other tax withholding requirements. The Company may defer exercise of an Award unless indemnified by the Participants to the Administrator's satisfaction against the payment of any such amount. Further, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind due to the Participant by the Company.

        16.2    Withholding with Stock.    At the time the Administrator grants an Award, it may, in its sole discretion, grant the Participant an election to pay all such amounts of tax withholding, or any part thereof, by electing to transfer to the Company, or to have the Company withhold from Shares otherwise issuable to the Participant, Shares having a value equal to the amount required to be withheld or such lesser amount as may be elected by the Participant. All elections shall be subject to the approval or disapproval of the Administrator. The value of Shares to be withheld shall be based on the Fair Market Value of the Stock on the date that the amount of tax to be withheld is to be determined (the "Tax Date"). Any such elections by Participants to have Shares withheld for this purpose will be subject to the following restrictions:

          (a)   All elections must be made prior to the Tax Date;

          (b)   All elections shall be irrevocable; and

          (c)   If the Participant is an "officer" or "director" of the Company within the meaning of Section 16 of the Exchange Act, the Participant must satisfy the requirements of such Section 16 and any applicable rules thereunder with respect to the use of Stock to satisfy such tax withholding obligation.

        16.3    Incentive Options.    In the event that an Option Holder makes a disposition (as defined in Section 424(c) of the Internal Revenue Code) of any Stock acquired pursuant to the exercise of an Incentive Stock Option prior to the later of (i) the expiration of two years from the date on which the Incentive Stock Option was granted or (ii) the expiration of one year from the date on which the Option was exercised, the Option Holder shall send written notice to the Company at its principal office (Attention: Corporate Secretary) of the date of such disposition, the number of shares disposed of, the amount of proceeds received from such disposition, and any other information relating to such disposition as the Company may reasonably request. The Option Holder shall, in the event of such a disposition, make appropriate arrangements with the Company to provide for the amount of additional withholding, if any, required by applicable federal and state income tax laws.

SECTION 17
SECTION 162(m) PROVISIONS

        17.1    Limitations.    Notwithstanding any other provision of this Plan, if the Administrator determines at the time any Stock Award or Performance Award is granted to a Participant that such Participant is, or is likely to be at the time he or she recognizes income for federal income tax purposes in connection with such Award, a "covered employee" within the meaning of 162(m)(3) of the Internal Revenue Code, then the Administrator, may provide that this Section 17 is applicable to such Award.

        17.2    Performance Goals.    If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Administrator, which shall be based on the attainment of one or any combination of the following: specified levels of earnings per share from continuing operations, operating income, revenues, gross margin, return on operating assets, return on equity, economic value added, stock price appreciation, total stockholder return (measured in terms of stock price appreciation and dividend growth), or cost control, of the Company or Affiliated Corporation (or any division thereof) for or within which the Participant is primarily employed. Such performance goals also may be based upon the attaining of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. Such performance goals shall be set by the Administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code and the regulations thereunder.

        17.3    Options.    If an Option Award is subject to this Section 17, then the Option Price for each Share covered by the Option shall be not less than the Fair Market Value of the Stock on the date the Option is granted.

        17.4    Adjustments.    Notwithstanding any provision of the Plan other than Sections 5 and 11, with respect to any Award that is subject to this Section 17, the Administrator may not adjust upwards the amount payable pursuant to such Award, nor may it waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

        17.5    Other Restrictions.    The Administrator shall have the power to impose such other restrictions on Awards subject to this Section 17 as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(B) of the Internal Revenue Code or any successor thereto.

SECTION 18
BROKERAGE ARRANGEMENTS

        The Administrator, in its discretion, may enter into arrangements with one or more banks, brokers or other financial institutions to facilitate the exercise of Options or the disposition of Shares acquired upon exercise of Stock Options, including, without limitation, arrangements for the simultaneous exercise of Stock Options and sale of the Shares acquired upon such exercise.

SECTION 19
NONEXCLUSIVITY OF THE PLAN

        Neither the adoption of the Plan by the Board nor the submission of the Plan to stockholders of the Company for approval shall be construed as creating any limitations on the power or authority of the Board to adopt such other or additional incentive or other compensation arrangements of whatever nature as the Board may deem necessary or desirable or preclude or limit the continuation of any other plan, practice or arrangement for the payment of compensation or fringe benefits to Employees or Consultants generally, or to any class or group of Employees or Consultants, which the Company or any Affiliated Corporation now has lawfully put into effect, including, without limitation, any retirement, pension, savings and stock purchase plan, insurance, death and disability benefits and executive short-term incentive plans.

SECTION 20
REQUIREMENTS OF LAW

        20.1    Requirements of Law.    The issuance of Stock and the payment of cash pursuant to the Plan shall be subject to all applicable laws, rules and regulations.

        20.2    Rule 16b-3.    Transactions under the Plan and within the scope of Rule 16b-3 of the Exchange Act are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or any action by the Administrator under the Plan fails to so comply, such provision or action shall, without further action by any person, be deemed to be automatically amended to the extent necessary to effect compliance with Rule 16b-3; provided, however, that if such provision or action cannot be amended to effect such compliance, such provision or action shall be deemed null and void to the extent permitted by law and deemed advisable by the Administrator.

        20.3    Governing Law.    The Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.

SECTION 21
DURATION OF THE PLAN

        No Award shall be granted under the Plan after ten years from the Effective Date; provided, however, that any Award theretofore granted may, and the authority of the Board or the Administrator to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under any such Award shall, extend beyond such date.

Dated: April 27, 2004

CIBER, Inc.
By:	Mac J. Slingerlend President and Chief Executive Officer

APPENDIX C

CIBER, INC.

EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated February 19, 2002)

I.     Purpose

        The CIBER, Inc. Employee Stock Purchase Plan (the "Plan") is intended to provide eligible employees of CIBER, Inc. and its Affiliated Corporations (collectively, the "Company"), with an opportunity to acquire a proprietary interest in the Company through their participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986 (the "Code"). "Affiliated Corporation" means any "subsidiary corporation" (as such term is defined in Section 424(f) of the Code) of CIBER, Inc.

II.    Administration

        (a)    Plan Administrator.    The Plan shall be administered by the board of directors of the Company (the "Board"), which may from time to time delegate all or part of its authority to a committee (the "Committee") composed of at least two members of the Board, all of whom shall be Non-Employee Directors. A Non-Employee Director is a director who meets the definition of Non-Employee Director under Rule 16b-3 of the Securities Exchange Act of 1934 (the "1934"). References herein to the Plan Administrator refer to the Board or, to the extent the Board delegates its authority to the Committee, to the Committee. The Plan Administrator shall have full authority to administer the Plan, and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Section 423 of the Code. The Plan Administrator may delegate to an agent or agents any of its responsibilities under the Plan except its responsibilities to establish the number of shares available for purchase by employees during any purchase period, the maximum and minimum percentage of base compensation to be paid by any single employee for the purchase of stock during any of the periods and its authority to construe and interpret the provisions of the Plan.

        (b)    Actions of Plan Administrator.    All actions taken and all interpretations and determinations made by the Plan Administrator in good faith (including determinations of fair market value) shall be final and binding upon all Participants, the Company and all other interested persons. No member of the Plan Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, and all members of the Plan Administrator shall, in addition to their rights as directors, be fully protected by the Company with respect to any such action, determination or interpretation.

III.  Purchase Periods

        The first purchase period under the Plan shall commence on January 1, 1995, and shall terminate on March 31, 1995. Unless otherwise determined by the Plan Administrator, a purchase period shall commence on the first day of each succeeding calendar quarter and shall terminate on the last day of each such quarter. The Plan Administrator may, from time to time, establish purchase periods with differing commencement dates and durations. In no event, however, shall a purchase period extend beyond 27 months. No two purchase periods shall run concurrently.

IV.    Eligibility and Participation

        (a)   Except as otherwise expressly provided herein, every employee of the Company who, on the commencement date of the purchase period, is employed on a basis which customarily requires not less than 20 hours of service per calendar week is eligible to participate in the Plan during a purchase period.

        (b)   An eligible employee may become a participant in the Plan (a "Participant") for a particular purchase period by completing the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and filing such forms prior to the commencement date of the purchase period with the person designated by the Plan Administrator. No enrollment forms will be accepted from an individual who is not on the active payroll of the Company on the filing date, unless such individual is temporarily off the payroll by reason of illness, vacation, jury duty or other employer-approved absence.

V.     Stock Subject to Plan

        (a)    Common Stock.    The stock which is purchasable by Participants shall be the authorized but unissued or reacquired common stock, par value $.01 per share, of CIBER, Inc. (the "Common Stock"). In order to have shares available for sale under the Plan, the Company may repurchase shares of Common Stock on the open market, issue authorized but unissued stock or otherwise. The maximum number of shares which may be sold to employees during any single purchase period shall be established by the Plan Administrator prior to the beginning of the purchase period; provided however, that the total number of shares which may be sold to employees throughout the entire duration of the Plan shall not exceed 6,750,000 shares (which amount reflects the 1996 and 1998 stock splits in the nature of a dividend, and is subject to further adjustment under subparagraph (b) below).

        (b)    Changes in Capital Structure.    In the event any change is made to the Common Stock purchasable under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend in excess of 10% at any single time, stock split, combination of shares, exchange of shares, changes in corporate structure or otherwise), then appropriate adjustments shall be made to the maximum number of shares purchasable under the Plan, the maximum number of shares purchasable under any right to purchase stock outstanding under the Plan, and the number of shares and price per share of stock subject to rights to purchase stock outstanding under the Plan.

VI.   Purchase of Common Stock

        (a)    Right to Purchase.    An eligible employee who becomes a Participant for a particular purchase period shall have the right, as of the beginning of the purchase period, to purchase Common Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions, not inconsistent with the Plan, as the Plan Administrator may deem advisable.

        (b)    Purchase Price Per Share.    Except as provided in Section VI(j), the purchase price per share shall be eighty-five percent (85%) of the fair market value of a share of Common Stock on the commencement date of the purchase period. If the Common Stock is listed on a national stock exchange or national market system, the fair market value of a share of Common Stock on any date shall be the officially-quoted closing sales price (or the closing bid, if no sales were reported) on such exchange or system on the date in question. If the Common Stock is not traded publicly, the fair market value of a share of Common Stock on any date shall be determined, in good faith, by the Plan Administrator after consultation with outside legal, accounting or other experts as the Plan Administrator may deem advisable, and the Plan Administrator shall maintain a written record of its method of determining such value.

        (c)    Total Purchase Price.    Each Participant shall, for any purchase period, have the right to purchase Common Stock with a total purchase price equal to a designated percentage of the Participant's Compensation. A Participant's "Compensation" for a particular purchase period shall be the amount of the Participant's base salary or wages, overtime pay and, at the election of the Participant, bonuses and other incentive payments, that are payable to the Participant at any time or from time to time during the purchase period. Each Participant shall designate in his or her purchase agreement the whole percentage of his or her Compensation the Participant wishes to pay for the purchase of stock for the particular purchase period, subject to the provisions set forth below which shall be uniformly applied to all Participants in a particular purchase period:

            (i)  The maximum percentage of a Participant's Compensation which may be paid for the purchase of stock in a particular purchase period shall be ten percent (10%); provided, however, that the Plan Administrator shall establish prior to the beginning of the purchase period a maximum number of shares (subject to adjustment under Section V(b)) that may be purchased during the purchase period by each Participant.

           (ii)  The minimum percentage of a Participant's Compensation which may be paid for the purchase of stock in a particular purchase period shall be one percent (1%).

          (iii)  No right to purchase shares under the Plan shall be granted to an employee if such employee would, immediately after the grant, own stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of CIBER, Inc. or any Affiliated Corporation. An employee's stock ownership shall be determined under Section 424(d) of the Code and stock which an employee may purchase under any outstanding options shall be treated as stock owned by the employee.

Notwithstanding the provisions of paragraphs (i) and (ii), above, the Plan Administrator may, in its discretion, establish any other maximum and minimum percentages of Compensation to be paid for stock under the Plan.

        (d)    Allocation of Available Shares.    Should the total number of shares of Common Stock which may be purchased under the purchase agreements of all Participants for a particular purchase period exceed the number of shares available for sale under the Plan, then the Plan Administrator shall make a pro rata allocation of the available shares and shall notify each Participant of such allocation.

        (e)    Payment.    Payment of the purchase price for stock under the Plan shall be effected by means of payroll deductions, which shall begin with the first pay period, the payment date for which occurs coincident with or immediately following the commencement date of the relevant purchase period and shall terminate with the last pay period the payment date for which occurs on or prior to the last day of the purchase period. Each payroll deduction shall be an amount equal to the percentage of the Compensation included in that payroll payment that was designated by the Participant in the Participant's purchase agreement (subject to termination as provided in Section VI(f)).

        (f)    Termination of Right to Purchase.    A Participant may, at any time on or before 15 days prior to the last day of the purchase period, terminate his or her right to purchase stock under the Plan by filing the prescribed notification form with the Plan Administrator or its delegate. Any amounts deducted from the Participant's pay or otherwise collected from the Participant by reason of his or her participation in the Plan for such purchase period shall be refunded following the end of the purchase period, and no further amounts will be collected from the Participant (by payroll deduction or otherwise) during the remainder of the purchase period. A Participant's termination of his or her right to purchase shall be irrevocable with respect to the purchase period to which it pertains.

        (g)    Change of Compensation Percentage.    Except as set forth in Section VI(f), a Participant may not reduce or increase the percentage of the Participant's Compensation to be paid for shares of Common Stock under the Participant's purchase agreement during a purchase period.

        (h)    Termination of Employment.    If a Participant ceases to be an employee of the Company for any reason (including death or retirement) during a purchase period, the Participant or the Participant's personal representative shall receive a cash refund of all sums previously collected from the Participant during the purchase period, as well as any sums carried over from a prior purchase period.

        (i)    Exercise.    Each right to purchase stock under the Plan other than a right to purchase stock which has been accelerated under the Plan or which has been previously terminated under the Plan shall be exercised automatically on the last day of the purchase period for the number of whole shares obtained by dividing the sum on deposit from the Participant (and not refunded) by the purchase price per share determined under Section VI(j), but in no event shall any right to purchase stock under the Plan be exercised for more than the specified number of shares, if any, (subject to adjustment under Section V(b)) established by the Plan Administrator pursuant to Section VI(c)(i) prior to the beginning of the purchase period, and the balance shall be at the sole option of the Company promptly refunded or left on deposit for the ensuing quarterly period, and in any case refunded after termination. For example, if a Participant has $100.00 on account and the Company's stock price pursuant to this paragraph is determined to be $9.00 then eleven (11) shares will be issued (11 × $9.00) and $1.00 will be left on deposit or refunded as herein stated. Promptly after the date of exercise of any right to purchase stock under the Plan, the Participant, or his or her nominee, shall receive, at the Company's sole option, a physical certificate, an electronic deposit, or such other evidence of ownership of the purchased shares as the Plan Administrator determines is reasonable. No more than one certificate or deposit shall be issued or made pursuant to the exercise of any right to purchase stock under the Plan.

        (j)    Reduction of Purchase Price.    If the fair market value of a share of Common Stock on the last day of the purchase period is less than the fair market value of such share on the commencement date of the purchase period, then the purchase price per share under the Plan on the last day of the purchase period shall be reduced to 85 percent (85%) of the fair market value of such share on the last day of the purchase period.

        (k)    Rights as Stockholder.    A Participant shall have no rights as a stockholder with respect to shares subject to a right to purchase stock granted under the Plan until such right to purchase is exercised. No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the date of exercise.

        (l)    Assignability.    No right to purchase stock granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of the descent and distribution, and during the lifetime of the Participant such rights to purchase stock shall be exercisable only by the Participant.

        (m)    Accrual Limitations.    No Participant shall be entitled to accrue rights to purchase stock under this Plan which, when aggregated with purchase rights accruable by him under other qualified employee stock purchase plans (within the meaning of Section 423 of the Code) of the Company, would permit such Participant to purchase more than $25,000 worth of Common Stock (determined on the basis of the fair market value of such Common Stock on the date the Participant accrues purchase rights under the Plan) for each calendar year such purchase rights are at any time outstanding.

        (n)    Merger or Liquidation of Company.    In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of sale, merger, reorganization or liquidation, each Participant may, at the election of the Plan Administrator, either:

              (i)  receive a stock certificate for the number of shares of Common Stock paid for pursuant to payroll deductions made on behalf of the Participant during the purchase period up to the day prior to the date of such transaction; or

             (ii)  receive a cash refund of all sums previously collected from the Participant during the purchase period.

        (o)    No Interest.    No interest shall be paid on any monies refunded to Participants pursuant to the provisions of this Plan.

        (p)    Withholding.    The Company may withhold, or require a Participant to make other satisfactory arrangements for the payment of, any taxes required by any law or regulation of any governmental authority, whether federal, state or local, in connection with the purchase of stock under the Plan or the sale of such stock that is not held for at least two years after the beginning of the purchase period during which the stock was purchased. Such withholding may include all or any portion of any payment or other compensation payable to the Participant, unless the Participant reimburses the Company for such amount.

        (q)    Notice of Disposition.    Each Participant shall notify the Company in writing if the Participant disposes of any of the shares purchased pursuant to this Plan if such disposition occurs within two years from the first day of the purchase period in which such shares were purchased or within one year from the date on which the shares were purchased (the "Notice Period"). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company's transfer agent to notify the Company of any transfer of the shares. The obligation of the Participant to provide such notice shall continue notwithstanding the placement of any legend on the certificates.

VII. Amendment

        The Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect rights and obligations with respect to rights to purchase stock at the time outstanding under the Plan; and provided, further, that no such action of the Board may, without the approval of the stockholders of the Company, increase the number of shares subject to the Plan or the maximum number of shares for which a right to purchase stock under the Plan may be exercised (unless necessary to effect the adjustments required by Section V(b)), extend the term of the Plan, alter the per share purchase price formula so as to reduce the purchase price per share specified in the Plan, otherwise materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan. Furthermore, the Plan may not, without the approval of the stockholders of the Company, be amended in any manner which will cause the Plan to fail to meet the requirements of an "employee stock purchase plan" under Section 423 of the Code.

VIII.   Effective Date

        This Plan was originally approved by the Board and became effective on January 1, 1995, and was approved by the stockholders of CIBER, Inc. on October 31, 1994. The Plan is hereby amended and restated effective as of February 19, 2002 and was previously amended and restated effective on February 11, 1998, and subsequently amended effective October 7, 1998 and May 10, 2001.

CIBER, Inc.
By:	/s/ MAC J. SLINGERLEND Mac J. Slingerlend President/Chief Executive Officer

CIBER, Inc. 5251 DTC Parkway, Suite 1400, Greenwood Village, Colorado 80111

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

  1.
  Vote by Internet

  2.
  Vote by Phone

  3.
  Vote by mailing your Proxy in the enclosed envelope.

Vote by Internet—www.ciber.com/cbr/annualmeeting

        Your Internet vote is quick, convenient and your vote is immediately submitted. Just follow these easy steps:

  1.
  Read the accompanying Proxy Statement

  2.
  Have the proxy card in hand and go to the website indicated above.

  3.
  Follow the instructions on the screen.

Please note that all votes cast by Internet must be submitted prior to 11:59 p.m., April 26, 2004. Your Internet vote authorizes the named Proxies to vote your shares to the same extent as if you marked, signed, dated and returned the Proxy card.

If you vote by Internet, please do not return your Proxy by mail.

Vote by Telephone—1-800-690-6903

        Your telephone vote is quick, easy and immediate. Just follow these easy steps:

  1.
  Read the accompanying Proxy Statement.

  2.
  Have the proxy card in hand and call the number.

  3.
  Follow the simple recorded instructions.

Please note that all votes cast by telephone must be submitted prior to11:59 p.m., April 26, 2004. Your telephone vote authorizes the named Proxies to vote your shares to the same extent as if you marked, signed, dated and returned the Proxy card.

If you vote by Telephone, please do not return your Proxy by mail.

Vote by Mail

        Mark, sign and date your proxy card and return it in the postage paid envelope we have provided, or return it to CIBER, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Thank you for your vote.

        The undersigned hereby appoints Bobby G. Stevenson and Mac J. Slingerlend, or either of them, with full power of substitution, as attorneys in fact agents and Proxies (the "Proxies") to vote on behalf of the undersigned all shares of common stock, $.01 par value, of CIBER, Inc. (the "Company"), that the undersigned is entitled to vote at the 2004 Annual Meeting of Stockholders (the "Meeting"), to be held in the Second Floor Conference Room of CIBER's corporate headquarters located at 5251 DTC Parkway, Greenwood Village, Colorado 80111 and on the Internet at www.ciber.com/cbr/annualmeeting, on Tuesday, April 27, 2004 at 9:30 a.m. Mountain Daylight Time, and at any and all adjournments or postponements thereof, as follows:

  1.
  The Board of Directors recommends a vote "FOR ALL" of the incumbent Directors listed below:

    The election of the following nominees for Class I directors:

      01–Bobby G. Stevenson
      02–Peter H. Cheesbrough
      03–James C. Spira

For All (entire class)	Withhold All (entire class)	For All Except

Instructions: To withhold your vote for an individual nominee, mark FOR ALL EXCEPT above and write the nominee's number on the line above.

  2.
  The Board of Directors recommends a vote "FOR" adoption of the CIBER, Inc. 2004 Incentive Plan to replace (1) the CIBER Inc. Equity Incentive Plan which expired on January 31, 2004; (2) the CIBER, Inc. Non-Employee Director Stock Option Plan, which expired on January 31, 2004 and (3) the Non-Employee Director Compensation Plan, which has no expiration date; and, as part of this proposal, to authorize 5,000,000 shares of Common Stock for issuance under the plan.

For	Against	Abstain
  3.
  The Board of Directors recommends a vote "FOR" amendment of the CIBER Employee Stock Purchase Plan to increase the number of shares of Common Stock authorized for issuance under the plan from a total of 6,750,000 to 8,750,000 shares, or 2,000,000 shares.

For	Against	Abstain

In their discretion, such Proxies are authorized to vote upon such other business as may properly come before the Meeting or any adjournments or postponements thereof.

(BACK)

        This Proxy will be voted as directed, but if no instructions are specified and authority to vote for a director nominee is not marked WITHHOLD ALL or FOR ALL EXCEPT, or AGAINST approval OR ABSTAIN with respect to the CIBER, Inc. 2004 Equity Incentive Plan or AGAINST approval OR ABSTAIN with respect to the authorization of additional shares for the CIBER Employee Stock Purchase Plan then you are deemed to grant authority to vote for the election of such nominee(s) and for the CIBER, Inc. 2004 Equity Incentive Plan and the increase in shares authorized for the Employee Stock Purchase Plan. If any other business is presented at such meeting, this Proxy will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the meeting. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Should the undersigned attend and elect to vote at the either the physical or electronic meeting, or at any adjournments or postponements thereof, and after notification to the Secretary of the Company of the stockholder's decision to terminate this Proxy or by selecting the "withdraw Proxy" option on the Company's annual meeting website, the power of the Proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this Proxy by filing a subsequently dated Proxy or by notifying the Secretary of the Company of his or her decision to terminate this Proxy prior to final tabulation of the vote. (Revocation procedures are described on Page 4 of the Company's 2004 Proxy Statement.) The undersigned acknowledges receipt from the Company prior to the execution of this Proxy of the notice of the meeting and a Proxy statement.

Signature	Dated	, 2004
Signature	Dated	, 2004
Joint Owner(s)
Please sign exactly as your name appears on your stock account. When signing as attorney, executor, administrator, agent, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign. If signing on behalf of a corporation, the corporate name should be indicated and a corporate office should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY USING THE ENCLOSED POSTAGE PREPAID ENVELOPE. IF YOU VOTE BY TELEPHONE OR INTERNET PLEASE DO NOT RETURN YOUR PROXY BY MAIL

QuickLinks

NOTICE OF THE 2004 ANNUAL MEETING OF STOCKHOLDERS
ANNUAL MEETING INFORMATION
AGENDA
VOTING RIGHTS AND SOLICITATION OF PROXIES
DEADLINE FOR STOCKHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
PROPOSAL No. 1—ELECTION OF DIRECTORS
TEXT OF PROPOSAL NO. 1—ELECTION OF DIRECTORS
DIRECTORS AND EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CORPORATE GOVERNANCE PRACTICES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION OF DIRECTORS
EXECUTIVE COMPENSATION
BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PROPOSAL No. 2—Approval of CIBER, INC. 2004 INCENTIVE PLAN
SUMMARY DESCRIPTION OF THE 2004 PLAN
PROPOSAL No. 3—AMENDMENT OF THE EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE PLAN BY 2,000,000 SHARES
TEXT OF PROPOSED AMENDMENT TO CIBER'S ESP PLAN
SUMMARY DESCRIPTION OF THE ESP PLAN
INDEPENDENT PUBLIC ACCOUNTANTS
ANNUAL REPORT TO STOCKHOLDERS, MANAGEMENT'S DISCUSSION AND ANALYSIS AND AUDITED FINANCIAL STATEMENTS
ELECTRONIC ACCESS TO SEC REPORTS ON THE COMPANY WEBSITE And ELECTRONIC DELIVERY OF 2004 PROXY STATEMENT
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
FACTORS THAT MAY AFFECT FUTURE RESULTS OR THE MARKET PRICE OF OUR STOCK
Quantitative and Qualitative Disclosures About Market Risk
Independent Auditors' Report
CIBER, Inc. and Subsidiaries Consolidated Statements of Operations
CIBER, Inc. and Subsidiaries Consolidated Balance Sheets
CIBER, Inc. and Subsidiaries Consolidated Statements of Shareholders' Equity
CIBER, Inc. and Subsidiaries Consolidated Statements of Cash Flows
CIBER, Inc. and Subsidiaries Notes to Consolidated Financial Statements (Dollar amounts in thousands, except per share amounts)
Appendix A
APPENDIX B
APPENDIX C